                                 [KADANT LOGO]

                             INFORMATION STATEMENT

                               ----------------

               Distribution of 11,125,496 Shares of Common Stock
                 and Associated Preferred Stock Purchase Rights

   Thermo Electron Corporation is furnishing this information statement to its stockholders in connection with the distribution by Thermo Electron of approximately 11,125,496 shares of our common stock, together with associated preferred stock purchase rights, to the holders of record of shares of Thermo Electron's common stock on July 30, 2001, the record date. As of the date of this information statement, Thermo Electron owned approximately 91% of the outstanding shares of our common stock. Upon completion of the distribution Thermo Electron will not own any shares of our common stock.

   We expect Thermo Electron to effect the distribution on August 8, 2001, at which time Thermo Electron will distribute .0612 of a share of our common stock, together with the associated preferred stock purchase rights, as a dividend on each share of Thermo Electron common stock outstanding on the record date. The principal terms of our preferred stock purchase rights are described below under the caption "Description of Capital Stock--Stockholder Rights Plan." Where appropriate, references in this information statement to our common stock include the associated preferred stock purchase rights.

   You will not be required to pay for the shares of our common stock that you receive in the distribution, nor will you be required to surrender or exchange any of your shares of Thermo Electron common stock therefor. In February 2001, Thermo Electron received a ruling from the Internal Revenue Service to the effect that you will not recognize income, gain or loss for federal income tax purposes in connection with the distribution, except with respect to cash you receive in lieu of fractional shares of our common stock in the distribution and shares of our common stock that you receive in the distribution that were acquired by Thermo Electron in the past five years in transactions in which any gain or loss was recognized. See "The Distribution--Material United States Federal Income Tax Consequences of the Distribution." Neither we nor Thermo Electron will receive any cash or other proceeds from the distribution.

   Our common stock is traded on The American Stock Exchange under the symbol "KAI." On August 2, 2001, the last reported sale price for our common stock was $13.89 per share. Initially, our preferred stock purchase rights will attach to and trade with our common stock.

                               ----------------

   In reviewing this information statement, you should carefully consider the matters described under the caption "Risk Factors" beginning on page 8.

   The distribution does not require the vote of Thermo Electron stockholders. Thermo Electron is not asking you for a proxy.

   Neither the Securities and Exchange Commission nor any state securities regulator has approved or disapproved of these securities or passed upon the adequacy or accuracy of this information statement. Any representation to the contrary is a criminal offense.

                               ----------------

           The date of this information statement is August 6, 2001.

   You should rely only on the information contained in this information statement. Neither we nor Thermo Electron has authorized anyone to provide you with information different from that contained in this information statement. Neither we nor Thermo Electron is offering to sell, or soliciting offers to buy, any securities. The information contained in this information statement may only be accurate as of the date set forth on the cover, regardless of the time of delivery of this information statement. This information statement also presents information concerning Thermo Electron that Thermo Electron believes to be accurate as of the date set forth on the cover. Neither we nor Thermo Electron intend to update the information set forth in this information statement, except in the course of fulfilling our respective normal public reporting and disclosure obligations.

                               TABLE OF CONTENTS

SPECIAL NOTE ABOUT FORWARD-LOOKING STATEMENTS.............................  (ii)
ADDITIONAL INFORMATION....................................................  (ii)
SUMMARY...................................................................    1
RISK FACTORS..............................................................    8
 Risks Related to Our Business............................................    8
 Risks Related to the Distribution........................................   11
BUSINESS..................................................................   14
 General..................................................................   14
 Strategy.................................................................   14
 Pulp and Papermaking Equipment and Systems...............................   15
 Composite and Fiber-based Products.......................................   21
 Acquisitions.............................................................   24
 Marketing and Sales......................................................   25
 Raw Materials............................................................   25
 Competition..............................................................   25
 Patents, Licenses and Trademarks.........................................   26
 Facilities...............................................................   26
 Personnel................................................................   27
MANAGEMENT................................................................   28
 Executive Officers and Directors.........................................   28
 Committees of the Board of Directors.....................................   29
SELECTED FINANCIAL DATA...................................................   30
MANAGEMENT'S DISCUSSION AND ANALYSIS OF FINANCIAL CONDITION AND RESULTS OF
 OPERATIONS...............................................................   31
 Overview.................................................................   31
 Results of Operations....................................................   33
 Liquidity and Capital Resources..........................................   37
CAPITALIZATION............................................................   39
THE DISTRIBUTION..........................................................   40
 Background and Reasons for the Distribution..............................   40
 Manner of Effecting the Distribution.....................................   42
 Accounting Treatment of the Distribution.................................   43
 Material United States Federal Income Tax Consequences of the
  Distribution............................................................   43
 Treatment of Thermo Electron Options Held by Our Employees...............   45
 Relationship with Thermo Electron After the Distribution.................   46
RELATIONSHIP AND POTENTIAL CONFLICTS OF INTEREST WITH THERMO ELECTRON AND
 RELATED PARTIES .........................................................   48
 General..................................................................   48
 Agreements Relating to the Distribution..................................   48
 Other Agreements.........................................................   48
DESCRIPTION OF CAPITAL STOCK..............................................   51
 Common Stock.............................................................   51
 Preferred Stock..........................................................   51
 Delaware Law and Our Charter and By-Laws Provisions; Anti-Takeover
  Effects.................................................................   52
 Stockholder Rights Plan..................................................   53
 Dividends................................................................   55
 Transfer Agent and Registrar.............................................   55
EXPERTS...................................................................   56
Index to Consolidated Financial Statements................................  F-1
Annex A--Sample Form of Information Statement to be Provided to Internal
 Revenue Service by Stockholders..........................................  A-1

                               ----------------

   This information statement contains registered trademarks and trade names of Thermo Electron and Kadant. This information statement also contains registered trademarks and trade names of other companies.

                                      (i)

                 SPECIAL NOTE ABOUT FORWARD-LOOKING STATEMENTS

   This information statement and the documents that we incorporate by reference in this information statement include statements that are subject to risks and uncertainties and are based on the beliefs and assumptions of our management, based on information currently available to our management. When we use words such as "believes," "expects," "anticipates," "intends," "plans," "estimates," "should," "likely," "will" or similar expressions, we are making forward-looking statements. Forward-looking statements include the information concerning possible or assumed future results of our operations set forth under "Summary," "Risk Factors," "The Distribution--Background and Reasons for the Distribution," "Management's Discussion and Analysis of Financial Condition and Results of Operations," "Business" and "Relationship and Potential Conflicts of Interest with Thermo Electron and Related Parties" and the consolidated financial statements that we have included in this information statement.

   Forward-looking statements are not guarantees of performance. They involve risks, uncertainties and assumptions. Our future results of operations may differ materially from those expressed in the forward-looking statements. Many of the important factors that will determine these results and values are beyond our ability to control or predict. You should not put undue reliance on any forward-looking statements. For a discussion of important factors that may cause our actual results to differ materially from those suggested by the forward-looking statements, you should read carefully the section of this information statement captioned "Risk Factors" that starts on page 8.

                             ADDITIONAL INFORMATION

   We are subject to the informational and reporting requirements of Sections 13(a), 13(c), 14 and 15(d) of the Securities Exchange Act of 1934, as amended, and in accordance therewith file reports, proxy statements and other information with the Securities and Exchange Commission. You may read and copy any document we file at the Commission's public reference rooms in Washington, D.C., New York, New York and Chicago, Illinois. Please call the Commission at 1-800-SEC-0330 for further information on the public reference rooms. Our Commission filings are also available to the public at the Commission's Web site at www.sec.gov.

   The following documents, which are on file with the Commission, are incorporated in this information statement by reference:

  (1)  Our Annual Report on Form 10-K for the fiscal year ended December 30,
       2000.

  (2)  Our Quarterly Report on Form 10-Q for the quarter ended March 31,
       2001.

  (3) Our Proxy Statement dated April 18, 2001, containing a description of our common stock and preferred stock purchase rights.

  (4) Our Current Reports on Form 8-K dated June 19, 2001, July 12, 2001, July 17, 2001, July 20, 2001 and August 6, 2001.

   All reports or proxy statements that we file pursuant to Sections 13(a), 13(c), 14 and 15(d) of the Exchange Act subsequent to the date of this information statement shall also be deemed to be incorporated by reference in this information statement and to be a part hereof from the respective dates of filing of such documents.

                                      (ii)

                                    SUMMARY

   This summary highlights selected information from this information statement and may not contain all of the information concerning our company and the distribution of our common stock to Thermo Electron stockholders. To better understand our company and the distribution of our common stock to Thermo Electron stockholders, you should read this entire information statement carefully, including the documents that we have incorporated by reference in this information statement and the documents to which we have referred you. All share and per share data in this information statement give effect to the reverse split of our common stock that we effected on July 12, 2001, pursuant to which each five shares of our common stock then outstanding were converted into one share of common stock. This information statement also reflects the distribution to holders of our common stock of one preferred stock purchase right for each share of common stock held, which occurred on August 6, 2001, pursuant to our rights plan. Our fiscal year ends the Saturday nearest December
31. Unless the context suggests otherwise, references in this information statement to 2000, 1999, 1998, 1997 and 1996 are to our fiscal years ended December 30, 2000, January 1, 2000, January 2, 1999, January 3, 1998 and December 28, 1996, respectively.

                                  The Company

   We are a leading designer and manufacturer of stock-preparation systems and equipment, papermaking machine accessories and water-management systems for the pulp and paper industry. Our principal products for the pulp and paper industry include:

  . custom-engineered systems and equipment for the conversion of waste paper into recycled paper;

  . accessory equipment and related consumables for the efficient operation of papermaking machines; and

  . water-management systems for the continuous cleaning of papermaking machine fabrics and the draining, purifying and recycling of process water for paper sheet and web formation.

   We have been in operation for more than 100 years and have a large, stable customer base that includes most paper manufacturers in the world. Our products and systems can be found in most of the world's pulp and paper mills. We also have one of the largest installed bases of equipment in the pulp and paper industry, which provides us with a stable high margin spare parts and consumables business. We currently manufacture our products for the pulp and paper industry in six countries in Europe and North America and license certain of our products for manufacture in South America and the Pacific Rim.

   In addition, we manufacture and market composite and fiber-based products, including composite building products. Composite building products, which are made of papermaking byproducts and reclaimed plastic, are sold into the emerging alternative lumber products market. We have established an approximately 90,000 square foot manufacturing facility in Green Bay, Wisconsin to produce our composite building products and have begun selling them for such applications as soundwalls, privacy fencing, decking and roof tiles. Composite building products have an attractive appearance and offer significant advantages over traditional pressure-treated wood products. Our composite building products are resistant to moisture and do not possess many of the functional and practical disadvantages common to pressure-treated wood products such as susceptibility to splitting, warping, rotting and insect infestation. In addition, our composite building products do not require the ongoing maintenance typically associated with traditional pressure-treated wood products.

   We pioneered many of the technical advances in the pulp and paper industry over the last 50 years, including the first pressure screen, the first counter current washer, the first doctor blades manufactured with synthetic material and the first double doctor system. Some of our more recent product innovations include:

  . Screen One, a three-in-one screening system that saves significant floor space, reduces installation cost and increases output and pulp cleanliness;

  . Fibernet, a high efficiency screen that facilitates the recovery of usable fiber from the waste stream of the paper mill; and

  . V.I.D.(R), our patented formation system, which greatly increases sheet properties.

Strategy

   Our objective is to strengthen our position as a leading designer and manufacturer of pulp and papermaking equipment and systems and to increase our presence in the growing composite building products industry. To achieve these goals, we intend to implement the following strategy:

   Develop innovative products and technologies. With a reputation as an innovator within the pulp and paper industry, we intend to use our state-of-the-art research facilities to develop new products and technologies. For example, we have developed screening and forming technologies that provide innovative solutions for the papermaking process. In addition, we intend to leverage on our technical expertise to develop applications and products for high-growth markets such as composite building products.

   Leverage our installed base. We have one of the largest installed bases in the industry, having supplied the pulp and paper industry for over 100 years. We intend to continue to leverage this base by:

  . increasing our spare parts and consumables business by providing superior service and reliable products; and

  . developing retrofit products to improve the performance of equipment we have already installed in the field.

   Leverage our reputation as a reliable worldwide distributor. Because of its high asset intensity, the pulp and paper industry is generally risk averse and favors well-established companies with reputations for quality products and service. Consequently, it is very difficult for a new supplier or technology to gain acceptance from the industry. We view our longstanding reputation as a dependable supplier of quality products and our ability to effectively distribute products to the pulp and paper industry worldwide as a competitive advantage. We intend to leverage our distribution network to sell new products and technology throughout the world.

   Build on our strong international presence. We intend to continue to build on our strong international position to capitalize on the increasing demand for paper products in developing nations such as China and Brazil.

   Grow our business through targeted acquisitions. We have a history of completing successful acquisitions. Through our strong cash position, we intend to continue to make targeted acquisitions of complementary technologies and businesses. See "Business--Acquisitions."

Recent Developments

   On July 19, 2001, we announced:

  .  our results for the second quarter of 2001;

  . our estimated revenues and earnings for the third quarter of 2001, the full year 2001 and the full year 2002; and

  . the estimated revenues for our composite building products business for the third quarter of 2001, the fourth quarter of 2001, the full year 2001 and the full year 2002.

   We reported net income of $2.4 million, or $.20 per diluted share, for the second quarter of 2001, compared with $3.9 million, or $.32 per diluted share, for the second quarter of 2000. We reported revenues for the second quarter of 2001 of $56.7 million, compared with $60.6 million for the second quarter of 2000. Financial results for the second quarters of 2001 and 2000 are unaudited.

   For the third quarter of 2001, we announced that we expect our earnings to be in the range of $.15 to $.20 per share, and our revenues to be between $55 and $60 million. We also announced that we expect revenues from our composite building products business for each of the third and fourth quarters of 2001 to be between $300,000 and $500,000.

   For 2001, we announced that we expect our earnings to be in the range of $.80 to $.90 per share, and our revenues to be between $225 and $230 million, including just below $2 million from sales of our composite building products.

   For 2002, we announced that we expect our earnings to be in the range of $.90 to $1.05 per share, and our revenues to be between $225 and $230 million, including between $4 and $6 million from sales of our composite building products.

Corporate information

   Prior to our incorporation, we operated as a division of Thermo Electron. We were incorporated in Delaware in November 1991 as a wholly owned subsidiary of Thermo Electron. We conducted an initial public offering of our common stock in November 1992 and became a majority-owned subsidiary of Thermo Electron. In July 2001, we changed our name from Thermo Fibertek Inc. to Kadant Inc. Our principal executive offices are located at 245 Winter Street, Suite 300, Waltham, Massachusetts 02451, and our telephone number is (781) 370-1650.

               Summary Consolidated and Pro Forma Financial Data

   The following table sets forth summary consolidated and certain unaudited pro forma financial data for our company. The consolidated financial data set forth below for each of the fiscal years in the three-year period ended December 30, 2000 are derived from our audited consolidated financial statements, which are included elsewhere in this information statement. The consolidated financial data set forth below for the three months ended April 1, 2000 and March 31, 2001 have been derived from our unaudited consolidated financial statements included elsewhere in this information statement. The unaudited pro forma financial data set forth below are based on our consolidated financial statements, which are included elsewhere in this information statement.

                                    Fiscal year            Three months ended
                             ----------------------------  -------------------
                                                           April 1,  March 31,
                               1998      1999      2000      2000      2001
                             --------  --------  --------  --------  ---------
                               (In thousands, except percentages and per
                                            share amounts)
Statement of Income Data:
 (1)
Revenues...................  $247,426  $228,036  $234,913  $ 57,922  $ 58,900
Gross profit margin........        40%       41%       38%       40%       39%
Operating income...........    30,348    29,522    23,420     5,621     5,056
Net income (2).............    17,995    17,778    15,142     2,690     3,129
Diluted earnings per share
 (2)(3)....................      1.44      1.44      1.23      0.22      0.25
Other Financial Data:
Adjusted EBITDA (4)........  $ 38,304  $ 33,448  $ 30,754  $  8,021  $  7,437
Balance Sheet and Cash Flow
 Data:
Cash and cash equivalents,
 advance to affiliates and
 available-for-sale
 investments...............  $163,678  $179,439  $154,302  $173,214  $156,491(5)
Total assets...............   427,100   442,577   414,215   436,680   416,557
Net debt (6)...............    43,123    24,451    17,936    32,337    15,566
Cash flow provided by (used
 in) operations............    31,937    17,205    18,438      (380)    2,111
Certain Unaudited Pro Forma
 Data: (7)
Revenues...................  $227,913  $226,234  $234,913  $ 57,922  $ 58,900
Adjusted EBITDA (4)........    35,571    32,991    30,754     8,021     7,437
Net income.................    16,126    14,512    14,804     3,560     3,129
Diluted earnings per share
 (3).......................      1.29      1.18      1.20      0.29      0.25

--------
(1) Amounts include the results of our composite building products business, NEXT Fiber Products Inc., which was organized in October 1999 and is still in the startup phase. NEXT Fiber Products had operating losses of $0.2 million, $2.4 million, $0.4 million and $0.6 million in 1999, 2000, the three months ended April 1, 2000 and the three months ended March 31, 2001, respectively. NEXT Fiber Products had net losses of $41,000, $1.0 million, $0.1 million and $0.3 million in 1999, 2000, the three months ended April 1, 2000 and the three months ended March 31, 2001, respectively.

(2) Includes the cumulative effect of a change in accounting principle of $0.9 million, net of income taxes of $0.6 million ($.07 per share) in 2000 and the three months ended April 1, 2000.

(3) Restated to reflect our one-for-five reverse stock split, effective July 12, 2001.

(4) Adjusted EBITDA, or earnings before interest, income taxes, depreciation, amortization, restructuring and unusual items, and gain on the sale of business and property, is presented because it is a widely accepted indicator used by certain investors and analysts to compare and analyze companies on the basis of operating performance. We believe a presentation of earnings before these items may enhance an investor's comparison of competitor companies that have historically used different methods of accounting for business combinations. Adjusted EBITDA is not intended to represent cash flows for the period, nor is it presented as an alternative to operating income or an indicator of operating performance. It should not be considered in isolation or as a substitute for measures of performance prepared in accordance with accounting principles generally accepted in the United States (GAAP). Disclosure regarding cash flows from operating, investing and financing transactions is presented in "Management's Discussion and Analysis of Financial Condition and Results of Operations." Further, Adjusted EBITDA is not indicative of operating income or cash flow from operations as determined under GAAP. Items excluded from Adjusted EBITDA are significant components in understanding and assessing financial performance. Our method of computation may or may not be comparable to other similarly titled measures of other companies.

(5) At March 31, 2001, cash and cash equivalents, advance to affiliates and available-for-sale investments consisted of $133.6 million in cash and cash equivalents, $3.8 million in advance to affiliates and $19.1 million in available-for-sale investments.

(6) Calculated as total common stock of subsidiary subject to redemption, and long- and short-term debt, net of cash and cash equivalents, advances to affiliates, and available-for-sale investments.

(7) This unaudited financial data has been presented on a pro forma basis to exclude the results of our Thermo Wisconsin, Inc. subsidiary, which was sold in February 1999, restructuring and unusual items, gain on sale of business and property, and the cumulative effect of Securities and Exchange Commission Staff Accounting Bulletin No. 101, "Revenue Recognition in Financial Statements," which became effective as of January 2, 2000.

                                The Distribution

 Distributing company........  Thermo Electron Corporation, a Delaware corporation. As used in this information
                               statement, the term "Thermo Electron" includes
                               Thermo Electron Corporation and its wholly owned
                               and majority-owned subsidiaries, other than our
                               company and our subsidiaries, as of the relevant
                               date, unless the context otherwise requires.
 Distributed company.........  Kadant Inc., a Delaware corporation. As used in this information statement, the terms "Kadant,"
                               "we," "our," "us" and similar terms include
                               Kadant Inc. and our wholly owned and majority-
                               owned subsidiaries, as of the relevant date,
                               unless the context otherwise requires.
 Distributed shares..........  Approximately 11,125,496 shares of our common stock, which constituted approximately 91% of
                               our common stock outstanding on the date of this
                               information statement. This number of shares
                               will be reduced to the extent that cash payments
                               are made in lieu of the issuance of fractional
                               shares of our common stock.
 Record date.................  July 30, 2001.
 Distribution date...........  August 8, 2001.
 Distribution................  On the distribution date, the distribution agent identified below will begin distributing
                               certificates representing our common stock to
                               Thermo Electron stockholders. You will not be
                               required to make any payment or take any other
                               action to receive shares of our common stock.
                               The shares of our common stock distributed to
                               you will be freely transferable unless you are
                               one of our affiliates.
 Distribution ratio..........  .0612 of a share of our common stock for each share of Thermo Electron common stock.
 Distribution agent..........  American Stock Transfer & Trust Company
 Fractional shares of our
  common stock...............  Thermo Electron will not distribute any fractional shares of our common stock. In lieu
                               of distributing a fraction of a share of our
                               common stock to any Thermo Electron stockholder,
                               the distribution agent will sell the aggregate
                               number of fractional shares within five days
                               after the distribution date and distribute the
                               proceeds pro rata to each stockholder who
                               otherwise would be entitled to receive a
                               fractional share. You will not be entitled to
                               interest on the amount of any payment made in
                               lieu of a fractional share.
 Trading market..............  Our common stock is traded on The American Stock
                               Exchange under the symbol "KAI."
 Dividend policy.............  We currently do not intend to pay cash dividends on our common stock.
 Risk factors................  The distribution and ownership of our common stock involve various risks. You should read
                               carefully the factors discussed under "Risk
                               Factors."
 Reasons for the               The Thermo Electron board of directors believes
  distribution...............  that the distribution
                               is in the best interests of Thermo Electron, our
                               company and the Thermo Electron stockholders.
                               The Thermo Electron board expects that, as a
                               result of the distribution, each company will
                               have improved access to

                               capital, a more focused team of management and
                               employees, and management incentives linked more
                               directly to the objective performance of that
                               company's stock in the public markets.
 Federal income tax
  consequences...............  Thermo Electron has received a favorable private letter ruling from the IRS to the effect that
                               the distribution generally will qualify as a
                               tax-free distribution under Section 355 of the
                               Internal Revenue Code of 1986. As a result,
                               Thermo Electron, our company and the Thermo
                               Electron stockholders will not recognize gain or
                               loss upon the distribution of our common stock,
                               except that you will recognize gain or loss as
                               result of receiving cash in lieu of fractional
                               shares of our common stock and will realize
                               dividend income to the extent of the fair market
                               value of any of our common stock that you
                               receive in the distribution that was acquired by
                               Thermo Electron during the past five years in a
                               transaction in which any gain or loss was
                               recognized. We believe that approximately eight
                               percent of our shares of common stock
                               distributed in the distribution will be
                               considered "taxable" shares. The favorable tax
                               treatment is subject to our compliance with
                               various facts and representations, including a
                               representation that we will conduct a public
                               offering of 10 to 20 percent of our common stock
                               within one year of the distribution date.
 Our relationship with Thermo
  Electron after the
  distribution...............  After the distribution, Thermo Electron and our company will be separate, independent, publicly
                               owned companies. We have entered into several
                               agreements with Thermo Electron to define our
                               companies' ongoing relationship after the
                               distribution. These agreements allocate
                               responsibility for obligations both before and
                               after the distribution date.
 Treatment of Thermo Electron
  options....................  On the distribution date, all options for Thermo
                               Electron common stock held by our employees will
                               cease to vest, and all such options that are not
                               vested will be cancelled on the distribution
                               date. All vested Thermo Electron options held by
                               our employees on the distribution date will
                               expire on January 31, 2002, unless exercised
                               prior to that date. Alternatively, our employees
                               may elect prior to the distribution to receive
                               options for Kadant common stock in exchange for
                               their Thermo Electron options. We will determine
                               the number of shares and the exercise price of
                               these options using a conversion formula based
                               on the opening per share price of our common
                               stock on The American Stock Exchange on the
                               first trading day after the distribution
                               relative to the closing per share price of
                               Thermo Electron common stock on The New York
                               Stock Exchange on the distribution date. The
                               resulting Kadant options will maintain the
                               original vesting provisions and option periods.
                               Thermo Electron will adjust all options for
                               Thermo Electron common stock held by its
                               employees on the distribution date to reflect
                               the distribution.
 Stockholder inquiries.......  Thermo Electron stockholders with inquiries relating to the distribution should contact the
                               distribution agent by telephone at (877) 777-
                               0800 or Thermo Electron in writing at Thermo
                               Electron Corporation, 81 Wyman Street, P.O. Box
                               9046, Waltham, Massachusetts 02454-9046,
                               Attention: Investor Relations.

                                  RISK FACTORS

   The distribution and ownership of our common stock involve a number of risks and uncertainties, including those described below. These risks and uncertainties could negatively impact our business, financial condition, operating results or the market value of our common stock as discussed below. Neither we nor Thermo Electron are making any representation as to the future market value of our common stock.

Risks Related to Our Business

   Our business is dependent on the condition of the pulp and paper industry, which is currently in a down cycle.

   We sell products primarily to the pulp and paper industry. Generally, the financial condition of the global pulp and paper industry corresponds to the condition of the general economy, as well as a number of other factors, including pulp and paper production capacity relative to demand. The global pulp and paper industry is currently in a relatively severe down cycle, with falling pulp and paper prices and decreased spending. The North American pulp and paper industry has been particularly adversely affected by higher energy prices, a strong U.S. dollar and a slowing domestic economy. This cyclical downturn has adversely affected our business. The financial condition of the pulp and paper industry may not improve in the near future.

   Our business is subject to economic, currency, political and other risks associated with international sales and operations.

   During 2000, approximately 49% of our sales were to customers outside the United States, principally in Europe. International revenues are subject to a number of risks, including the following:

  . agreements may be difficult to enforce and receivables difficult to collect through a foreign country's legal system;

  .  foreign customers may have longer payment cycles;

  . foreign countries may impose additional withholding taxes or otherwise tax our foreign income, impose tariffs or adopt other restrictions on foreign trade; and

  . the protection of intellectual property in foreign countries may be more difficult to enforce.

   Although we seek to charge our customers in the same currency as our operating costs, fluctuations in currency exchange rates may affect product demand and adversely affect the profitability in U.S. dollars of products we provide in foreign markets where payment for the products and services is made in the local currency. Any of these factors could have a material adverse impact on our business and results of operations.

   An increasing portion of our international sales has and may in the future come from China. An increase in revenues from China will expose us to increased risk in the event of changes in the policies of the Chinese government, political unrest or unstable economic conditions in China or developments in China or in U.S.-China relations that are adverse to trade, including enactment of protectionist legislation or trade restrictions. In addition, orders from customers in China, particularly for large systems that have been tailored to a specific customer's requirements, involve increased risk of cancellation prior to shipment due to applicable payment terms.

   We are subject to intense competition in all of our markets.

   We encounter significant competition in each of our principal markets. We believe that the principal competitive factors affecting the markets for our products include quality, price, service, technical expertise and product innovation. Our competitors include a number of large multinational corporations such as Voith Paper GmbH and Metso Corporation. Competition could increase if new companies enter the market or if existing competitors expand their product lines or intensify efforts within existing product lines. Competitors' technologies may prove to be superior to ours. Many of these competitors may have substantially greater financial, marketing and other resources than we do. As a result, they may be able to adapt more quickly to new or emerging technologies and changes in customer requirements, or to devote greater resources to the promotion and sale of their services and products. Our current products, products under development and ability to develop new technologies may not be sufficient to enable us to compete effectively.

   Our composite building products business is a new entrant into a new market. Our success will depend on our ability to manufacture and commercialize our composite building products.

   We recently began to develop, produce, market and sell fiber-based composite products primarily for the building industry. Development and commercialization of our composite building products will require significant development and testing of the products and manufacturing process, and our development efforts may not be successful. Further, our composite building products may not gain market acceptance. Our ability to market these products successfully will depend on the willingness of consumers to purchase fiber-based composites in lieu of wood-based building products. To penetrate the market and gain market share, we will need to educate consumers, including wood suppliers, contractors and homebuilders, regarding the benefits of our fiber-based products over products made of wood and other traditional materials. This strategy may not be successful. We have no experience manufacturing these products at volume, cost and quality levels sufficient to satisfy expected demand, and we may encounter difficulties in connection with any large scale manufacturing or commercialization of these new products.

   We may not be successful in identifying and completing acquisitions or successfully integrating any acquisitions.

   Our strategy includes the acquisition of technologies and businesses that complement or augment our existing products and services. Promising acquisitions are difficult to identify and complete for a number of reasons, including competition among prospective buyers and the need for regulatory, including antitrust, approvals. Any acquisition completed by us may be made at a substantial premium over the fair value of the net assets of the acquired company. We may not be able to complete future acquisitions, integrate any acquired businesses successfully into our existing businesses or make such businesses profitable.

   Our inability to protect our intellectual property could have a material adverse effect on our business. In addition, third parties may claim that we infringe their intellectual property, and we could suffer significant litigation or licensing expense as a result.

   We place considerable emphasis on obtaining patent and trade secret protection for significant new technologies, products and processes because of the length of time and expense associated with bringing new products through the development process and to the marketplace. Our success depends in part on our ability to develop patentable products and obtain and enforce patent protection for our products both in the United States and in other countries. We own numerous U.S. and foreign patents, and we intend to file additional applications as appropriate for patents covering our products. We have filed for a patent relating to our composite building products business. Patents may not issue from any pending or future patent applications owned by or licensed to us, and the claims allowed under any issued patents may not be sufficiently broad to protect our technology. Any issued patents owned by or licensed to us may be challenged, invalidated or circumvented, and the rights under these patents may not provide us with competitive advantages. In addition, competitors may design around our technology or develop competing technologies. Intellectual property rights may also be unavailable or limited in some foreign countries, which could make it easier for competitors to capture increased market position. We could incur substantial costs in defending ourselves in suits brought against us or in suits in which we may assert our patent rights against others. An unfavorable outcome of any such litigation could materially adversely affect our business and results of operations.

   We also rely on trade secrets and proprietary know-how, which we seek to protect, in part, by confidentiality agreements with our collaborators, employees and consultants. These agreements may be breached, we may not have adequate remedies for any breach and our trade secrets may otherwise become known or be independently developed by our competitors.

   Third parties may assert claims against us to the effect that we are infringing on their intellectual property rights. We could incur substantial costs and diversion of management resources in defending these claims, which could have a material adverse effect on our business, financial condition and results of operations. In addition, parties making these claims could secure a judgment awarding substantial damages, as well as injunctive or other equitable relief, which could effectively block our ability to make, use, sell, distribute or market our products and services in the United States or abroad. In the event that a claim relating to intellectual property is asserted against us, or third parties not affiliated with us hold pending or issued patents that relate to our products or technology, we may seek licenses to such intellectual property or challenge those patents. However, we may be unable to obtain these licenses on commercially reasonable terms, if at all, and our challenge may be unsuccessful. Our failure to obtain the necessary licenses or other rights could prevent the sale, manufacture or distribution of our products and, therefore, could have a material adverse effect on our business, financial condition and results of operations.

   Fluctuations in our quarterly operating results may cause our stock price to decline.

   Given the nature of the markets in which we participate and the effect of Staff Accounting Bulletin No. 101, "Revenue Recognition in Financial Statements" (SAB 101), which became effective as of January 2000, we cannot reliably predict future revenues and profitability, and unexpected changes may cause us to adjust our operations. A significant proportion of our costs are fixed, due in part to our significant sales, research and development, and manufacturing costs. Thus, small declines in revenues could disproportionately affect our operating results. Other factors that could affect our quarterly operating results include:

  . failures to pass contractually agreed upon acceptance tests, which will delay or prohibit recognition of revenues under SAB 101;

  .  demand for and market acceptance of our products;

  .  competitive pressures resulting in lower selling prices;

  .  adverse changes in the pulp and paper industry;

  .  delays or problems in the introduction of new products;

  . our competitors' announcements of new products, services or technological innovations;

  . contractual liabilities related to guarantees of our equipment performance;

  . increased costs of raw materials or supplies, including the cost of energy; and

  .  changes in the timing of product orders.

   Anti-takeover provisions in our charter documents and under Delaware law and the potential tax effects of the distribution could prevent or delay transactions that our stockholders may favor.

   Provisions of our charter and by-laws may discourage, delay or prevent a merger or acquisition that our stockholders may consider favorable, including transactions in which you might otherwise receive a premium for your shares. For example, these provisions:

  . authorize the issuance of "blank check" preferred stock without any need for action by stockholders;

  . provide for a classified board of directors with staggered three-year terms;

  . require supermajority stockholder voting to effect various amendments to our charter and by-laws;

  . eliminate the ability of stockholders to call special meetings of stockholders;

  .  prohibit stockholder action by written consent; and

  . establish advance notice requirements for nominations for election to the board of directors or for proposing matters that can be acted on by stockholders at stockholder meetings.

   In addition, our board of directors has adopted a stockholder rights plan intended to protect stockholders in the event of an unfair or coercive offer to acquire our company and to provide our board of directors with adequate time to evaluate unsolicited offers. Preferred stock purchase rights have been distributed to our common stockholders pursuant to the rights plan. This rights plan may have anti-takeover effects. The rights plan will cause substantial dilution to a person or group that attempts to acquire us on terms that our board of directors does not believe are in the best interests of us and our stockholders and may discourage, delay or prevent a merger or acquisition that stockholders may consider favorable, including transactions in which you might otherwise receive a premium for your shares.

   The tax treatment of the distribution under the Internal Revenue Code and regulations thereunder could also serve to discourage an acquisition of our company following the distribution. An acquisition of our company within two years following the distribution could result in federal tax liability being imposed on Thermo Electron and, in more limited circumstances, on stockholders of Thermo Electron who receive shares of our common stock in the distribution. In addition, even acquisitions more than two years after the distribution could cause the distribution to be taxable to Thermo Electron if the acquisitions were determined to be pursuant to an overall plan that existed at the time of the distribution. As part of the distribution, we will indemnify Thermo Electron, but not the stockholders of Thermo Electron, for any resulting tax liability if the tax liability is attributable to certain acts by us, including an acquisition of our company. The prospect of that tax liability and our indemnification obligation may have anti-takeover effects.

Risks Related to the Distribution

   A number of actions following the distribution of our common stock, including our failure to conduct a public offering of our common stock within one year of the distribution, could cause the distribution to be fully taxable to stockholders of Thermo Electron who receive shares of our common stock in the distribution and/or to Thermo Electron and us.

   The IRS has issued a ruling that no gain or loss will be recognized by us, Thermo Electron or its stockholders upon the distribution of our common stock as of the date of the distribution, except with respect to cash received in lieu of fractional shares of our common stock and distributions of our common stock acquired by Thermo Electron within the past five years in taxable transactions. However, the distribution could become fully taxable if we, Thermo Electron or the stockholders of Thermo Electron who receive shares of our common stock in the distribution take any of a number of actions following the distribution. As part of the distribution, we will enter into a tax matters agreement with Thermo Electron that will restrict our ability to engage in these types of actions. The IRS ruling is based, in part, on our representation that we will conduct a public offering of 10 to 20 percent of our common stock within one year of the distribution. We may be unable to complete a public offering for a number of reasons, including adverse market conditions or adverse developments in our business following the distribution. If we do not conduct a public offering within one year of the distribution, or if any of the other conditions of the IRS ruling are not satisfied, the distribution could become taxable to the stockholders of Thermo Electron who receive shares of our common stock in the distribution and/or Thermo Electron. As part of the distribution, we will indemnify Thermo Electron, but not the stockholders of Thermo Electron, for any resulting tax liability if the tax liability is attributable to certain acts by us, including our inability to complete a public offering of 10 to 20 percent of our common stock within one year after the distribution date. Other actions that could render the distribution taxable are discussed below under the caption "The Distribution--Material United States Federal Income Tax Consequences of the Distribution."

   Sales of substantial amounts of our common stock may occur in connection with the distribution, which could cause our stock price to decline.

   Substantially all of the shares of our common stock to be distributed by Thermo Electron will be eligible for immediate resale in the public market. We are unable to predict whether significant amounts of our common stock will be sold in the public market in anticipation of or immediately following the distribution or whether a sufficient number of buyers will be in the public market at that time. It is likely that some stockholders of Thermo Electron that receive shares of our common stock in the distribution will decide to sell these shares in the public market for various reasons, including the fact that our business profile or market capitalization may not fit their investment requirements or objectives. Moreover, a portion of Thermo Electron's common stock is held by index funds tied to the Standard & Poor's 500 Index or other similar stock indices. Because we will not be in these indices at the time of Thermo Electron's distribution of our common stock, these index funds will be required to sell our stock. In addition, we represented to the IRS that we will complete an offering of our common stock within one year from the date of the distribution. See "The Distribution--Material United States Federal Income Tax Consequences of the Distribution." Any sales of substantial amounts of our common stock in the public market, or the perception that such sales might occur, whether as a result of this distribution or otherwise, could cause the market price of our common stock to decline.

   Provisions of the agreements that we enter into with Thermo Electron in connection with the distribution will limit our ability to take certain actions in the future.

   Our tax matters agreement with Thermo Electron restricts our ability to engage in the types of actions that could render the distribution taxable, as discussed below under the caption "The Distribution--Material United States Federal Income Tax Consequences of the Distribution." In addition, we have agreed to restrict our use of cash and our ability to incur debt in connection with Thermo Electron's continuing obligations under its guarantees of our subordinated convertible debentures and of our obligation with respect to the redemption of outstanding shares of common stock of our Thermo Fibergen subsidiary that are not held by us. See "The Distribution--Our Relationship with Thermo Electron After the Distribution--Distribution Agreement." These restrictions could prevent us from engaging in transactions following the distribution that might otherwise benefit our business.

   The transitional services and sublease of our corporate headquarters space being provided to us by Thermo Electron may not be sufficient to meet our needs, the sublease may be terminated by Thermo Electron and we may not be able to supplement and eventually replace these services or this sublease in a timely manner or on terms and conditions as favorable.

   Thermo Electron has agreed to provide certain transitional administrative services to us until December 29, 2001 and to continue to sublease to us our existing office space at our corporate headquarters on a month-to-month basis. See "The Distribution--Our Relationship with Thermo Electron After the Distribution." Thermo Electron has agreed to provide us with these services and this sublease at a level, on terms and in a manner consistent with the services and sublease provided to us by Thermo Electron prior to the distribution. Thermo Electron may terminate this sublease on three months prior written notice to us. These services and this sublease may not be sufficient to meet our needs, and we may not be able to supplement and eventually replace them in a timely manner or on terms and conditions as favorable as those we will receive from Thermo Electron. In addition, after the distribution of our stock, we will no longer be entitled to benefit from group or volume discounts negotiated by Thermo Electron for items such as employee benefits, insurance and travel.

   We may have potential business conflicts of interest with Thermo Electron with respect to our past and ongoing relationships that could harm our business operations.

   Conflicts of interest may arise between Thermo Electron and us in a number of areas relating to our past and ongoing relationships, including:

  . labor, tax, employee benefit, indemnification and other matters arising from our separation from Thermo Electron;

  . the nature, quality and pricing of the transition services Thermo Electron has agreed to provide us; and

  . restrictions related to our use of cash and our ability to incur indebtedness in connection with Thermo Electron's continuing obligations under its guarantees of our subordinated convertible debentures and of our obligation with respect to the redemption of outstanding shares of common stock of our Thermo Fibergen subsidiary that are not held by us.

We may not be able to resolve any potential conflicts.

                                    BUSINESS

General

   We operate in two segments: the Pulp and Papermaking Equipment and Systems ("Papermaking Equipment") segment and the Composite and Fiber-based Products segment. We are a leading designer and manufacturer of stock-preparation systems and equipment, papermaking machine accessories and water-management systems for the pulp and paper industry. Our principal products for the pulp and paper industry include:

  . custom-engineered systems and equipment for the conversion of waste paper into recycled paper;

  . accessory equipment and related consumables for the efficient operation of papermaking machines; and

  . water-management systems for the continuous cleaning of papermaking machine fabrics and the draining, purifying and recycling of process water for paper sheet and web formation.

   We have been in operation for more than 100 years and have a large, stable customer base that includes most paper manufacturers in the world. Our products and systems can be found in most of the world's pulp and paper mills. We also have one of the largest installed bases of equipment in the pulp and paper industry, which provides us with a stable high margin spare parts and consumables business. We currently manufacture our products for the pulp and paper industry in six countries in Europe and North America and license certain of our products for manufacture in South America and the Pacific Rim.

   In addition, we manufacture and market composite and fiber-based products, including composite building products. Composite building products, which are made of papermaking byproducts, reclaimed plastic and other materials, are sold into the emerging alternative lumber products market. We have established an approximately 90,000 square foot manufacturing facility in Green Bay, Wisconsin to produce our composite building products and have begun selling them for such applications as soundwalls, privacy fencing, decking and roof tiles. Composite building products have an attractive appearance and offer significant advantages over traditional pressure-treated wood products. Our composite building products are resistant to moisture and do not have many of the functional and practical disadvantages common to pressure-treated wood products such as susceptibility to splitting, warping, rotting and insect infestation. In addition, our composite building products do not require the ongoing maintenance typically associated with traditional pressure-treated wood products.

Strategy

   Our objective is to strengthen our position as a leading designer and manufacturer of pulp and papermaking equipment and systems and to increase our presence in the growing composite building products industry. To achieve these goals, we intend to implement the following strategy:

     Develop innovative products and technologies. With a reputation as an innovator within the pulp and paper industry, we intend to use our state-of-the-art research facilities to develop new products and technologies. Some of our more recent product innovations include:

    . Screen One, a three-in-one screening system that saves significant floor space, reduces installation cost and increases output and pulp cleanliness;

    . Fibernet, a high efficiency screen that facilitates the recovery of usable fiber from the waste stream of the paper mill; and

    . V.I.D., our patented formation system, which greatly increases sheet properties.

   In addition, we intend to leverage our technical expertise to develop applications and products for high-growth markets such as composite building products.

     Leverage our installed base. We have one of the largest installed bases in the industry, having supplied the pulp and paper industry for over 100 years. We intend to continue to leverage this base by:

    . increasing our spare parts and consumables business by providing superior service and reliable products; and

    . developing retrofit products to improve the performance of equipment we have already installed in the field. See "--New Products and Research and Development."

     Leverage our reputation as a reliable worldwide distributor. Because of its high asset intensity, the pulp and paper industry is generally risk averse and favors well-established companies with reputations for quality products and services. Consequently it is very difficult for a new supplier or technology to gain acceptance from the industry. We view our longstanding reputation as a dependable supplier of quality products and our ability to effectively distribute products to the pulp and paper industry worldwide as a competitive advantage. We intend to leverage our distribution network to sell new products and technology throughout the world.

     Build on our strong international presence. We intend to continue to build on our strong international position to capitalize on the increasing demand for paper products in developing nations such as China and Brazil.

     Grow our business through targeted acquisitions. We have a history of completing successful acquisitions. Through our strong cash position, we intend to continue to make targeted acquisitions of complementary technologies and businesses. See "--Acquisitions."

Pulp and Papermaking Equipment and Systems

 Industry Overview

   The pulp and paper industry is comprised of over 7,000 papermaking machines worldwide that generate approximately 300 million tons of paper products per year. The United States pulp and paper industry was expected to generate over $170 billion in revenues in 2000. Historically, the volume of paper production has tended to grow at approximately the same rate as the general economy.

   The pulp and paper industry is characterized by high asset intensity and a highly fragmented market, with no one company having more than 10% of the world market, although a supplier may have higher market share in a particular paper grade or geographic region. With the notable exception of branded products such as tissue, most paper products are commodities that compete in a global market. As a result, the industry is highly cyclical, with periods of high capacity additions followed by over supply and resulting lower product prices and vice versa. The pulp and paper industry is currently in a relatively severe down cycle, with falling pulp and paper prices and decreased capital spending. The pulp and paper industry in North America has been particularly adversely affected by higher energy costs, a strong U.S. dollar and a slowing domestic economy.

   The pulp and paper industry has gone through a major consolidation phase recently, accompanied by the closure of many outdated mills and other actions designed to better match capacity with demand. Industry consolidation has also resulted in delayed capital spending as capital is used for acquisitions and production capacity is rationalized. In general, producers are spending less on capital expenditures than they expense for depreciation. Producers have also self-imposed mill downtime to reduce production in an effort to balance supply with demand. In addition, the pulp and paper industry has become more sophisticated in managing its capital expenditures, including implementing highly disciplined return on investment criteria.

   We expect that much of the future growth in papermaking capacity will come from developing nations, due to advantages in climate, increasing domestic demand and growing exports.

  . Developing markets with temperate climates, such as South America and Southeast Asia, have advantages in fiber cost, because plantation grown trees such as eucalyptus can grow up to seven times faster than hardwood trees in colder climates.

  . We expect domestic demand for paper products in developing regions to grow as their economies develop. For example, the per capita paper usage in China is approximately 62 lbs. per year, or only half the global per capita amount. By comparison, in the United States the per capita consumption is approximately 764 lbs. per year.

  . An additional source of demand for paper products in these regions is their growing export businesses. Exports require boxes for shipment and are consequently a stimulus for secondary packaging.

 The Papermaking Process

   Paper is generally made from timber, waste paper or a combination of both. The primary differences in processing timber and waste paper occur in the stock-preparation phase of the process; when waste paper is being processed, contaminants such as sand, ink and glue must be removed at this phase.

   As illustrated in the diagram below, the papermaking process generally consists of the following steps:

  . Stock Preparation. Waste paper or wood chips are refined and converted into a pulp mixture. If waste paper is being processed, contaminants such as sand, ink and glue are removed.

  . Forming. A dilute mixture of 99% water and 1% fiber is poured onto a forming fabric to form the paper sheet or web.

  .  Pressing. Water is pressed out of the paper sheet or web.

  . Drying. Any remaining water is removed from the paper sheet or web by passing it through a series of large diameter heated cylinders.

[An image depicts the papermaking process in a linear format that is read from left to right. Blocks of wastepaper travel along a conveyer belt and are deposited into a large vat labeled "Pulping" where they are converted into a pulp mixture. The pulp mixture exits the vat through a horizontal pipe that splits into two parallel pipes which are each connected to six small cylinders and two large cylinders. Another pipe connects the two large cylinders which are labeled "Deinking." The pulp mixture exits the two large cylinders through two horizontal pipes that sit atop two series of closely spaced vertical bars supported by rectangular bases. This part of the image is labeled "Cleaning." The pulp mixture flows through the bars into a device that pours the pulp mixture onto a horizontal forming fabric to form a sheet of paper. The sheet of paper moves through several presses where water is pressed out of the sheet. The sheet is then wrapped around a series of large diameter heated cylinders to remove any remaining water.]

   Our stock-preparation systems and equipment are primarily directed at the recycled paper market. The stock preparation of waste paper is the process of converting waste paper into a pulp mixture that can be used in a conventional papermaking machine. The primary objective of stock preparation of waste paper is to remove debris and impurities as early in the process as possible. This process begins with the pulper, which blends the waste paper with large amounts of water and certain chemicals. This pulp mixture then passes through a detrashing system, which removes larger debris from the mixture. Once the larger debris is removed in the detrasher, the pulp mixture passes through a high-density cleaner, which removes heavyweight contaminants such as metals and sand. Other impurities are removed through a series of pressure screens that the pulp mixture passes through. Ink from the waste paper is removed by a flotation de-inking cell. After de-inking and further screening, the pulp mixture passes through a low-density cleaner or fine screen, which removes lightweight contaminants such as glue and plastic particles that can clog the papermaking machine. The pulp mixture then passes through a disperser, which breaks down any remaining ink into microscopic particles. At the end of the stock-preparation process, the pulp mixture is ready for introduction into a standard papermaking machine.

   Most paper is made on a fourdrinier papermaking machine using a wet forming process. The pulp mixture resulting from the stock-preparation process is evenly deposited onto a continuously moving forming fabric, which forms the paper sheet. Water is removed from the paper sheet through a series of pressing and drying stages. Throughout the forming, pressing and drying stages, the forming fabrics and rolls are continuously cleaned by specifically designed doctor blades and showers. If glossy paper is being manufactured, the dry paper sheets pass through a coater that applies a coating, a dryer that dries the coating and a profiling system and super calendar that shine the coating.

   Papermaking machines are large computer controlled systems that cost up to $200 million and produce paper in widths of up to 33 feet at speeds as high as 67 miles per hour. The profitability of a paper mill is largely dependent on its ability to maintain a high operating rate. Due to their high capital cost and difficulties with start-up, papermaking machines generally run 24 hours a day, seven days a week with only brief shutdown periods for scheduled maintenance. Consequently, it is critical to the efficient operation and life expectancy of papermaking machines that debris be thoroughly removed from the pulp mixture.

 Our Competitive Advantages

   We believe that our primary competitive advantages are the following:

  .  Technically advanced products.

  .  A well established reputation for quality products and service.

  .  A large installed equipment base.

  .  A worldwide distribution network and presence.

 Our Papermaking Equipment and Systems

  General

   Our papermaking equipment business is comprised of the following product lines: stock-preparation systems for the manufacture of recycled paper, accessory systems for continuous cleaning of rolls used in papermaking machines and water-management systems for continuous cleaning of papermaking machine fabrics as well as formation and drainage systems critical to sheet formation.

   We believe that through our long service to the pulp and paper industry, we have earned a reputation for the following:

  . Technical Innovation. We pioneered many of the technical advances in the pulp and paper industry over the last 50 years, including the first pressure screen, the first doctor blades manufactured with synthetic material and the first double doctor system.

  . Dependable Products. Reliability is important to our customers because our products are critical to the continuous and efficient operation of the papermaking machine and recycle mill. If these products were to fail, they could shut down the entire papermaking machine, which could result in lost revenues to our customers of up to approximately $20,000 per hour. Our products enjoy a reputation for durability and reliability.

  . Superior Service. Service is a priority to our customers due to the paper and paper recycling industry's high asset intensity. We have a reputation for superior service.

  . Process Knowledge. We have a broad knowledge of the pulp and papermaking process, which, for example, enables us to provide our customers a complete stock-preparation design for their recycle mill.

  Our Stock-Preparation Equipment and Systems

   We develop, design, manufacture and sell complete custom-engineered systems, as well as individual pieces of equipment, for the stock preparation of recycled fibers. We offer over 80 products relating to all aspects of the stock-preparation process. Equipment for a complete stock-preparation system ranges in price from $1 million to $24 million. Revenues from our stock-preparation product line were $107.5 million, $98.9 million and $113.0 million in 1998, 1999 and 2000, respectively. Our principal stock-preparation products include:

     Screening Systems. We offer a full range of screening systems, including coarse screens that remove metals and sand from the pulp mixture and fine screens that remove microscopic particles such as glue and plastic from the pulp mixture. In late 2000, we introduced a patented new screening technology that can produce up to 40% cleaner pulp without decreasing capacity. As a result, we believe our new screening systems are the most technologically advanced currently on the market. Our screening systems range in price from $50,000 to $1,000,000. We also offer screen baskets, which are essentially the consumable portion of the screen. Screen baskets typically are replaced every nine to 12 months. Our screen baskets range in price from $8,000 to $200,000.

     De-inking Systems. We offer de-inking systems that inject small air bubbles into the bottom of the pulp mixture. The inks in the pulp mixture bond to the air bubbles and rise to the surface where the inky film is removed. We believe that our de-inking systems remove ink more effectively with less fiber loss than the de-inking systems offered by our competitors. Our de-inking systems range in price from $200,000 to $1,200,000.

     Pulpers. We offer both high- and low-consistency pulpers that blend waste paper with water and certain chemicals to form pulp mixtures without contaminant breakdown, thus allowing easier contaminant removal in later stages of the process. Our high-consistency pulpers generate pulp mixtures comprised of approximately 85% water and 15% fiber, and our low-consistency pulpers generate pulp mixtures comprised of approximately 94% water and 6% fiber. Our pulpers range in price from $70,000 to $600,000.

     Cleaning Systems. We offer both forward and reverse cleaners. Forward cleaners remove heavyweight contaminants such as metal and sand from the pulp mixture, and reverse cleaners remove lightweight contaminants such as glue and plastic from the pulp mixture. Our cleaning systems range in price from $50,000 to $1,000,000.

     Washing Systems. We offer counter-current washing systems that remove ink and ash from the pulp mixture by injecting water counter current to the flow and drawing contaminates out with the water. Our DNT(TM) washing systems range in price from $110,000 to $2,000,000.

     Trash Removal Systems. We offer trash removal systems that remove larger debris and impurities by screening them from the pulp mixture. Our trash removal systems range in price from $50,000 to $200,000.

     Thickeners. We offer four principal types of thickeners that remove water from the pulp mixture, thereby increasing the consistency of the mixture. Thicker pulp mixtures are necessary to break up ink particles in the dispersers. Our thickeners range in price from $30,000 to $200,000.

     Dispersers. We offer mechanical dispersers that break down ink particles that were not removed in the de-inking system into microscopic particles or combine them to sizes that can be removed in subsequent processing. Our hot dispersing system operates at less than 100 degrees centigrade, which reduces damage to the fibers. Our dispersing systems range in price from $200,000 to $1,000,000.

     In addition, we design, develop, manufacture and sell products for the virgin pulping process, including:

     Chemi-Washers(R). We offer Chemi-Washers, horizontal counter current belt washers that are used to remove lignin and process chemicals in the virgin pulping process. Chemi-Washers consume less energy than other washing systems and significantly decrease the amount of water used and discharged.

     Evaporators, Recausticizing and Condensate-Treatment Systems. We offer evaporators, recausticizing and condensate treatment systems that are used in the virgin pulping process to concentrate and recycle process chemicals and to remove condensate gases.

     Bleaching Systems. We offer oxygen-bleaching systems that increase the brightness of the pulp without using chlorine bleach or moving parts.

 Our Papermaking Machine Accessories

   We develop, design, manufacture and sell a wide range of accessories that continuously clean the rolls of a papermaking machine, remove the paper sheets and webs from the rolls, automatically cut the paper sheets and webs at sheetbreaks and remove curl from the paper sheets and webs. These functions are critical for paper manufacturers because they reduce machine breakdowns and downtime, extend the life of consumable fabrics and improve paper quality. Revenues from our accessories product line were $77.8 million, $74.8 million and $70.3 million in 1998, 1999 and 2000, respectively. Our principal accessories include:

     Doctor Systems. A doctor system cleans a paper machine roll by placing a blade at an angle against the tangent of the roll. A large paper machine may have as many as 100 doctors. Our doctor systems range in price from $13,000 to $200,000.

     Doctor Holders. A doctor holder is the part of a doctor system that holds the doctor blade to ensure a constant pressure against the roll. It is critical that the entire length of the roll is doctored consistently, and the holder is designed to ensure the force of the blade is evenly applied. Our doctor holders range in price from $500 to $17,000.

     Doctor Blades. We offer doctor blades made of metal or synthetic materials, which have superior performance characteristics and a longer life than blades made from metal. We offer doctor blades that keep the rolls of a papermaking machine clean by removing stock accumulations, water rings, fuzz, pitch and filler buildup. We also offer doctor blades that are specially designed to remove the paper sheet or web from the roll during sheetbreaks and start-ups. In addition, we offer creping doctor blades, which are instrumental in the production of tissue and toweling, and coater blades, which evenly spread coatings that add gloss to the paper sheet. A typical doctor blade has a life ranging from eight hours to two months depending on the application. Our doctor blades range in price from $15 to $1,300.

 Our Water-Management Systems

   We design, develop, manufacture and sell water-management systems used to clean papermaking machine fabrics, drain water from pulp mixtures, form the sheet or web and filter the process water for reuse. Revenues from our water-management product line were $36.9 million, $42.6 million and $42.4 million in 1998, 1999 and 2000, respectively. Our principal water-management systems include:

     Shower and Fabric-Conditioning Systems. Paper machine fabrics convey the paper web through the forming, pressing and drying sections of the paper machine. The average paper machine has between three and 12 fabrics. These fabrics can easily become contaminated with fiber, fillers, pitch and dirt that can have a detrimental effect on paper machine performance and paper quality. Our shower and fabric-conditioning systems assist in the removal of these contaminants. We design and build shower systems that clean the fabrics with oscillating showers using both high pressure water and lower pressure water together with chemical additives. We design our showers to clean the fabrics using a minimum amount of water, thereby reducing fresh water usage. There are generally between 10 and 30 showers used on a paper machine. Our showers range in price from $5,000 for a stationary low pressure shower to $60,000 for a sophisticated single nozzle ultra-high pressure traversing shower. We also design and manufacture vacuum augmented dewatering boxes for removing shower water and contaminants from the fabrics. Our dewatering boxes range in price from $6,000 to $40,000.

     Formation Systems. A sheet of paper is formed on the fourdrinier section of a paper machine. We supply all of the structures located under the forming fabric to dewater the pulp mixture. These structures consist of the forming board, gravity foils, low vacuum and high vacuum structures and vacuum control systems. In 1997, we introduced our patented VID formation system, which creates improved sheet or web formation by allowing the papermaker to increase speed, reduce fiber cost, improve formation and sheet properties, and reduce chemical usage. Our forming products range in price from $10,000 for a single structure on a small machine to $700,000 or more for an entire system on a large machine.

     Water-Filtration Systems. The paper industry is one of the largest industrial users of fresh water. We offer water-filtration systems consisting of single in-line pressure filters, multiple barrel pressure filters, whitewater gravity strainers, vacuum augmented fiber recovery strainers and side-hill screens that remove contaminants from the process water before reuse and recover reusable fiber for recycling back into the pulp mixture. Our filtration systems also allow our customers to reuse their process water within the paper mill, thereby reducing their fresh water usage. The newest addition to our water-filtration system product line is the Petax fine filtration system. The Petax system can remove particles as small as 1 to 20 microns in size. Our filtration systems range in price from $1,000 to $350,000.

 New Products and Research and Development

   An important element of our growth strategy for this segment is the development or licensing of new complementary products. We have state-of-the-art research facilities and research relationships with several of our pulp and paper industry customers.

   For recycling equipment, we maintain stock-preparation pilot laboratories adjacent to our manufacturing facilities in France and Ohio, both of which contain all the equipment necessary to replicate a commercial stock-preparation system. A customer's wastepaper can be tested to determine the exact system configuration that would be recommended for its future facility. The testing laboratories are also used to evaluate prototype equipment, enabling research teams to quickly and thoroughly evaluate new designs. In addition, we work closely with our customers in the development of products, typically field testing new products on our customers' papermaking machines. In the United States, one facility houses an operation for continued development of accessory products while another is devoted to the development of new water-management products.

   Recently introduced products include the following:

     ID2 Technology. In late 2000 we introduced our patented ID2 technology, which greatly increases the capacity and efficiency of our pressure screens. This technology is incorporated into a family of new products including:

    . Ultra Tek Screen. The Ultra Tek screen is a pressure screen that can produce 40% cleaner pulp than traditional screens without a loss in production.

    . Screen One. Screen One is a single screen that achieves the functionality of up to three traditional screens, which saves a paper manufacturer valuable floor space and reduces installation costs and power consumption.

    . Fibernet. Fibernet is a screen that recovers fiber from the reject stream of a paper mill. Reject streams have been difficult to clean with screens up to now due to their high level of contaminants. The ID2 technology incorporated into the Fibernet screen allows effective screening of this waste stream.

     V.I.D. Our patented V.I.D. forming technology allows the paper manufacturer to control the turbulence of the fiber and water mixture as it is released onto the forming fabric. This allows the fibers to more tightly intertwine, creating a stronger sheet while using less fiber. We introduced this product in 1997, and it has gained increasing acceptance, particularly in the brown grades of paper.

     Petax Filter. The Petax(TM) fine filter system consists of a submerged rotary disc filter, which efficiently removes suspended materials from process water in the pulp and paper and other industry applications. The filter handles inlet solids concentrations of up to 2000 mg/l and flows up to 5000 l/min and removes particles as fine as 1 to 20 microns. This new filter product complements our other filtration products. We are the exclusive worldwide licensee of this product.

 Synthetic Blades

   We are continually developing application-specific composite doctor blades. The composite materials incorporated into these blades are specifically tailored to particular applications. Although they are more expensive than our metal blade products, they provide superior performance and wear characteristics. Examples of recently introduced composite blades include:

  . Softek: a patented carbon/plastic composite blade used in positions near the drainage table of the paper machine, including for water removal.

  . HT Softek: a carbon/plastic, heat-resistant composite blade used in wet end positions and high-temperature applications.

  . Abrasitek-8: an abrasive glass/composite blade used in press positions, dryers and some calendars.

  . Procrepe: a patented creping blade which incorporates an unique wear resistant alloy edge providing five times longer blade life.

  . Proclean: a long-life, wear resistant bi-metal blade used in scraping and cleaning applications on dryer cans and press rolls.

 Retrofit Products

   We also develop retrofit products, which improve the performance of our equipment installed in the field. These retrofit products can be as small as an improved mechanical seal to larger packages such as the retrofit of a pressure screen. In general, these products can generate a quick return on investment for our customers through reduced power, reduced fiber usage or enhanced paper properties. Because these products work within the existing installed equipment, the customer does not have a large installation expense, which can typically be two or three times the cost of the equipment. For example, our recently introduced ID2 rotor and screen cylinder retrofit operates within the existing pressure screen, thereby eliminating the need for new piping and other installation expenses. The new ID2 system, however, can produce up to 40% cleaner pulp without a loss of production.

Composite and Fiber-based Products

   Our Composite and Fiber-based Products segment consists of two product lines: fiber-based products and composite building products. Our fiber-based products contributed revenues of $4.7 million, $7.2 million and $6.6 million in 1998, 1999 and 2000, respectively. Our composite building products contributed $0.2 million to revenues in 2000, the first year that we recognized revenues from this product line.

   Prior to September 2000, this segment also owned and operated a plant that provided water-clarification and fiber-recovery services to a host mill on a long-term contract basis. The plant, which we began operating in July 1998, cleaned and recycled water and long fiber for reuse in the papermaking process. The services provided by the plant contributed revenues of $0.6 million, $1.4 million and $1.0 million in 1998, 1999 and 2000, respectively. We sold this plant to the host mill in September 2000.

 Composite Building Products

   We develop, design and manufacture engineered composite building products made from papermaking byproducts, reclaimed plastic and other material. As an alternative to traditional wood products such as pressure treated lumber, cedar and rainforest hardwoods, composite building products have numerous applications such as soundwalls, privacy fencing and decking. We have also developed a composite roof tile product that is lighter and stronger than traditional materials.

   Wooden fences and decks are typically constructed from yellow pine, which is pressure-treated with insecticides and other chemicals to resist insect infestation and decay. Yellow pine is used primarily because it is inexpensive and porous, which allows it to absorb the chemicals easily. The wood's porosity also allows it to absorb moisture easily, thereby making it susceptible to splitting, warping and rotting without continued maintenance. In addition, there is increasing concern regarding insect infestation in, and splinters from, chemically infused, pressure-treated decks. Other woods used for the construction of wooden fences and decks include redwood, cedar and rainforest hardwoods such as teak and mahogany. These less porous woods can be expensive and are not immune to rot.

   Composite building products have an attractive appearance and are resistant to moisture. As such, they do not possess the functional and practical disadvantages of traditional wood products and do not require ongoing maintenance such as painting, sealing or chemical treatment.

 Industry Overview

   The market for soundwall and privacy fencing products in the United States is estimated to be approximately $2.3 billion in 2001 and is growing at 7% a year. The market for decking products in the United States is approximately $3.6 billion and is growing at 1% per year. The market for roofing products in North America is approximately $9 billion per year. Composite building products were introduced into the decking market within the last 10 years and currently represent approximately 4% of that market volume. The market for composite decking products is projected to grow at over 15% per year between 2000 and 2005. We estimate that composite lumber products currently represent less than 1% of the total soundwall, privacy fencing and roof tile markets. We believe that the market for composite building products will grow as consumer awareness of the advantages of these products increases their acceptance as an alternative to traditional wood products.

 Advantages of Composite Building Products

   Composite building products, such as ours, have the following advantages over traditional wood products:

     Moisture Resistance. Composite building products are more resistant to absorbing moisture because they are comprised of 30-50% plastic, which coats the fiber in the board, thereby making them less susceptible to splitting, warping or rotting.

     Resistance to Insect Infestation. Because the fiber in composite building products is coated with plastic, they are less susceptible to infestation by insects such as termites.

     Annual Maintenance. Composite building products do not require ongoing maintenance such as painting, staining and sealing to protect them from the degrading effects of exposure to moisture. The costs and time associated with such maintenance can be considerable over the lifetime of a deck or fence, thereby making composite building products less expensive to own.

     Chemical Treatment. Unlike composite building products, pressure-treated decks and fences must be infused with chemicals such as copper, chromium and arsenic to create an initial resistance to insect infestation and decay.

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

 Our Composite Building Products

   We offer the following composite building products:

     Soundwalls. Our soundwall system includes upright posts, top and bottom rails and tongue and groove boards that slide into rails and posts for easy installation and features an attractive brushed appearance. We have completed internal testing and determined that our soundwall products meet the applicable government-mandated sound dampening standards.

     Privacy Fences. Our privacy fencing system includes the same elements as our soundwall system and features an attractive brushed appearance that is maintenance-free.

     Decking. Our decking system includes deck boards as well as railings, which we believe offers a more attractive alternative to the homeowner than comparable products that do not offer railings.

     Roof Tiles. Our composite roof tile products are made to resemble traditional clay tiles. In addition, we are currently developing slate and cedar shake roof tile products. Traditional clay and slate tiles are heavy, brittle and susceptible to breakage. Our composite tile products are lighter and less susceptible to breakage than traditional clay and slate tiles, which provides significant savings in labor and other costs. Based on internal testing, we believe that our composite roof tile products will achieve a Class A fire resistance rating. In spring 2001, we began manufacturing double Roman roof tiles similar in appearance to those found on homes in Europe and the southern part of the United States and have successfully tested them in Europe.

   Our composite building products offer a number of advantages over the composite building products offered by our competitors. Due to our proprietary formula, our composite building products are stronger than the leading composite building product. In addition, because our composite building products have a hollow core, they are lighter than the leading composite deck boards.

 Composite Building Product Development and Commercialization

   To attain our goal of becoming a leading supplier of composite soundwalls, privacy fencing, decking and roof tile products, we have made significant progress in the following areas:

     Manufacturing Capacity. We have established an approximately 90,000 square foot plant in Green Bay, Wisconsin. We have ordered additional extruding capacity that, upon installation, will bring our annual capacity to approximately $18 million. We have begun limited production at this facility but expect that it will not reach commercial operating rates for several months. The facility can accommodate additional extrusion lines. Once we have reached capacity at our plant in Green Bay, we will seek to establish manufacturing in other facilities on the east and west coasts of the United States.

     Distribution. We have appointed a Canadian soundwall supplier as the exclusive worldwide distributor of our soundwall products. In addition, this distributor has exclusive rights to sell our railing and decking products in the Canadian market. We intend to develop additional channels of national and international distribution, including distributors serving high-end lumber stores as well as mass-market merchandisers.

     Research and Development. We have developed a composite formula that we believe has superior performance characteristics and utilizes lower cost material. Most of our composite lumber products are made of 60% granulated papermaking byproducts and other fibers, 35% recycled polyethylene and 5% other additives. We believe that this composition gives our products several competitive advantages, including a lower plastic content, which is beneficial because plastic is several times more expensive than wood or paper fiber. Our hollow core composite board is stronger and lighter than the leading composite product.

     Regulatory Approval. We have successfully completed the necessary testing and have submitted the required filings in order for our decking and soundwall fence products to receive Building Officials and

  Code Administrators (BOCA) listing. We are also in the process of conducting testing to qualify our composite building products for use as highway noise barriers in various states.

     Raw Materials. Our products use papermaking residue and other fibers as a source of raw material. Papermaking residue is typically comprised of 50% cellulose and 50% calcium carbonate, clays and other materials. We process this material into absorbent granules at our Green Bay, Wisconsin plant. This material has several advantages. First, the combination of the absorbent cellulose and minerals increases the strength and stiffness of the product. Second, this material is readily available as a byproduct of nearly all paper mills. A large recycle mill, for example, may produce up to 300 tons per day of this material. Most paper companies landfill this material and consequently may be willing to pay a tipping fee to us to remove it. This can create a low cost, widely available raw material source for us. We intend to leverage our extensive relationships within the pulp and paper industry to secure long term access to this material at low prices. We have filed a patent covering the use of our proprietary granule made of papermaking byproducts in composite products.

 Fiber-based Products

   We also employ patented technology to produce biodegradable absorbing granules from papermaking byproducts. These granules are primarily used as agricultural carriers. Agricultural carriers are used to deliver agricultural chemicals for professional turf, home lawn and garden, agricultural row-crop and mosquito-control applications. Our agricultural carriers are virtually dust-free and are more uniform in absorption and particle-size distribution than clay- and corncob-based granular carriers. In addition, these products are chemically neutral, requiring little or no chemical deactivation. Our primary patent for this technology expires in 2004. We also use these biodegradable absorbing granules in our composite building products.

Acquisitions

   As part of our growth strategy, we consider strategic acquisitions of technology and products that complement our businesses. We believe that there are opportunities for acquisitions in the markets in which we compete. We have a history of making successful acquisitions. Significant acquisitions include:

 1990 E. & M. Lamort, S.A. This company was a leading European manufacturer of recycling systems.
      E. & M. Lamort's strength was in white grade papers, such as tissue and printing and writing paper. This business had revenues of $36.3 million in the fiscal year preceding the acquisition.

 1992 Vickerys. This company's primary business was developing, designing, manufacturing and selling doctor systems and blades. Vickerys was a leader in the development and use of composite doctor blades. Vickerys' doctoring business had revenues of $11.5 million in the fiscal year preceding the acquisition.

 1993 Engineered Systems Division ("AES") of Albany International Corp. This business was a leading supplier of water-management systems used to clean papermaking machine fabrics, drain water from pulp mixtures, form the sheet or web and filter process water for reuse. This business had revenues of $36.6 million in the fiscal year preceding the acquisition.

 1997 Black Clawson Company. This company was a leading supplier of recycling systems. Black Clawson's strength in brown grade papers, such as boxes and paper bags, complemented our strength in white grade papers, such as tissue and printing and writing paper. This business had revenues of $98.4 million in the fiscal year preceding the acquisition.

   Our ability to use our cash and to incur additional debt to pay for acquisitions will be limited by financial covenants in our post-distribution agreements with Thermo Electron. See "The Distribution--Our Relationship with Thermo Electron--Distribution Agreement."

Marketing and Sales

   We principally market our products to customers in the pulp and paper industry and, to a lesser extent, in the building products industries. Our stock-preparation, accessory and water management products are custom engineered for specific applications depending on the type, size and speed of the paper-making machine, the grade of paper being produced and the type of pulp stock used. Judgment and process knowledge are critical in determining the design and application of our products for a particular customer. Consequently, we employ a highly skilled sales and service force to work closely with paper mill operators. Our customers typically rely on the expertise of our sales representatives to improve the efficiency of their papermaking operations.

   Our pulp and papermaking products are marketed worldwide through a combination of sales representatives, sales agencies, distributors and a network of manufacturing licensees. Our licensees and sales representatives are supported by our technical staff. Due to the highly specialized nature of each of the markets served, each of our product groups maintains its own sales, engineering and technical staffs.

Raw Materials

   Raw materials, components and supplies for all of our significant products are available either from a number of different suppliers or from alternative sources that could be developed without a material adverse effect on our business. The raw material used in the manufacture of our fiber-based products is obtained from a single paper mill. The mill has the exclusive right to supply papermaking byproducts to our existing granulation plant inGreen Bay, Wisconsin, under a contract that expires in December 2001, subject to successive mutual two-year extensions. Although we believe that our relationship with the mill is good, the mill may not agree to renew the contract upon its termination To date, we have experienced no difficulties in obtaining papermaking byproducts for our products.

Competition

   We face significant competition in each of our principal markets. We compete principally on the basis of quality, price, service, technical expertise and product innovation. We believe the reputation we and our predecessors have established over the last 100 years for quality products and in-depth process knowledge provides us with a significant competitive advantage. In addition, a significant portion of our business is generated from our existing customer base. To maintain this base, we have emphasized service and a problem-solving relationship with our customers.

 Pulp and Papermaking Equipment and Systems

   We are a leading supplier of stock-preparation equipment for the preparation of waste paper to be used in the production of recycled paper. There are several major competitors that supply various pieces of equipment for this process. Our principal competitors in this market are Voith Paper GmbH, Groupe Laperriere & Verrault Inc., Ahlstrom Machine Company, Kvaerner Pulping Technologies, Metso Corporation and Maschinenfabrik Andritz AG. We compete in this market primarily on the basis of technical expertise, product innovation and price. Other competitors specialize in segments within the white- and brown-paper markets.

   We are a leading supplier of specialty accessory equipment for papermaking machines. Our principal competitors in this market on a worldwide basis are ESCO Technologies Inc. and Metso Corporation. Because of the high capital costs of papermaking machines and the role of our accessories in maintaining the efficiency of these machines, we generally compete in this market on the basis of service, technical expertise, performance and price.

   Various competitors exist in the formation, conditioning and cleaning systems, and filtration systems markets. Asten/Johnson Foils is a major supplier of formation tables, while a variety of smaller companies compete within the conditioning and cleaning systems and filtration systems markets. In each of these markets, we generally compete on the basis of process knowledge, application experience, product quality, service and price.

 Composite and Fiber-based Products

   We expect to encounter intense competition in the sale of our composite building products. We expect that our principal competitors for our composite building products will be producers of traditional products such as pressure-treated lumber, and clay, slate and cedar shake tiles. Many of the suppliers of traditional products have established ties in the building and construction industry. In addition, we expect to compete with other manufacturers of composite building products. The leading provider of composite decking products is Trex Company, Inc. In addition to Trex, there are several other manufacturers of composite building products and many suppliers of traditional products that have announced plans to develop composite building products. We expect to compete in this market on the basis of product quality, brand awareness and price.

   We believe that we are currently the only producer of paper-based agricultural carriers. In this market, our principal competitors in the United States are producers of clay-based agricultural carriers for row crops and professional turf protection and producers of corncob-based granules traditionally used in the home lawn and garden and professional turf markets. Our principal competitive advantages are that our agricultural carrier product is virtually dust-free and is more uniform in absorption and particle-size distribution than are clay- and corncob-based granular carriers. In addition, it is also chemically neutral, requiring little or no chemical deactivation. We compete in this market on the basis of product quality and price.

Patents, Licenses and Trademarks

   We protect our intellectual property rights by applying for and obtaining patents when appropriate. We also rely on technical know-how, trade secrets and trademarks to maintain our competitive position. We have over 300 U.S. and foreign patents, including foreign counterparts to our U.S. patents, that expire on various dates ranging from 2001 to 2018.

   Third parties have certain rights in two of our patents that were jointly developed with such parties. We currently hold an exclusive long-term, worldwide license for a patent on technology that Centre Technique du Papier
(CTP) developed. We have joint ownership with CTP of a second patent on technology that was jointly developed.

   We maintain a worldwide network of licensees and cross-licensees of products with other companies servicing the pulp, papermaking, converting and paper recycling industries. We hold an exclusive worldwide license for certain de-inking cells under an agreement that extends until 2007. We also have license arrangements with several companies with regard to accessory equipment.

   We have granted another company nonexclusive licenses under two of our patents to sell cellulose-based granules produced at an existing site for sale in the oil and grease absorption and cat box filler markets. In addition, we currently hold several U.S. patents, expiring at various dates ranging from 2004 to 2016, relating to various aspects of the processing of cellulose-based granular materials and the use of these materials in the agricultural, professional turf, home lawn and garden, general absorption, oil and grease absorption, and cat box filler markets. We also have foreign counterparts to these U.S. patents in Canada and in various European countries, and have additional patents pending in Canada and certain European countries.

   We have filed several U.S. patent applications for various products and processes relating to papermaking byproducts and composite products and expect to file additional patent applications in the future.

Facilities

   We believe that our facilities are in good condition and are suitable and adequate for our present operations and that, with respect to leases expiring in the near future, suitable space is readily available if any leases are not extended. The location and general character of our principal properties by segment as of December 30, 2000, are as follows:

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

 Pulp and Papermaking Equipment and Systems

   We own approximately 1,000,000 square feet and lease approximately 100,000 square feet, under leases expiring at various dates ranging from 2001 to 2008, of manufacturing, engineering and office space. Our principal engineering and manufacturing space is located in Vitry-le-Francois, France; Auburn, Massachusetts; Rayville, Louisiana; Queensbury, New York; Middletown, Ohio; Guadalajara, Mexico; Pointe Claire, Quebec, Canada; Bury, England; and Hindas, Sweden.

 Composite and Fiber-based Products

   We own approximately 26,000 square feet and lease approximately 94,000 square feet, under leases expiring at various dates ranging through 2004, of manufacturing, engineering, and office space located principally in Green Bay, Wisconsin; Columbus, Indiana; and Bedford, Massachusetts.

Personnel

   As of June 30, 2001, we employed approximately 1,248 people. As of that date, approximately 25 employees at our Pointe Claire, Quebec, Canada operation were represented by a labor union under a collective bargaining agreement expiring August 31, 2002 and approximately 34 employees at our Guadalajara, Mexico operation were represented by a labor union under an annual collective bargaining agreement. In addition, employees of our subsidiaries in France and England are represented by trade unions. We consider our relations with employees and unions to be good.

                                   MANAGEMENT

Executive Officers and Directors

   The following table provides information about our executive officers and directors immediately after completion of the distribution:

   Name                               Age Position
   ----                               --- --------
   William A. Rainville..............  59 President, Chief Executive Officer and
                                          Chairman of the Board
   Thomas M. O'Brien.................  49 Executive Vice President, Chief
                                          Financial Officer and Treasurer
   Jonathan W. Painter...............  42 Executive Vice President
   Edward J. Sindoni.................  56 Senior Vice President
   Sandra L. Lambert.................  46 Vice President, General Counsel and
                                          Secretary
   John M. Albertine (1)(2)..........  57 Director
   Francis L. McKone (1)(2)..........  67 Director
   Donald E. Noble (1)(2)............  86 Director

--------
(1)  Member of the Audit Committee
(2)  Member of the Human Resources Committee

   Mr. Rainville has been our president and chief executive officer since our incorporation in 1991, a member of our board of directors since 1992 and will become chairman of our board on the distribution date. Mr. Rainville served as chief operating officer, recycling and resource recovery, of Thermo Electron from September 1998 until the distribution date. He served as senior vice president of Thermo Electron from 1993 until September 1998. Mr. Rainville joined Thermo Electron in 1972 and was named vice president and group executive of Thermo Electron in 1986. Prior to joining Thermo Electron, he held positions at Drott Manufacturing, Paper Industry Engineering and Sterling Pulp and Paper. Mr. Rainville is also a director of our majority-owned subsidiary, Thermo Fibergen.

   Mr. O'Brien has been our executive vice president since September 1998 and will become our chief financial officer and treasurer on the distribution date. He also served as our vice president, finance from 1991 until September 1998. From 1990 to 1991, Mr. O'Brien was chief financial officer and vice president of finance of Racal Interlan, Inc. Prior to 1990, Mr. O'Brien held various finance positions at Prime Computer, Compugraphic Corporation and the General Electric Company.

   Mr. Painter has been our executive vice president since September 1997 and has been chief executive officer of our composite building products business since May 2001. He served as our treasurer and treasurer of Thermo Electron from 1994 until 1997. Mr. Painter also served as our vice president, strategic planning from February 1993 until September 1994.

   Mr. Sindoni was elected as our senior vice president in 2001 and has served as one of our vice presidents since 1992. He was president of our Thermo Web Systems subsidiary from 1993 to 2001 and senior vice president of Thermo Web Systems from 1987 to 1993. Prior to joining us, he had a 21-year career with the General Electric Company.

   Ms. Lambert will become our vice president and general counsel on the distribution date and has been our secretary since our incorporation in 1991. Ms. Lambert served as vice president and secretary of Thermo Electron from March 1999 until the distribution date, secretary and senior counsel of Thermo Electron from 1990 until March 1999 and associate general counsel of Thermo Electron from 1984 until 1990.

   Dr. Albertine has been a member of our board of directors since June 2001. Dr. Albertine has been a managing partner in High Street Capital Management, L.L.C., a private equity fund, since March 2001 and the chief executive officer of Albertine Enterprises, Inc., a consulting and merchant-banking firm, since 1990. He is also the founder and has been the chief executive officer of Jam Shoe Concepts, which operates a chain of retail shoe stores, since January 2000. Dr. Albertine is a director of Intermagnetics General Corp. and Semco Energy, Inc. He served as president of the American Business Conference, founded by Arthur Levitt, Jr., from 1981 until 1986, executive director of the Congressional Joint Economic Committee under Chairman Senator Lloyd Bentsen from 1979 until 1980 and the head of a presidential committee on aviation safety under President Ronald Reagan from 1987 until 1988.

   Mr. McKone has been a member of our board of directors since March 1998. Since 1998, Mr. McKone has been the chairman of the board and, from 1993 until October 2000, was the chief executive officer, of Albany International Corp., a worldwide supplier of paper-machine fabrics. From 1984 until 1998, he was also president of Albany International Corp. He is also a director of Albany International Corp. and Thermo Fibergen.

   Mr. Noble has been a member of our board of directors since 1992. From 1992 until May 2000, he served as the chairman of our board. From 1959 until 1980, Mr. Noble served as the chief executive officer of Rubbermaid Incorporated, first with the title of president and then as the chairman of the board.

Committees of the Board of Directors

   Our board of directors has established an audit committee and a human resources committee, each consisting of our independent directors. The audit committee reviews the scope of the audit of our financial statements with our independent public accountants and meets with them for the purposes of reviewing the results of the audit subsequent to its completion. Each member of the audit committee meets the independence guidelines set forth in the listing requirements of The American Stock Exchange. The human resources committee reviews the performance of senior members of management, approves executive compensation and administers our stock option and other stock-based compensation plans.

                            SELECTED FINANCIAL DATA

   The consolidated financial data set forth below for each of the years in the three-year period ended December 30, 2000 have been derived from our audited consolidated financial statements included elsewhere in this information statement. The consolidated financial data set forth below for the periods ended April 1, 2000 and March 31, 2001 have been derived from our unaudited consolidated financial statements included elsewhere in this information statement. The consolidated financial data for each of the years in the two-year period ended January 3, 1998 have been derived from our audited consolidated financial statements, which are not included in this information statement. We have prepared our consolidated financial statements in accordance with U.S. generally accepted accounting principles, and our financial statements for each of the years in the five year period ended December 30, 2000 have been audited by Arthur Andersen LLP, independent public accountants. The data set forth below should be read in conjunction with "Management's Discussion and Analysis of Financial Condition and Results of Operations" and our audited and unaudited consolidated financial statements and the related notes referred to above.

                                                                Fiscal year                  Three months ended
                                                -------------------------------------------- ------------------
                                                                                             April 1, March 31,
                                                  1996   1997 (1)   1998   1999 (2) 2000 (3)   2000     2001
                                                -------- -------- -------- -------- -------- -------- ---------
                                                             (In thousands, except per share data)
Statement of Income Data:
Revenues.....................................   $192,209 $239,642 $247,426 $228,036 $234,913 $ 57,922 $ 58,900
Income before cumulative effect of change in
 accounting principle........................     19,894   16,426   17,995   17,778   16,012    3,560    3,129
Net income...................................     19,894   16,426   17,995   17,778   15,142    2,690    3,129
Earnings per share before cumulative
 effect of change in accounting principle (4):
 Basic.......................................       1.63     1.34     1.46     1.45     1.31      .29      .25
 Diluted.....................................       1.57     1.30     1.44     1.44     1.30      .29      .25
Earnings per share (4):
 Basic.......................................       1.63     1.34     1.46     1.45     1.24      .22      .25
 Diluted.....................................       1.57     1.30     1.44     1.44     1.23      .22      .25
Balance Sheet Data:
Working capital (5)..........................   $115,609 $176,996 $193,446 $158,711 $173,097 $158,381 $177,889
Total assets.................................    257,232  418,938  427,100  442,577  414,215  436,680  416,557
Common stock of subsidiary subject to
 redemption..................................     56,087   52,812   53,801       --       --       --       --
Long-term obligations........................         34  153,000  153,000  154,350  154,650  154,963  154,469
Stockholders' investment.....................    130,850  138,095  150,948  164,070  170,633  165,311  174,692

--------
(1) Reflects the May 1997 acquisition of Thermo Black Clawson, the issuance of $153.0 million principal amount of 4 1/2% subordinated convertible debentures due 2004, and the conversion of a $15.0 million principal amount subordinated convertible note by Thermo Electron.

(2) Reflects an $11.2 million pretax gain on the February 1999 disposition of Thermo Wisconsin, Inc., pretax restructuring costs and unusual items of $6.2 million and the reclassification of common stock of subsidiary subject to redemption to current liabilities.

(3) Reflects a $1.7 million pretax gain on the sale of property, $0.5 million of pretax income related to restructuring and unusual items, the redemption of $34.6 million of Thermo Fibergen's common stock and the cumulative effect of change in accounting principle of $0.9 million, net of income taxes of $0.6 million.

(4) Restated to reflect our one-for-five reverse stock split, effective July 12, 2001.

(5) Includes $49.2 million, $17.0 million, $50.0 million and $17.0 million reclassified from common stock of subsidiary subject to redemption to current liabilities in 1999, 2000, the three months ended April 1, 2000 and the three months ended March 31, 2001, respectively.

          MANAGEMENT'S DISCUSSION AND ANALYSIS OF FINANCIAL CONDITION
                           AND RESULTS OF OPERATIONS

   The following discussion should be read in conjunction with our consolidated financial statements and notes thereto included elsewhere in this information statement. See "Risk Factors" for trends and uncertainties known to us that could cause reported financial information to differ materially from future results.

Overview

   We operate in two segments: the Pulp and Papermaking Equipment and Systems ("Papermaking Equipment") segment and the Composite and Fiber-based Products segment. We are a leading designer and manufacturer of stock-preparation systems and equipment, papermaking machine accessories and water-management systems for the pulp and paper industry. We have been in operation for more than 100 years and have a large, stable customer base that includes most paper manufacturers in the world. We also have one of the largest installed bases of equipment in the pulp and paper industry, which provides us with a stable high margin spare parts business. In addition, we manufacture and market composite and fiber-based products, including composite building products.

   Prior to our incorporation, we operated as a division of Thermo Electron. We were incorporated in Delaware in November 1991 as a wholly owned subsidiary of Thermo Electron. We conducted an initial public offering of our common stock in November 1992 and became a majority-owned subsidiary of Thermo Electron. In July 2001 we changed our name from Thermo Fibertek Inc. to Kadant Inc.

 Pulp and Papermaking Equipment and Systems Segment

   Our Papermaking Equipment segment designs and manufactures stock-preparation equipment, paper machine accessories and water-management systems for the paper and paper recycling industries. Our principal products for this segment include:

  . custom-engineered systems and equipment for the preparation of wastepaper for conversion into recycled paper;

  . accessory equipment and related consumables important to the efficient operation of papermaking machines; and

  . water-management systems essential for the continuous cleaning of papermaking machine fabrics and the draining, purifying and recycling of process water for paper sheet and web formation.

 Composite and Fiber-based Products Segment

   Our Composite and Fiber-based Products segment consists of our composite building and fiber-based product lines. We develop, produce and market fiber-based composite products, primarily for the building industry, used for such applications as soundwalls, privacy fencing, decking and roof tiles. We also employ patented technology to produce biodegradable absorbing granules from papermaking byproducts. These granules are primarily used as agricultural carriers.

   In January 2001, we acquired the remaining 49% equity interest that we did not already own in NEXT Fiber Products, which is responsible for our composite building products line. We established a composite building products manufacturing facility in Green Bay, Wisconsin, and began limited production at the facility in 2000.

   Prior to September 2000, this segment owned and operated a plant that provided water-clarification and fiber-recovery services to a host mill on a long-term contract basis. The plant, which we began operating in July 1998, cleaned and recycled water and long fiber for reuse in the papermaking process. The services provided by the plant contributed revenues of $0.6 million, $1.4 million and $1.0 million in 1998, 1999 and 2000, respectively. We sold this plant to the host mill in September 2000, although we intend to continue operating in this line of business and pursuing other fiber-recovery projects.

 Dryers and Pollution-Control Equipment Segment

   Prior to February 1999, we also operated in the Dryers and Pollution-Control Equipment segment, which consisted of our Thermo Wisconsin Inc. subsidiary. This segment manufactured and marketed dryers and pollution-control equipment for the printing, papermaking and converting industries. In February 1999, we sold our Thermo Wisconsin subsidiary for $13.6 million in cash.

 Selected Segment Financial Data

   The following table sets forth selected financial data for each segment of our company. The financial data set forth below for each of the fiscal years in the three-year period ended December 30, 2000 are derived from our audited consolidated financial statements, which are included elsewhere in this information statement. The financial data set forth below for the three months ended April 1, 2000 and March 31, 2001 have been derived from our unaudited consolidated financial statements included elsewhere in this information statement.

                                     Fiscal year            Three months ended
                              ----------------------------  -------------------
                                                            April 1,  March 31,
                                1998      1999      2000      2000      2001
                              --------  --------  --------  --------  ---------
                                             (In thousands)
Revenues:
Pulp and Papermaking
 Equipment and Systems......  $223,799  $217,724  $227,133  $55,197    $55,987
Dryers and Pollution-Control
 Equipment (1)..............    19,513     1,802        --       --         --
Composite and Fiber-based
 Products...................     5,276     8,579     7,794    2,733      2,913
Intersegment sales
 elimination................    (1,162)      (69)      (14)      (8)         0
                              --------  --------  --------  -------    -------
                              $247,426  $228,036  $234,913  $57,922    $58,900
                              ========  ========  ========  =======    =======
Operating Income:
Pulp and Papermaking
 Equipment and Systems (2)..  $ 33,937  $ 27,061  $ 29,209  $ 6,885    $ 6,979
Dryers and Pollution-Control
 Equipment (1)..............     2,736    11,609        --       --         --
Composite and Fiber-based
 Products (3)...............    (2,468)   (1,010)   (3,116)    (303)      (983)
Corporate (4)...............    (3,857)   (8,138)   (2,673)    (961)      (940)
                              --------  --------  --------  -------    -------
                              $ 30,348  $ 29,522  $ 23,420  $ 5,621    $ 5,056
                              ========  ========  ========  =======    =======
Capital Expenditures:
Pulp and Papermaking
 Equipment and Systems......  $  3,442  $  2,964  $  2,550  $   369    $   384
Dryers and Pollution-Control
 Equipment (1)..............       197        --        --       --         --
Composite and Fiber-based
 Products...................     4,134       939     3,805    1,000        794
                              --------  --------  --------  -------    -------
                              $  7,773  $  3,903  $  6,355  $ 1,369    $ 1,178
                              ========  ========  ========  =======    =======

--------
(1) We sold this segment in February 1999. Operating income in 1999 includes $11.2 million of pretax gain on the sale of this business.

(2) Includes $3.1 million in 1999 of restructuring and unusual costs and $0.5 million in 2000 of income related to restructuring and unusual items.

(3)  Includes $0.7 million in 2000 of pretax gain on the sale of business.

(4) Primary general and administrative expenses. Operating income in 1999 includes $3.0 million of unusual items for the write down of a note receivable, as well as $1.4 million of carrying costs of the note receivable and underlying security. Operating income in 2000 includes $1.0 million pretax gain on sale of property.

 International Sales

   During 2000, approximately 49% of our sales were to customers outside the United States, principally in Europe. We generally seek to charge our customers in the same currency as our operating costs. However, our financial performance and competitive position can be affected by currency exchange rate fluctuations affecting the relationship between the U.S. dollar and foreign currencies. We reduce our exposure to currency fluctuations through the use of forward currency exchange contracts. We may enter into forward contracts to hedge certain firm purchase and sale commitments denominated in currencies other than our subsidiaries' functional currencies. These contracts principally hedge transactions denominated in U.S. dollars, French francs and Canadian dollars.

 Industry Outlook

   Our products are sold primarily to the pulp and paper industry. The paper industry is currently in a relatively severe down cycle, with falling pulp and paper prices and decreased capital spending. As a consequence, the industry has gone through a major consolidation. As paper companies continue to consolidate, they frequently reduce capacity. This trend, along with paper companies' actions to quickly reduce operating rates and restrict capital spending programs when they perceive weakness in their markets, has adversely affected our business. We expect that there will continue to be a significant amount of downtime in the pulp and paper industry in 2001. This, coupled with the strong U.S. dollar and high energy costs, will continue to produce a weak market environment that will further decrease demand for our products in the forseeable future. Our results for 2001 and possibly 2002 will be affected by the ongoing weak market conditions in the pulp and paper industry. In the longer term, we expect the consolidation in the paper industry and improved capacity management will be favorable both to paper companies and to their suppliers. In the Composite and Fiber-based Products segment, we expect our growth will primarily come from our recently introduced composite building products line, which consists of soundwall systems, decking, privacy fencing and roof tiles. We believe that the market for composite building products will grow as consumer awareness of the advantages of these products increases their acceptance as an alternative to traditional wood products.

Results of Operations

 First Quarter 2001 Compared With First Quarter 2000

  Revenues

   Revenues increased to $58.9 million in the first quarter of 2001 from $57.9 million in the first quarter of 2000. The unfavorable effects of currency translation due to the strengthening in value of the U.S. dollar relative to other currencies in countries in which we operate decreased revenues of our Papermaking Equipment segment by $2.0 million in the first quarter of 2001.

   Pulp and Papermaking Equipment and Systems Segment. Excluding the results of acquisitions and the effect of currency translation, revenues in our Papermaking Equipment segment increased $2.1 million, or 4%. Revenues from the segment's stock-preparation equipment product line increased $3.3 million, primarily as a result of an increase in sales in Europe. We expect relatively little growth in 2001 in North America due to weak demand, while we expect Europe to be somewhat stronger. We expect to see stronger demand for our products and systems in developing markets, such as China. Revenues from the Papermaking Equipment segment's accessories product line decreased $1.5 million, primarily as a result of a decrease in demand in North America due to adverse market conditions. Revenues from the Papermaking Equipment segment's water-management product line increased $0.4 million due to increased demand in Europe, offset in part by a decrease in demand in North America due to adverse market conditions.

   Composite and Fiber-based Products Segment. Our Composite and Fiber-based Products segment revenues increased $0.2 million, primarily due to $0.9 million of sales from its recently introduced composite building products. This increase was largely offset by decreased demand for fiber-based products from one of the segment's largest customers, offset in part by a net increase in demand from other customers, as well as a $0.4 million decrease in revenues as a result of the sale of the fiber-recovery and water-clarification services plant in September 2000.

 Gross Profit Margin

   Our gross profit margin decreased to 39% in the first quarter of 2001 from 40% in the first quarter of 2000. The gross profit margin decreased at the Composite and Fiber-based Products segment, primarily due to an increase of approximately $0.5 million in the cost of natural gas at our fiber-based products business in the first quarter of 2001 and, to a lesser extent, low gross profit margins as a result of start-up efforts at our new composite building products business. The gross profit margin was relatively unchanged at 40% at the Papermaking Equipment segment in 2001 compared with 2000.

 Other Operating Expenses

   Selling, general and administrative expenses as a percentage of revenues remained unchanged at 27% in the first quarters of 2001 and 2000.

   Research and development expenses decreased slightly to $1.8 million in the first quarter of 2001 compared with $1.9 million in the first quarter of 2000, or 3% of revenues in both periods. We expect to increase our research and development expenses as we develop new products for our composite building products business.

 Interest Income and Expense

   Interest income decreased to $2.1 million in the first quarter of 2001 from $2.5 million in the first quarter of 2000, due to lower average invested balances and lower prevailing interest rates. We expect interest income to decrease in 2001 as a result of lower cash balances due to the September 2000 redemption and the anticipated September 2001 redemption of Thermo Fibergen's common stock, as well as lower prevailing interest rates. Interest expense was unchanged at $1.9 million in the first quarters of 2001 and 2000.

 Income Taxes

   Our effective tax rate was 42% in the first quarter of 2001 compared with 41% in the first quarter of 2000. The effective tax rates exceeded the statutory federal income tax rate primarily due to the impact of state income taxes and nondeductible expenses.

 Minority Interest

   Minority interest income in the first quarter of 2001 primarily represents the minority investors' share of losses in our majority-owned subsidiaries. Minority interest expense in the first quarter of 2000 primarily represents accretion of Thermo Fibergen's common stock subject to redemption, offset in part by the minority investors' share of losses in Thermo Fibergen's NEXT Fiber Products subsidiary.

 Contingency

   Sequa Corporation has made a claim in arbitration against us for $3.5 million for alleged breach of the contract pursuant to which Sequa purchased the stock of our Thermo Wisconsin Inc. subsidiary in February 1999. We have denied the allegations and are defending the matter vigorously. In the opinion of management, the ultimate resolution of this matter will not materially affect our financial statements.

Year Ended 2000 Compared With Year Ended 1999

 Revenues

   Excluding the results of Thermo Wisconsin, which we sold in February 1999, revenues increased to $234.9 million in 2000 from $226.3 million in 1999. Thermo Wisconsin's revenues to external customers were $1.8 million in 1999. Gauld Equipment and Cyclotech, which we acquired in 2000, added revenues of $4.6 million during 2000. The inclusion for the full 2000 period of results from Arcline Products, which we acquired in May 1999, added incremental revenues of $0.8 million. The unfavorable effects of currency translation due to the strengthening in value of the U.S. dollar relative to other currencies in countries in which we operate decreased revenues of our Papermaking Equipment segment by $9.2 million in 2000.

   Pulp and Papermaking Equipment and Systems Segment. Excluding the results of acquisitions and the effect of currency translation, revenues in our Papermaking Equipment segment increased $13.2 million, or 6%. Revenues from the segment's stock-preparation equipment product line increased $15.2 million as a result of a $15.7 million increase in sales by our North American operations, due principally to greater demand, offset slightly by a decrease in sales in Europe, due to the general market weakness. Revenues from the Papermaking Equipment segment's accessories product line decreased $1.9 million as a result of a decrease in demand in North America and Europe. Revenues from the segment's water-management product line increased $0.3 million related to increased demand in Europe, largely offset by a decrease in demand in North America.

   Composite and Fiber-based Products Segment. Our Composite and Fiber-based Products segment revenues decreased $0.8 million, primarily due to decreased demand for fiber-based products from the segment's largest customer, as well as a $0.4 million decrease as a result of the sale of the fiber-recovery and water-clarification services plant in September 2000.

 Gross Profit Margin

   Our gross profit margin decreased to 38% in 2000 from 41% in 1999. The gross profit margin decreased at the Papermaking Equipment segment, primarily due to a change in product mix that resulted largely from a higher proportion of lower-margin large system sales at our North American stock-preparation equipment business. To a lesser extent, the gross profit margin decreased at the Composite and Fiber-based Products segment, primarily due to decreased sales without a corresponding decrease in costs, an increase of approximately $0.6 million in the cost of natural gas in 2000 and the inclusion of $0.6 million of overhead costs at our new composite building products business.

 Other Operating Expenses

   Selling, general and administrative expenses as a percentage of revenues decreased to 26% in 2000 from 27% in 1999, primarily due to increased revenues from our Papermaking Equipment segment's stock-preparation equipment product line.

   Research and development expenses increased slightly to $7.7 million in 2000, compared with $7.3 million in 1999, or 3% of revenues in both periods. The increase in research and development expenses in 2000 primarily represents increased expenditures in the Papermaking Equipment segment.

 Gain on Sale of Business and Property

   In September 2000, we sold our fiber-recovery and water-clarification services plant for $3.6 million, resulting in a pretax gain of $0.7 million. In June 2000, we sold our interest in a tissue mill for $3.9 million in cash, resulting in a pretax gain of $1.0 million. In February 1999, we sold our Thermo Wisconsin subsidiary for $13.6 million in cash, resulting in a pretax gain of $11.2 million.

 Restructuring and Unusual Items

   Restructuring and unusual income of $0.5 million in 2000 represents the reversal of a charge taken in 1999 related to the termination of a distributor agreement, which we are no longer obligated to pay due to the breach of the agreement by the third-party distributor. Restructuring and unusual costs of $6.2 million in 1999 represents write-downs for impairment of assets, severance costs, termination of distributor agreements, the expected settlement of a contractual dispute and facility-closure costs.

 Interest Income and Expense

   Interest income increased to $10.5 million in 2000 from $8.5 million in 1999, due to higher average invested balances and, to a lesser extent, higher interest rates. Interest expense was relatively unchanged at $7.5 million in 2000 and $7.4 million in 1999.

 Income Taxes

   Our effective tax rate was 41% in 2000, compared with 39% in 1999. The effective tax rate exceeded the statutory federal income tax rate primarily due to the impact of state income taxes and nondeductible expenses. The effective tax rate increased in 2000 as a result of an increase in nondeductible and other expenses.

 Minority Interest

   Minority interest income in 2000 primarily represents the minority investors' share of losses in Thermo Fibergen's NEXT Fiber Products subsidiary for the full year, offset in part by accretion of Thermo Fibergen's common stock subject to redemption. As of September 30, 2000, Thermo Fibergen's common stock subject to redemption was fully accreted. In January 2001, Thermo Fibergen purchased the remaining 49% equity interest in NEXT Fiber Products from the minority investors. As a result of Thermo Fibergen's redemption of common stock in September 2000, our ownership of Thermo Fibergen increased to 91%. Minority interest expense in 1999 primarily represents accretion of Thermo Fibergen's common stock subject to redemption, offset in part by the minority investors' share of losses NEXT Fiber Products.

Year Ended 1999 Compared With Year Ended 1998

 Revenues

   Excluding the results of Thermo Wisconsin, which we sold in February 1999, revenues decreased to $226.3 million in 1999 from $228.5 million in 1998. Thermo Wisconsin's revenues to external customers were $1.8 million and $18.9 million in 1999 and 1998, respectively. Arcline Products, which was acquired in May 1999, added revenues of $1.0 million during the period. The inclusion for the full 1999 period of results from Goslin Birmingham, which was acquired in July 1998, added incremental revenues of $3.5 million. The unfavorable effects of currency translation due to the strengthening in value of the U.S. dollar relative to other currencies in countries in which we operate decreased revenues at the Papermaking Equipment segment by $2.1 million in 1999.

   Pulp and Papermaking Equipment and Systems Segment. Excluding the results of acquisitions and the effect of currency translation, revenues in our Papermaking Equipment segment decreased $7.9 million, primarily due to a $10.8 million decrease in revenues from the stock-preparation equipment product line, resulting principally from market weakness in Europe, and a $2.1 million decrease in the accessories product line, principally in North America. These decreases were offset in part by a $5.1 million increase in revenues from the segment's water-management product line, principally in North America, related to demand for two recently introduced products.

   Composite and Fiber-based Products Segment. Our Composite and Fiber-based Products segment revenues increased $3.3 million due to a $1.7 million increase in demand for fiber-based products, primarily from its two largest customers; a $0.8 million increase in sales of its cat box filler product, which was introduced in the third quarter of 1998; and the inclusion of revenues for the full 1999 period from its fiber-recovery and water-clarification facility, which began operations in July 1998 and added $0.8 million of additional revenues in 1999.

 Gross Profit Margin

   Our gross profit margin was relatively unchanged at 40.8% in 1999, compared with 40.5% in 1998.

 Other Operating Expenses

   Selling, general and administrative expenses as a percentage of revenues increased to 27% in 1999 from 26% in 1998, primarily due to the effect of the sale of Thermo Wisconsin, for which such expenses represented 15% of Thermo Wisconsin's revenues in 1998.

   Research and development expenses increased slightly to $7.3 million in 1999 from $7.0 million in 1998, primarily due to increased expenditures in the Papermaking Equipment segment.

 Gain on Sale of Business and Property

   During the first quarter of 1999, we sold our Thermo Wisconsin subsidiary for $13.6 million in cash, resulting in a pretax gain of $11.2 million. In 1998, we recorded gains of $0.5 million relating to the sale of real estate.

 Restructuring and Unusual Items

   Restructuring costs and unusual items of $6.2 million in 1999 represent write-downs for impairment of assets, severance costs, termination of distributor agreements, the expected settlement of a contractual dispute and facility-closure costs.

 Interest Income and Expense

   Interest income increased to $8.5 million in 1999 from $8.0 million in 1998 due to higher average invested balances as a result of cash received from the sale of Thermo Wisconsin. Interest expense was relatively unchanged in 1999 and 1998.

 Income Taxes

   Our effective tax rate was unchanged at 39% in 1999 and 1998. The effective tax rate exceeded the statutory federal income tax rate primarily due to the impact of state income taxes.

 Minority Interest

   Minority interest expense primarily represents accretion of Thermo Fibergen's common stock subject to redemption.

Liquidity and Capital Resources

   Consolidated working capital was $177.9 million at March 31, 2001, compared with $173.1 million at December 30, 2000. Included in working capital are cash, cash equivalents and available-for-sale investments of $152.7 million at March 31, 2001, compared with $148.6 million at December 30, 2000. In addition, we had $3.8 million and $5.7 million invested in an advance to affiliate as of March 31, 2001 and December 30, 2000, respectively. Of the total cash, cash equivalents and available-for-sale investments at March 31, 2001, $12.3 million and $7.3 million was held by our majority-owned Thermo Fibergen and Thermo Fiberprep subsidiaries, respectively, and the remainder was held by us and our wholly owned subsidiaries. At March 31, 2001, $44.8 million of our cash and cash equivalents was held by our foreign subsidiaries.

   During the first three months of 2001, $2.1 million of cash was provided by operating activities. Inventories and unbilled contract costs and fees used cash of $2.2 million, including $3.5 million related to an increase in inventories, primarily in the stock-preparation product line, offset in part by $1.2 million related to a decrease in unbilled contract costs and fees, primarily in the stock-preparation product line due to the timing of billings. An increase in accounts payable provided $2.8 million of cash, primarily in the stock-preparation product line due to the timing of payments. In addition, a decrease in other current liabilities used $3.6 million of cash, consisting primarily of $1.7 million paid for interest accrued at year-end, a $1.3 million net decrease in accrued payroll and employee benefits and a $0.5 million decrease in billings in excess of costs and fees related to the timing of billings on long-term contracts.

   During the first three months of 2001, our investing activities, excluding available-for-sale investments and advances to affiliates, used $0.9 million of cash. We purchased property, plant and equipment for $1.2 million, including $0.8 million at Thermo Fibergen. In addition, we received cash of $0.6 million from a note receivable related to Thermo Fibergen's September 2000 sale of its fiber-recovery and water-clarification systems plant.

   During the first three months of 2001, our financing activities used $0.2 million of cash, primarily to fund the repayment of a long-term obligation.

   During September 2000, the initial redemption period, holders of Thermo Fibergen's common stock and common stock redemption rights surrendered 2,713,951 shares of Thermo Fibergen's common stock at a redemption price of $12.75 per share, for a total $34.6 million. Thermo Fibergen used available working capital to fund the payment and retired these shares immediately following the redemption. Holders of a redemption right have the option to require Thermo Fibergen to redeem one share of Thermo Fibergen's common stock at a redemption price of $12.75 per share in September 2001, the next and final redemption period. A redemption right may only be exercised if the holder owns a share of Thermo Fibergen's common stock at the time of redemption. As of March 31, 2001, there were 2,001,049 redemption rights outstanding and 1,087,299 shares of Thermo Fibergen's common stock held by persons other than us. In addition, we and/or Thermo Fibergen may acquire additional shares of Thermo Fibergen's common stock in the open market. To the extent the number of rights exceeds the number of shares of Thermo Fibergen's common stock held by persons other than us, the maximum redemption value that Thermo Fibergen would be required to pay is an amount equal to the redemption price of $12.75 per share times the total number of shares of Thermo Fibergen's common stock outstanding held by persons other than us at the time of the redemption. We expect this amount will not exceed $17.0 million. The redemption rights are guaranteed, on a subordinated basis, by Thermo Electron, but we are required to reimburse Thermo Electron if Thermo Electron makes any payment under the guarantee. In addition, we have agreed to lend Thermo Fibergen up to $15 million on commercially reasonable terms for the September 2001 redemption obligation and for working capital needs.

   At March 31, 2001, we had $74.4 million of undistributed foreign earnings that could be subject to tax if remitted to the United States. We do not currently intend to repatriate undistributed foreign earnings into the United States, and we do not expect that this will have a material adverse effect on our current liquidity.

   During the remainder of 2001, we plan to make expenditures for property, plant and equipment of approximately $6.7 million. Included in this amount is $3.3 million for capital expenditures to develop and expand our composite building products business. This business will continue to require a significant amount of capital investment as the business grows. We believe that our existing resources are sufficient to meet the capital requirements of our existing operations for the foreseeable future.

   Our ability to use our cash and to incur additional debt will be limited by financial covenants in our post-distribution agreements with Thermo Electron. See "The Distribution--Our Relationship with Thermo Electron--Distribution Agreement."

   In compliance with the IRS ruling on the distribution, we intend to issue equity in the range of 10 to 20 percent of our outstanding common stock within one year of the distribution to support our current business plan, which includes the repayment of debt, acquisitions, strategic partnerships and investment in additional capacity for our composite building products business.

                                 CAPITALIZATION

   The following table sets forth our total capitalization as of March 31, 2001. All share numbers have been restated to reflect our one-for-five reverse stock split, which we effected in July 2001. This table should be read in conjunction with the consolidated financial statements and notes thereto included elsewhere in this information statement.

                                                                  March 31, 2001
                                                                  --------------
                                                                  (In thousands)
Short-term obligations:
  Current maturities of long-term obligations....................    $    562
  Common stock of subsidiary subject to redemption...............      17,026
                                                                     --------
                                                                       17,588
                                                                     --------
Long-term obligations:
  4 1/2% subordinated convertible debentures (1).................     153,000
  Other..........................................................       1,469
                                                                     --------
                                                                      154,469
                                                                     --------
Stockholders' investment:
  Common stock, $.01 par value, 150,000,000 shares authorized,
   12,732,455 shares issued......................................         127
  Capital in excess of par value.................................      77,248
  Retained earnings..............................................     136,651
  Treasury stock at cost, 455,146 shares.........................     (20,758)
  Deferred compensation..........................................         (28)
  Accumulated other comprehensive items..........................     (18,548)
                                                                     --------
    Total stockholders' investment...............................     174,692
                                                                     --------
Total capitalization.............................................    $346,749
                                                                     ========

--------
(1) The debentures are convertible into shares of our common stock at a conversion price of $60.50 per share, are due to mature in July 2004 and are guaranteed on a subordinated basis by Thermo Electron.

   The above information excludes 5,657,780 shares of common stock that, as of March 31, 2001, we had reserved for issuance upon the exercise of options and awards currently outstanding or that may in the future be outstanding under our stock-based compensation plans and upon the possible conversion of our 4 1/2% subordinated convertible debentures due 2004.

                                THE DISTRIBUTION

Background and Reasons for the Distribution

 Thermo Electron Reorganization

   On January 31, 2000, Thermo Electron announced that its board of directors had authorized its management to proceed with a major reorganization of its operations. The reorganization reflects a significant change in strategic direction for Thermo Electron, in terms of both its business focus and its operating structure.

  . Until Thermo Electron adopted the reorganization plan, it had been engaged in operating and managing a diversified group of businesses. As a result of the reorganization, Thermo Electron today focuses primarily on its core instruments business.

  . Thermo Electron historically pursued a strategy of publicly offering minority interests in some of its subsidiaries. These subsidiaries, in turn, pursued the same strategy. Thermo Electron's management reevaluated the benefits and detriments of this corporate structure and concluded that Thermo Electron would benefit if it reorganized its instruments business under a single parent company without minority interests.

   The reorganization announced in January has three major components:

  . first, to acquire all of the minority interests in its subsidiaries except for Spectra Physics Inc. and Kadant (including its publicly-traded subsidiary);

  .  second, to divest non-instruments businesses; and

  . third, to spin-off Kadant and Viasys Healthcare Inc., a wholly owned subsidiary of Thermo Electron, as dividends to stockholders of Thermo Electron.

   Thermo Electron has completed the first and second components of its reorganization. Thermo Electron expects to complete its spin-off of Kadant with the distribution contemplated by this information statement on August 8, 2001 and to complete its spin-off of Viasys in the second half of 2001.

 Purpose of the Distribution

   On July 10, 2001, as part of its corporate reorganization, Thermo Electron announced the distribution of approximately 11,125,496 shares of our common stock, representing approximately 91% of our outstanding shares of common stock to stockholders of record of Thermo Electron on July 30, 2001. We expect Thermo Electron to effect the distribution on August 8, 2001. On the distribution date, each Thermo Electron stockholder of record on the record date will receive .0612 of a share of our common stock, together with the associated preferred stock purchase rights, as a dividend on each share of Thermo Electron common stock held by such stockholder on the record date.

   Thermo Electron is effecting the distribution of our common stock for the following purposes:

  . Thermo Electron Reorganization. Management of Thermo Electron has determined that Thermo Electron should redefine itself as a focused instrument company without the distraction of managing unrelated business units, such as our company. The distribution will assist Thermo Electron in focusing on its core instruments business by spinning-off our business.

  . Need for Additional Capital. Thermo Electron estimates that our capital needs, combined with those of Thermo Electron and Viasys, exceed Thermo Electron's projected capital resources. Thermo Electron has determined that the most efficient way to meet these projected capital needs is for us and Viasys to raise our own additional capital, while Thermo Electron dedicates available cash and anticipated proceeds from the divestiture of its non-core business units to its instruments business.

  . Facilitating Our Future Financings. Thermo Electron has concluded that a public offering by us as an independent company would raise funds on better economic terms than could be raised through either an additional public offering of Thermo Electron common stock or a public offering of our common stock by us while we continue to be controlled by Thermo Electron. Thermo Electron also believes that its present organizational structure limits the ability of Thermo Electron and its subsidiaries, including our company, to fund future growth opportunities. We will only make a public offering of our common stock by means of a prospectus complying with the requirements of the Securities Act, and this information statement does not constitute an offer to sell, or a solicitation of an offer to buy, any shares of our common stock.

  . Facilitating Our Growth Strategy. We plan to aggressively seek to expand our business over the next several years through the introduction of new products, investments in research and development and the exploration of new opportunities in the paper and paper recycling and alternative lumber products markets and the acquisition of complementary technologies and businesses. In order to pursue acquisitions or invest significant capital in research and development, we, as a majority-owned subsidiary of Thermo Electron, have had to obtain the approval of Thermo Electron's management and compete with other Thermo Electron businesses for limited capital resources. As a fully independent company, with access to our own capital and without the involvement of Thermo Electron, we will be free to pursue our growth and acquisition strategies.

  . Attraction and Retention of Employees. Following the distribution, we and Thermo Electron each will have a continued need to recruit qualified managers. Due to the differences of the industries in which we and Thermo Electron compete, we and Thermo Electron believe that we each will be better able to attract qualified candidates because our respective businesses will be more focused and not part of a large diversified company. We and Thermo Electron each will be able to focus on our respective businesses, and we each will be able to reward our employees through incentive compensation and option plans that are tied more directly to the performance of our own business.

 Determination of the Board of Directors of Thermo Electron to Spin Off Kadant

   In authorizing the distribution, the board of directors of Thermo Electron considered a number of positive and negative factors, evaluated other options with respect to our business and consulted with its financial advisors. The Thermo Electron board of directors ultimately concluded that the distribution would maximize the combined value of Thermo Electron and our company for Thermo Electron's stockholders.

   Positive Considerations. In authorizing the distribution, the board of directors of Thermo Electron considered the factors described above under "-- Purpose of the Distribution." Thermo Electron's board of directors also considered the following factors, each of which it considered positive, in its evaluation of the distribution:

  . Thermo Electron's need to operate as a single company focused on its core instruments business;

  . Our company's possession of sufficient scale and business fundamentals to operate as a stand-alone entity; and

  . Our company's operational focus, customer profile and market dynamics, which are sufficiently dissimilar to Thermo Electron's core instrument business to render it difficult to manage together with the instrument business.

   Negative Considerations. Thermo Electron's board of directors also considered the following factors, each of which it considered negative, in its evaluation of the distribution:

  .  The size of our market capitalization;

  . Our lack of access to the resources and economies of scale of a larger organization; and

  . The elimination of our revenues and income from Thermo Electron's combined financial statements.

   Alternatives to the Distribution. The board of directors of Thermo Electron considered several alternatives to the distribution. In particular, the board considered retaining our company as a majority-owned subsidiary of Thermo Electron, but concluded that our company's operational focus, customer profile and market dynamics were sufficiently dissimilar to those of Thermo Electron's core instrument business to render it difficult for Thermo Electron to continue to manage our company following Thermo Electron's reorganization. In addition, the board of directors considered a sale of its stake in our company but concluded that, among other things, the tax consequences of such a sale would result in less of a benefit to Thermo Electron's stockholders than a spin-off of our company.

Manner of Effecting the Distribution

   In connection with the distribution, we have entered into a distribution agreement and a tax matters agreement with Thermo Electron that set forth the general terms and conditions of the distribution. We also have entered into a transition services agreement with Thermo Electron that will govern our relationship with Thermo Electron following the distribution.

 The Number of Shares You Will Receive

   Pursuant to the distribution agreement, for each share of Thermo Electron common stock that you own at 5:00 p.m. Eastern time on July 30, 2001, the record date, you will be entitled to receive that number of shares of our common stock equal to the quotient obtained by dividing the number of shares of our common stock to be distributed in the spin-off by the total number of shares of Thermo Electron common stock outstanding at 5:00 p.m. Eastern time on the record date. Thus, the following equation determines the number of shares of our common stock you will be entitled to receive for each share of Thermo Electron common stock you hold:

     Total number of our shares to be distributed
     in the spin-off                                    11,125,496
     --------------------------------------------   =  ------------   = .0612
     Total number of shares of Thermo Electron          181,568,236
     common stock outstanding as of 5:00 p.m.,
     Eastern time, on the record date

   Based on the number of shares of Thermo Electron common stock outstanding as of 5:00 p.m. Eastern time on July 30, 2001, the record date, you will be entitled to receive .0612 of a share of our common stock for each share of Thermo Electron common stock you own at 5:00 p.m. Eastern time on the record date.

   You are not required to pay cash or any other consideration for the shares of our common stock that you receive in the distribution. You will not need to surrender or exchange certificates representing shares of Thermo Electron common stock in order to receive shares of our common stock. You will continue to own your shares of Thermo Electron common stock and, if you were a stockholder of record on the record date for the distribution, you will also receive shares of our common stock. The distribution will not otherwise change the number of, or the rights associated with, outstanding shares of Thermo Electron common stock.

   All shares of our common stock distributed to Thermo Electron stockholders in the distribution will be fully paid and nonassessable, and the holders thereof will not be entitled to preemptive rights. See "Description of Capital Stock."

 Trading between the Record Date and Distribution Date

   During the period beginning approximately two business days prior to the record date and ending at the market close on August 8, 2001, the distribution date, there will be two markets in Thermo Electron common stock, a "regular way" market and an "ex-dividend" market. Shares that trade on the regular way market will trade with an entitlement to shares of our common stock distributed pursuant to the spin-off. Shares that trade on the ex-dividend market will trade without an entitlement to shares of our common stock distributed pursuant to the spin-off. Therefore, if you own shares of Thermo Electron common stock at 5:00 p.m. Eastern time on the record date, and sell those shares on the regular way market prior to market close on August 8, 2001, the distribution date, you will also be trading the shares of our common stock that would have been distributed to you pursuant to the spin-off. If you sell those shares of Thermo Electron common stock on the ex-dividend market prior to the distribution date, you will still receive the shares of our common stock that were to be distributed to you pursuant to your ownership of the shares of Thermo Electron common stock.

   Furthermore, between the record date and market close on the distribution date there will be two markets in our common stock, a "regular way" market and a "when-issued trading" market. The regular way market will be the same market for shares of our common stock that currently exists. The when-issued trading market will be a market for shares of our common stock that will be distributed to Thermo Electron stockholders on the distribution date. If you own shares of Thermo Electron common stock at 5:00 p.m. Eastern time on the record date, then you will be entitled to shares of our common stock distributed pursuant to the spin-off. You may trade this entitlement to shares of our common stock, without the shares of Thermo Electron common stock you own, on the when-issued trading market.

 When and How You Will Receive the Dividend

   Thermo Electron will distribute the dividend after market close on August 8, 2001, by releasing its shares of our common stock to be distributed in the spin-off to American Stock Transfer & Trust Company, our transfer agent and the distribution agent for the spin-off. As of 4:00 p.m. Eastern time on August 8, 2001, the distribution agent will cause the shares of our common stock to which you are entitled to be registered in your name. As of that time, you will become the record holder of that number of shares of our common stock.

   The distribution agent will not deliver any fractional shares of our common stock in connection with the spin-off. Instead, the distribution agent will aggregate all fractional shares and sell them on behalf of those holders who otherwise would be entitled to receive a fractional share. Such holders will then receive a cash payment in the amount of their pro rata share of the total net proceeds of that sale.

   You will receive stock certificates representing your ownership of whole shares of our common stock from the distribution agent. The distribution agent will begin mailing stock certificates representing your ownership of whole shares of our common stock on or promptly after August 8, 2001, the distribution date. Your check for any cash that you may be entitled to receive instead of fractional shares of our common stock will follow separately. We currently estimate that it will take about two weeks from the distribution date for the distribution agent to complete these mailings. No interest will accrue on the amount of any payment made in lieu of the issuance of a fractional share.

Accounting Treatment of the Distribution

   The distribution will be treated for accounting purposes as a payment of a dividend of shares of our common stock to stockholders of Thermo Electron in the period in which the distribution is consummated.

Material United States Federal Income Tax Consequences of the Distribution

   Thermo Electron has received a favorable private letter ruling from the IRS substantially to the effect that, among other things, the distribution will qualify as a "tax-free" spin-off under Section 355 of the Internal Revenue Code. The following is a list of the material United States federal income tax consequences of the distribution.

  . Thermo Electron stockholders generally will not recognize gain or loss upon the receipt of our common stock in the distribution. They will, however, recognize dividend income in an amount equal to the fair market value of any "taxable" shares received by them. For this purpose, shares of our common stock will be treated as "taxable" shares if they were acquired by Thermo Electron during the preceding five-
   year period in transactions in which gain or loss was realized to any extent. We believe that approximately eight percent of our shares of common stock distributed in the distribution will be considered to be "taxable" shares. A pro-rata portion of the "taxable" shares will be received by each Thermo Electron stockholder. In addition, a Thermo Electron stockholder will recognize gain or loss to the extent any cash received in lieu of a fractional share of our common stock exceeds or is less than, as applicable, the stockholder's basis in the fractional share.

  . Neither we nor Thermo Electron will recognize gain or loss upon the distribution, except that Thermo Electron will recognize gain to the extent of any appreciation over Thermo Electron's original purchase price in any "taxable" shares of our stock that it distributes.

  . The aggregate tax basis of the Thermo Electron common stock and our common stock (other than "taxable" shares) in the hands of each Thermo Electron's stockholder after the distribution will equal the aggregate tax basis of the Thermo Electron common stock held by the stockholder immediately before the distribution. Applicable treasury regulations require that each stockholder allocate this aggregate tax basis between the Thermo Electron common stock and our common stock (other than "taxable" shares) in proportion to their respective fair market values at the time of the distribution. The aggregate tax basis of any "taxable" shares received by a Thermo Electron stockholder in the distribution will equal the fair market value of those shares at the time of the distribution.

  . Assuming that a Thermo Electron stockholder's common stock is held as a capital asset, the holding period for the shares (other than "taxable" shares) of our common stock received in the distribution by the stockholder will include the holding period of the Thermo Electron common stock upon which the distribution is made. The holding period for any "taxable" shares of our common stock received in the distribution will commence on the day following the date of the distribution.

   Although the distribution generally will be tax-free as of the distribution date, the occurrence of various actions or events following the distribution could render the distribution fully taxable to stockholders of Thermo Electron who receive shares of our common stock in the distribution and/or Thermo Electron. The events that could cause the distribution to become taxable to the stockholders of Thermo Electron and Thermo Electron retroactively include:

  . our transfer of a material portion of our assets outside the ordinary course of business;

  . Thermo Electron's transfer of a material portion of its assets outside of the ordinary course of business;

  . the liquidation of our company or Thermo Electron, or the merger of our company or Thermo Electron with or into another corporation;

  . our discontinuance of a material portion of our historical business activities;

  . Thermo Electron's discontinuance of a material portion of its historical business activities;

  . the conversion, redemption or exchange of shares of our common stock received in the distribution into or for any other stock, security, property or cash;

  . transfers of our common stock or Thermo Electron common stock in amounts sufficient to cause the historic stockholders of Thermo Electron not to be considered to have maintained sufficient continuity of proprietary interest in our company, Thermo Electron or both; and

  . our failure to conduct a public offering of ten to twenty percent of our common stock within one year of the distribution in accordance with our representation to the IRS.

   As of the date of this information statement, neither we nor Thermo Electron have any plans to take any of the foregoing actions.

   If the distribution of our shares becomes taxable as a result of one of any of the foregoing actions, then:

  . The group of corporations with which we and Thermo Electron currently file consolidated federal income tax returns would recognize a corporate-level taxable gain. This gain generally would equal the amount by which the fair market value of the shares of our common stock distributed in the distribution exceeded Thermo Electron's basis in those shares.

  . Under applicable law, we and Thermo Electron each would be severally liable for the corporate-level tax on such gain.

  . Each holder of Thermo Electron common stock who received shares of our common stock in the distribution would be treated as having received a taxable dividend in an amount equal to the fair market value of the shares of our common stock received.

   In addition, the acquisition of 50% or more of the stock of Thermo Electron or of our company, by vote or value, pursuant to a plan that contemplated both the acquisition and the distribution would cause the distribution to become fully taxable to Thermo Electron, but not its stockholders. For this purpose, most acquisitions of stock within the four-year period beginning two years prior to the distribution will be presumed to have been undertaken pursuant to such a plan.

   Under the tax matters agreement, we have agreed to indemnify Thermo Electron, but not the stockholders of Thermo Electron, against liability for taxes resulting from (a) the conduct of our business following the distribution or (b) the failure of the distribution to Thermo Electron stockholders of shares of our common stock or of the Viasys common stock to continue to qualify as a tax-free spin-off under Section 355 of the Internal Revenue Code as a result of some actions that we take following the distribution. Thermo Electron has agreed to indemnify us against taxes resulting from the conduct of Thermo Electron's business prior to and following the distribution or from the failure of the distribution of shares of our common stock to the Thermo Electron stockholders to continue to qualify as a tax-free spin-off under Section 355 of the Internal Revenue Code other than as a result of some actions that we may take following the distribution. If any of our post-distribution activities causes the distribution to become taxable, we could incur significant liability to Thermo Electron and/or various taxing authorities, which could adversely affect our results of operations, financial position and cash flows.

   You should consult your own tax advisor as to the particular consequences to you of the distribution, including the application of state, local and foreign tax laws. In addition, you should file with the IRS the form of information statement annexed hereto as Annex A with your tax return covering the period in which the distribution occurs.

Treatment of Thermo Electron Options Held by Our Employees

   On the distribution date, all options for Thermo Electron common stock held by our employees will cease to vest. All such options that are not vested will be cancelled on the distribution date. All vested Thermo Electron options held by our employees on the distribution date will expire on January 31, 2002, unless exercised prior to that date. Alternatively, our employees may elect prior to the distribution to receive options for Kadant common stock in exchange for their Thermo Electron options. We will determine the number of shares and the exercise price of options to purchase Kadant common stock issued in exchange for Thermo Electron options using a conversion formula. The conversion formula will be calculated by dividing the closing price per share of Thermo Electron common stock on The New York Stock Exchange on the distribution date by the opening price per share of our common stock on The American Stock Exchange on the first trading day after the distribution date. The resulting Kadant options will maintain the original vesting provisions and option periods. As of June 28, 2001, our employees held options to purchase an aggregate of approximately 429,500 shares of Thermo Electron common stock. We do not currently know how many Kadant options we will issue in exchange for Thermo Electron options because, among other things, we will not know some of the conversion formula components until the day after the distribution date.

Relationship with Thermo Electron After the Distribution

   In connection with the distribution, we and Thermo Electron have entered into a distribution agreement and a transition services agreement, the material terms of which are summarized below. In addition, we have entered into a tax matters agreement, the material terms of which are summarized above under "-- Material United States Federal Income Tax Consequences of the Distribution."

 Distribution Agreement

   The distribution agreement provides, among other things:

  . for the principal corporate transactions required to effect the distribution;

  . for restrictions relating to our ability to use cash or incur debt during the time that Thermo Electron continues to guarantee our subordinated convertible debentures due 2004 and our obligations with respect to the redemption of the outstanding shares of Thermo Fibergen that are not held by us. These restrictions include financial covenants requiring (1) the ratio of our net indebtedness to net capitalization not to exceed 40% and (2) the sum of our (a) operating income (excluding restructuring and other unusual charges or income (such as gains on sales of assets) included in operating income) and amortization of our goodwill and other intangible assets and (b) our interest income to be at least four times greater than our interest expense. In the event that we fail to comply with these financial covenants and have not cured our noncompliance within the applicable cure period, we will be obligated to relieve Thermo Electron of its obligations under all of its outstanding guarantees of our performance and payment in connection with our debentures and our obligations with respect to the redemption of outstanding shares of Thermo Fibergen common stock. In addition, in the event that we undergo a change in control, we have agreed to fully cash collateralize or back with one or more letters of credit all of our obligations under the debentures and with respect to the redemption of outstanding shares of Thermo Fibergen common stock;

  . that we must, on or before December 29, 2001, terminate or replace, by obtaining letters of credit, guarantees or other similar arrangements from our lender, all of our obligations that are subject to guarantee, indemnity or other similar assurance by Thermo Electron (other than our obligations under our subordinated convertible debentures due 2004 and our obligation with respect to the redemption of outstanding shares of Thermo Fibergen that are not held by us); and

  . for the other arrangements governing the relationship between us and Thermo Electron with respect to and resulting from the distribution.

The distribution agreement provides for cross-indemnification designed principally to place financial responsibility for the liabilities of our business with us and financial responsibility for the liabilities of Thermo Electron's business with Thermo Electron.

 Transition Services Agreement

   The transition services agreement provides that Thermo Electron's corporate staff will provide us with routine administrative services, including the arrangement of insurance coverage (at our expense), stock option and employee stock purchase plan administration, corporate record keeping, information technology, tax, Edgar and Hyperion support and other services, until December 29, 2001. Thermo Electron will provide us with these routine services at a level and in a manner consistent with the services that Thermo Electron provided to us prior to the distribution. Thermo Electron has also agreed to perform transition services necessary to train our personnel to assume responsibility for services provided by Thermo Electron prior to the distribution. In return for these routine administrative and transition services, we will pay Thermo Electron a fee equal to 0.4% of our consolidated revenues for the fiscal quarter ending September 29, 2001, and 0.2% of our consolidated revenues for the fiscal quarter ending December 29, 2001, plus out-of-pocket and third party expenses. We and Thermo Electron believe that this fee arrangement reflects an arms-length, fair market valuation of the services that Thermo Electron will provide us under this Agreement.

   In addition to routine administrative and training services, the transition services agreement provides that Thermo Electron, in its discretion, may also provide us with additional services specifically requested by us, such as litigation support, acquisition and offering support, corporate development or public or investor relations. For performing these additional services, Thermo Electron will charge us what it determines to be the fair market value of the services on a basis consistent with the fees Thermo Electron charged us for similar services prior to the distribution, plus out-of-pocket and third party expenses. Thermo Electron's good faith determination of whether a service is an additional service to be provided at additional cost is binding on both parties unless made in bad faith.

   Thermo Electron has also agreed to continue to sublease to us our existing office space at our corporate headquarters. The sublease will be on a month-to-month basis and on terms consistent with those in effect between Thermo Electron and us prior to the distribution. The term of the sublease may extend beyond December 29, 2001. Thermo Electron may terminate this sublease on three months prior written notice to us.

             RELATIONSHIP AND POTENTIAL CONFLICTS OF INTEREST WITH
                      THERMO ELECTRON AND RELATED PARTIES

   The following is a description of the material terms of the agreements and arrangements involving our company and either Thermo Electron or Thermo Electron's direct and indirect subsidiaries.

General

   Prior to our incorporation, we operated as a division of Thermo Electron. We were incorporated in November 1991 as a wholly owned subsidiary of Thermo Electron. We conducted an initial public offering of our common stock in November 1992 and became a majority-owned subsidiary of Thermo Electron. Prior to the distribution, some of our directors and executive officers were also directors, officers and employees of Thermo Electron and/or its other subsidiaries. In acting on our behalf, these directors and officers considered not only the short-term and long-term impact of operating decisions on our business, but also the impact of such decisions on the consolidated financial results of Thermo Electron.

   We have entered into a number of agreements with Thermo Electron and its subsidiaries relating to our historical business and our relationship with the Thermo Electron group of companies, the material terms of which are described below. In addition, we recently entered into a number of agreements with Thermo Electron relating to the distribution, which are described below and elsewhere in this information statement. Although these agreements were not negotiated on an arm's-length basis, we and Thermo Electron each believe that the terms of these agreements are comparable to those that we would receive from unaffiliated third parties.

Agreements Relating to the Distribution

   Immediately prior to the distribution, we will be a majority-owned subsidiary of Thermo Electron. After the distribution, Thermo Electron will not own any of our common stock, no Thermo Electron directors will serve on our board of directors and no Thermo Electron officers will serve as officers of our company.

   We have entered into several agreements with Thermo Electron to define our ongoing relationship after the distribution and to allocate tax and other specified liabilities and obligations arising from periods prior to the distribution date. We entered into these agreements while we were still a majority-owned subsidiary of Thermo Electron. The material terms of these agreements are set forth under the caption "The Distribution--Our Relationship with Thermo Electron after the Distribution" and "The Distribution--Material U.S. Federal Income Tax Consequences of the Distribution."

Other Agreements

   Historically, the relationship between Thermo Electron and its majority-owned, private and publicly held subsidiaries has been governed by the Thermo Electron Corporate Charter, which defines the relationships and delineates the nature of cooperation among Thermo Electron and these subsidiaries. Prior to the distribution, the relationship between Thermo Electron and our company was governed by the Charter. The purpose of the Charter is to ensure that (1) all of the companies and their stockholders are treated consistently and fairly,
(2) the scope and nature of the cooperation among the companies, and each company's responsibilities, are adequately defined, (3) each company has access to the combined resources and financial, managerial and technological strengths of the others, and (4) Thermo Electron and these subsidiaries, in the aggregate, are able to obtain the most favorable terms from outside parties.

   To achieve these ends, the Charter identifies the general principles to be followed by the companies, addresses the role and responsibilities of the management of each company, provides for the sharing of group resources by the companies and provides for centralized administrative, banking and credit services to be performed by Thermo Electron. The services provided by Thermo Electron include collecting and managing cash generated by members, coordinating the access of Thermo Electron and the subsidiaries to external financing sources, ensuring compliance with external financial covenants and internal financial policies, assisting in the formulation of long-range planning and providing other banking and credit services. Pursuant to the Charter, Thermo Electron may also provide guarantees of debt or other obligations of the subsidiaries or may obtain external financing at the parent level for the benefit of the subsidiaries. In certain instances, the subsidiaries may provide credit support to, or on behalf of, the consolidated entity or may obtain financing directly from external financing sources. Under the Charter, Thermo Electron is responsible for determining that Thermo Electron and the subsidiaries remain in compliance with all covenants imposed by external financing sources, including covenants related to borrowings of Thermo Electron or the subsidiaries, and for apportioning such constraints among Thermo Electron and the subsidiaries. In addition, Thermo Electron establishes certain internal policies and procedures applicable to members of the Thermo group. The cost of the services provided by Thermo Electron to the subsidiaries is covered under existing corporate services agreements between Thermo Electron and the subsidiaries.

   As provided in the Charter, we and Thermo Electron have entered into a corporate services agreement under which Thermo Electron's corporate staff provides certain administrative services, including certain legal advice and services, risk management, employee benefit administration, tax advice and preparation of tax returns, centralized cash management and financial and other services to us. We were assessed an annual fee equal to 0.8% of our consolidated revenues for these services in fiscal 2000. Our management believes that the charges under the services agreement for fiscal 2000 are reasonable and that the terms of the services agreement are fair to our company. Effective April 2001, the fee under this arrangement was reduced to 0.6% of our consolidated revenues and will continue to decline to 0.4% of consolidated revenues in the third quarter and 0.2% of consolidated revenues in the fourth quarter of 2001. The services agreement terminates automatically in the event that we cease to be a participant in the Charter, which will occur upon the distribution, and will be replaced by the transition services agreement described above under "The Distribution--Relationship with Thermo Electron After the Distribution."

   We have also entered into a tax allocation agreement under which we and our subsidiaries are included in the consolidated federal and state income tax returns filed by Thermo Electron. The tax allocation agreement provides that in years in which these entities have taxable income, we will pay to Thermo Electron amounts comparable to the taxes we would have paid if we had filed separate tax returns. In years in which these entities include a loss, Thermo Electron will reimburse us the amount that we would have received if we had filed separate tax returns. After the distribution, we will be required to file our own income tax returns. At June 30, 2001, we owed Thermo Electron $1.7 million under the tax allocation agreement.

   Our participation in the Charter will terminate when we cease to be controlled by Thermo Electron. Our withdrawal from the Charter will automatically terminate the corporate services agreement and tax allocation agreement in effect between us and Thermo Electron. Our withdrawal from participation will not terminate outstanding commitments to third parties made by us, or by Thermo Electron or the other participating subsidiaries, prior to the withdrawal.

   One of our European-based subsidiaries, along with other European-based subsidiaries of Thermo Electron, participate in a notional pool arrangement in the United Kingdom with Barclays Bank. Under this arrangement, Barclays notionally combines the positive and negative cash balances held by the participants to calculate the net interest yield/expense for the group. The benefit derived from this arrangement is then allocated based on balances attributable to the respective participants. Thermo Electron guarantees all of the obligations of each participant in this arrangement. At June 30, 2001, we had access to a $1.6 million line of credit under this arrangement. At June 30, 2001, we had invested $11.0 million under this arrangement. We will cease to participate in the notional pool arrangement after the distribution.

   At June 30, 2001, we owed Thermo Electron and its other subsidiaries an aggregate of $0.8 million for amounts due under the corporate services agreement and related administrative charges, for other products and services, and for miscellaneous items, excluding amounts owed by us to Thermo Electron under the tax allocation agreement. The largest amount of such net indebtedness owed by us to Thermo Electron and its other subsidiaries since January 2, 2000 was $1.7 million. These amounts do not bear interest, and we expect to pay them in the normal course of business.

   From June 1999 to August 2000, we and Thermo Electron used a domestic cash management arrangement. Under the arrangement, amounts advanced to Thermo Electron by us for domestic cash management purposes earned interest at the 30-day Dealer Commercial Paper Rate plus 50 basis points, set at the beginning of each month. Thermo Electron was contractually required to maintain cash, cash equivalents, and/or immediately available bank lines of credit equal to at least 50% of all funds invested under this cash management arrangement by all Thermo Electron subsidiaries other than wholly owned subsidiaries. We had the contractual right to withdraw our funds invested in the cash management arrangement upon 30 days' prior notice. Effective August 2000, we no longer participate in the domestic cash management arrangement. In addition, one of our European-based subsidiaries currently participates in a cash management arrangement with a wholly owned subsidiary of Thermo Electron on terms similar to the domestic cash management arrangement. At June 30, 2001, we, through this European-based subsidiary, had $3.5 million invested under this arrangement. This arrangement will cease after the distribution.

                          DESCRIPTION OF CAPITAL STOCK

   The following description summarizes our charter and by-laws. This summary is qualified by reference to the actual provisions of our charter and by-laws which are included as exhibits to our public filings with the Commission.

Common Stock

   Our charter authorizes 150,000,000 shares of common stock, par value $.01 per share, for issuance. As of July 30, 2001, the record date of the distribution, 12,277,147 shares of our common stock were issued and outstanding, of which 11,125,496 shares were held by Thermo Electron. Our charter provides for the following with respect to our common stock:

   Voting. Holders of common stock are entitled to one vote for each share held on all matters submitted to a vote of stockholders and do not have cumulative voting rights. Accordingly, holders of a majority of the shares of our common stock entitled to vote in any election of directors may elect all of the directors standing for election.

   Dividends. If our board of directors declares a dividend, holders of common stock will receive payments on a ratable basis from our funds that are legally available to pay dividends. However, this dividend right is subject to any preferential dividend rights we may grant to the persons who hold preferred stock, if any is outstanding.

   Liquidation. If we are dissolved, the holders of our common stock will be entitled to share ratably in all the assets that remain after we pay our liabilities and any amounts we may owe to the persons who hold preferred stock, if any is outstanding.

   Other. Holders of our common stock do not have preemptive, subscription, redemption or conversion rights. The outstanding shares of our common stock are, and the shares to be distributed by Thermo Electron will be, fully paid and nonassessable.

   The rights, powers, preferences and privileges of holders of our common stock are subject to, and may be adversely affected by, the rights of the holders of shares of any series of preferred stock which we may designate and issue in the future. Currently, we have no shares of preferred stock outstanding.

Preferred Stock

   Our charter authorizes our board of directors, subject to any limitations prescribed by law and without further stockholder approval, to issue from time to time up to 5,000,000 shares of preferred stock in one or more series. Our charter also authorizes our board of directors, subject to the limitations prescribed by Delaware law, to:

  . establish the number of shares to be included in each series and to fix the voting powers, preferences, qualifications and special or relative rights or privileges of each series; and

  . issue preferred stock with voting, conversion and other rights and preferences that could adversely affect the voting power or other rights of the holders of common stock.

   The purpose of authorizing our board of directors to issue preferred stock and determine its rights and preferences is to eliminate delays associated with a stockholder vote on specific issuances. The issuance of preferred stock or of rights to purchase preferred stock, however, could have the effect of making it more difficult for a third party to acquire, or of discouraging a third party from attempting to acquire, a majority of our outstanding common stock.

   Our board of directors has authorized 15,000 shares of Series A junior participating preferred stock for issuance under our stockholder rights plan. See "--Stockholder Rights Plan" below. We have no current plans to issue any preferred stock other than as may be provided for by the stockholder rights plan.

Delaware Law and Our Charter and By-Laws Provisions; Anti-Takeover Effects

   Staggered Board. Our charter provides that:

  . our board of directors will be divided into three classes, with staggered three-year terms;

  . directors may be removed only for cause by the vote of the holders of at least 75% of the shares of our capital stock entitled to vote; and

  . any vacancy on the board of directors, however occurring, including a vacancy resulting from an enlargement of the board, may only be filled by vote of a majority of the directors then in office.

   These provisions could discourage, delay or prevent a change in control of our company or an acquisition of our company at a price which many stockholders may find attractive. The existence of these provisions could limit the price that investors might be willing to pay in the future for shares of our common stock. These provisions may also have the effect of discouraging a third party from initiating a proxy contest, making a tender offer or attempting to change the composition or policies of our board of directors.

   Stockholder Action; Special Meeting of Stockholders. Our charter and by-laws also provide that:

  . stockholder action may be taken only at a duly called and convened annual or special meeting of stockholders and then only if properly brought before the meeting;

  . stockholder action may not be taken by written action in lieu of a meeting;

  . special meetings of stockholders may be called only by our chairman of the board, our chief executive officer or by our board of directors; and

  . in order for any matter to be considered "properly brought" before a meeting, a stockholder must comply with requirements regarding providing specified information and advance notice to us.

   These provisions could delay, until the next stockholders' meeting, actions which are favored by the holders of a majority of our outstanding voting securities. These provisions may also discourage another person or entity from making a tender offer for our common stock, because a person or entity, even if it acquired a majority of our outstanding voting securities, would be able to take action as a stockholder only at a duly called stockholders' meeting, and not by written consent.

   Supermajority Votes Required. The General Corporation Law of Delaware provides that the vote of a majority of the shares entitled to vote on any matter is required to amend a corporation's charter or by-laws, unless a corporation's charter or by-laws, as the case may be, requires a greater percentage. Our charter requires the vote of the holders of at least 75% of our capital stock entitled to vote to amend or repeal any of the foregoing provisions. The 75% stockholder vote is in addition to any separate class vote that might be required pursuant to the terms of any series of preferred stock that might be then outstanding.

   Business Combinations. We are subject to the provisions of Section 203 of the Delaware General Corporation Law. Section 203 prohibits a publicly held Delaware corporation from engaging in a "business combination" with an "interested stockholder" for three years after the date of the transaction in which the person became an interested stockholder, unless the business combination is approved in a prescribed manner. A "business combination" includes mergers, asset sales and other transactions resulting in a financial benefit to the interested stockholder. An "interested stockholder" is a person who, together with affiliates and associates, owns, or within three years did own, 15% or more of the corporation's voting stock.

   Indemnification. Our charter provides that our directors will not be personally liable to us or to our stockholders for monetary damages for breach of fiduciary duty as a director, except that the limitation eliminates or limits liability only to the extent that the elimination or limitation of this liability is permitted by the Delaware General Corporation Law as it exists or may later be amended. Our charter further provides for the indemnification of our directors and officers to the fullest extent permitted by Section 145 of the Delaware General Corporation Law, including circumstances in which indemnification is otherwise discretionary.

Stockholder Rights Plan

   Under Delaware law, every corporation may create and issue rights entitling the holders of the rights to purchase from the corporation shares of its capital stock, subject to any provisions of its charter. The price and terms of the shares must be stated in the company's charter or in a resolution adopted by the board of directors for the creation or issuance of such rights.

   We have entered into a rights agreement with American Stock Transfer & Trust Company, as rights agent. On August 6, 2001, pursuant to the terms of our rights plan, we issued to our stockholders one preferred stock purchase right for each outstanding share of our common stock. Each right, when exercisable, entitles the registered holder to purchase from us a unit consisting of one ten-thousandth of a share of Series A junior participating preferred stock at a purchase price of $75, subject to adjustment.

   The rights agreement provides that, with respect to the period of time prior to the distribution, the rights will not become exercisable as a result of Thermo Electron's ownership of our stock.

   The following description is a summary of the material terms of our stockholder rights plan. It does not restate these terms in their entirety. We urge you to read our stockholder rights plan because it, and not this description, defines the terms and provisions of our plan. We have filed a copy of the rights agreement that establishes our rights plan as an exhibit to our Current Report on Form 8-K, which was filed with the Commission on July 17, 2001.

   Distribution of rights. Initially, the rights are not exercisable and are attached to all certificates representing outstanding shares of our common stock, and we will not distribute separate rights certificates. The rights will separate from our common stock, and a rights distribution date will occur, upon the earlier of the following events:

  . 10 business days after a public announcement that a person or group has acquired, or obtained the right to acquire, beneficial ownership of 15% or more of the outstanding shares of our common stock; and

  . 10 business days following the start of a tender offer or exchange offer that would result in a person or group beneficially owning 15% or more of the outstanding shares of our common stock.

   The distribution date may be deferred by our board of directors. In addition, some inadvertent actions will not trigger the occurrence of the rights distribution date.

   Prior to the rights distribution date:

  . the rights are evidenced by our common stock certificates and will be transferred with and only with such common stock certificates; and

  . the surrender for transfer of any certificates of our common stock will also constitute the transfer of the rights associated with our common stock represented by such certificate.

   The rights are not exercisable until the rights distribution date and will expire at the close of business on the tenth anniversary of the date our board of directors adopts the rights plan, unless we redeem or exchange them earlier as described below.

   As soon as practicable after the rights distribution date, rights certificates will be mailed to the holders of record of our common stock as of the close of business on the rights distribution date. From and after the rights distribution date, the separate rights certificates alone will represent the rights. All shares of our common stock issued prior to the rights distribution date will be issued with rights. Shares of our common stock issued after the rights distribution date in connection with specified employee benefit plans or upon conversion of specified securities will be issued with rights. Except as otherwise determined by our board of directors, no other shares of our common stock issued after the rights distribution date will be issued with rights.

   Flip-in event. If a person becomes the beneficial owner of 15% or more of the outstanding shares of our common stock, except as described below, each holder of a right will thereafter have the right to receive, upon exercise, a number of shares of our common stock, or, in some circumstances, cash, property or other securities of ours, which equals the exercise price of the right divided by one-half of the current market price of our common stock on the date the acquisition occurs. However, following the acquisition:

  . rights are not exercisable until the rights are no longer redeemable by us as set forth below; and

  . all rights that are, or were, under the circumstances specified in the rights agreement, beneficially owned by any acquiring person will be null and void.

   The event set forth in this paragraph is referred to as a flip-in event. A flip-in event would not occur if there is an offer for all of our outstanding shares of common stock that our board of directors determines is fair to our stockholders and in their best interests.

   For example, at an exercise price of $75 per right, each right not owned by an acquiring person, or by some related parties, following a flip-in event would entitle the holder to purchase for $75 the number of shares of our common stock, or other consideration, as noted above, as equals $75 divided by one-half of the current market price of our common stock. Assuming that our common stock had a per share value of $25 at that time, the holder of each valid right would be entitled to purchase six shares of our common stock for $75.

   Flip-over event. If at any time after a person has become the beneficial owner of 15% or more of the outstanding shares of our common stock:

  . we are acquired in a merger or other business combination transaction in which we are not the surviving corporation,

  . our common stock is changed or exchanged for stock or securities of any other person or for cash or any other property or

  .  50% or more of our assets or earning power is sold or transferred,

   then each holder of a right, except rights which previously have been voided as set forth above, shall thereafter have the right to receive, upon exercise, that number of shares of common stock of the acquiring company which equals the exercise price of the right divided by one-half of the current market price of that company's common stock at the date of the occurrence of the event. This exercise right does not arise if the merger or other transaction follows an offer for all of our outstanding shares of common stock that our board of directors determines is fair to our stockholders and in their best interests.

   For example, at an exercise price of $75 per right, each right following an event described in the preceding paragraph would entitle the holder to purchase for $75 the number of shares of common stock of the acquiring company as equals $75 divided by one-half of the current market price of that company's common stock. Assuming that the common stock had a per share value of $25 at that time, the holder of each valid right would be entitled to purchase six shares of common stock of the acquiring company for $75.

   Exchange of rights. At any time after a flip-in event, when no person owns a majority of our common stock, our board of directors may exchange the rights, other than rights owned by the acquiring person that have become void, in whole or in part, at an exchange ratio of one share of our common stock, or one ten-thousandth of a share of preferred stock, or of a share of a class or series of preferred stock having equivalent rights, preferences and privileges, per right.

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

   Series A junior participating preferred stock. Series A preferred stock purchasable upon exercise of the rights will not be redeemable. Each share of series A preferred stock will be entitled to receive, when, as and if declared by our Board, a minimum preferential quarterly dividend payment of $100 per share and will be entitled to an aggregate dividend of 10,000 times the dividend declared per share of our common stock. In the event of liquidation, the holders of the series A preferred stock will be entitled to a minimum preferential liquidating payment of $10,000 per share and will be entitled to an aggregate payment of 10,000 times the payment made per share of our common stock. Each share of series A preferred stock will have 10,000 votes, voting together with our common stock. Finally, in the event of any merger, consolidation or other transaction in which our common stock is changed or exchanged, each share of series A preferred stock will be entitled to receive 10,000 times the amount received per share of our common stock. These rights are protected by customary antidilution provisions.

   Because of the nature of the series A preferred stock's dividend, liquidation and voting rights, the value of one ten-thousandth of a share of series A preferred stock purchasable upon exercise of each right should approximate the value of one share of our common stock.

   Redemption of rights. At any time until ten business days following the date of a public announcement that a person has acquired or obtained the right to acquire beneficial ownership of 15% or more of the outstanding shares of our common stock, we may redeem the rights in whole, but not in part, at a price of $.001 per right, payable in cash or stock. Immediately upon the redemption of the rights or such earlier time as established by our board of directors in the resolution ordering the redemption of the rights, the rights will terminate and the only right of the holders of rights will be to receive the $.001 redemption price.

   Status of rights holder and tax effects. Until a right is exercised, the holder of the right, as such, will have no rights as a stockholder of ours, including the right to vote or to receive dividends. Although the distribution of the rights should not be taxable to stockholders or to us, stockholders may, depending upon the circumstances, recognize taxable income in the event that the rights become exercisable for our common stock, or other consideration, or for common stock of the acquiring company as described above.

   Board's authority to amend. Our board of directors may amend any provision of the rights agreement, other than the redemption price, prior to the date on which the rights are no longer redeemable. Once the rights are no longer redeemable, our board's authority to amend the rights agreement is limited to correcting ambiguities or defective or inconsistent provisions in a manner that does not adversely affect the interest of holders of rights.

   Effects of the rights. The rights are intended to protect our stockholders in the event of an unfair or coercive offer to acquire our company and to provide our board of directors with adequate time to evaluate unsolicited offers. The rights may have anti-takeover effects. The rights will cause substantial dilution to a person or group that attempts to acquire us without conditioning the offer on a substantial number of rights being acquired. The rights, however, should not affect any prospective offeror willing to make an offer at a fair price and otherwise in the best interests of us and our stockholders, as determined by a majority of our board of directors. The rights should not interfere with any merger or other business combination approved by our board of directors.

Dividends

   We currently anticipate that we will retain all of our earnings for use in the development of our business, and we do not anticipate paying any cash dividends in the foreseeable future.

Transfer Agent and Registrar

   The transfer agent and registrar for our common stock is American Stock Transfer & Trust Company.

                                    EXPERTS

   Our Consolidated Balance Sheet as of January 1, 2000 and December 30, 2000, and the related Consolidated Statements of Income, Cash Flows and Comprehensive Income and Stockholders' Investment for each of the three years in the period ended December 30, 2000 included in this information statement have been audited by Arthur Andersen LLP, independent public accountants, as indicated in their report with respect thereto, and are included in this information statement in reliance upon the authority of said firm as experts in giving said report.

                                  KADANT INC.
                   INDEX TO CONSOLIDATED FINANCIAL STATEMENTS

                                                                           Page
                                                                           ----
Unaudited Quarterly Consolidated Financial Statements

  Consolidated Balance Sheet as of March 31, 2001.........................  F-2

  Consolidated Statement of Income for the Three Months Ended March 31,
   2001 and April 1, 2000.................................................  F-3

  Consolidated Statement of Cash Flows for the Three Months Ended March
   31, 2001 and April 1, 2000.............................................  F-4

  Notes to Consolidated Financial Statements..............................  F-5

Audited Annual Consolidated Financial Statements

  Report of Independent Public Accountants................................  F-9

  Consolidated Balance Sheet as of January 1, 2000 and December 30, 2000.. F-10

  Consolidated Statement of Income for Each of the Three Years in the
   Period Ended December 30, 2000......................................... F-11

  Consolidated Statement of Cash Flow for Each of the Three Years in the
   Period Ended December 30, 2000......................................... F-12

  Consolidated Statement of Comprehensive Income and Stockholders'
   Investment for Each of the Three Years in the Period Ended December 30,
   2000................................................................... F-13

  Notes to Consolidated Financial Statements.............................. F-14

                                  KADANT INC.

                           Consolidated Balance Sheet
                                  (Unaudited)

                                                                 March 31, 2001
                                                                 --------------
                                                                 (In thousands
                                                                  except share
                                                                    amounts)
Assets
Current Assets:
  Cash and cash equivalents.....................................    $133,594
  Advance to affiliate..........................................       3,814
  Available-for-sale investments, at quoted market value
   (amortized cost
   of $19,076 and $86,104)......................................      19,083
  Accounts receivable, less allowances of $3,473 and $2,182.....      42,479
  Unbilled contract costs and fees..............................       7,028
  Inventories:
    Raw materials and supplies..................................      14,404
    Work in process.............................................       7,137
    Finished goods (includes $2,936 and $3,765 at customer
     locations).................................................      14,716
  Deferred tax asset............................................       9,324
  Other current assets..........................................       5,312
                                                                    --------
                                                                     256,891
                                                                    --------
Property, Plant, and Equipment, at Cost.........................      69,527
  Less: Accumulated depreciation and amortization...............      40,599
                                                                    --------
                                                                      28,928
                                                                    --------
Other Assets (Note 5)...........................................      12,467
                                                                    --------
Goodwill........................................................     118,271
                                                                    --------
                                                                    $416,557
                                                                    ========
Liabilities and Stockholders' Investment
Current Liabilities:
  Current maturities of long-term obligations...................    $    562
  Accounts payable..............................................      25,395
  Accrued income taxes..........................................       6,493
  Accrued payroll and employee benefits.........................       6,393
  Accrued warranty costs........................................       4,894
  Deferred revenues.............................................       3,544
  Customer deposits.............................................       2,461
  Other accrued expenses........................................      11,244
  Common stock of subsidiary subject to redemption (at
   redemption value)............................................      17,026
  Due to parent company and affiliated companies................         990
                                                                    --------
                                                                      79,002
                                                                    --------
Deferred Income Taxes and Other Deferred Items..................       8,092
                                                                    --------
Long-term Obligations:
  Subordinated convertible debentures...........................     153,000
  Notes payable.................................................       1,469
                                                                    --------
                                                                     154,469
                                                                    --------
Minority Interest (Note 5)......................................         302
                                                                    --------
Stockholders' Investment:
  Common stock, $.01 par value, 150,000,000 shares authorized;
   12,732,455 shares issued (Note 8)............................         127
  Capital in excess of par value................................      77,248
  Retained earnings.............................................     136,651
  Treasury stock at cost, 455,146 shares (Note 8)...............     (20,758)
  Deferred compensation.........................................         (28)
  Accumulated other comprehensive items (Notes 2 and 6).........     (18,548)
                                                                    --------
                                                                     174,692
                                                                    --------
                                                                    $416,557
                                                                    ========

  The accompanying notes are an integral part of these consolidated financial statements.

                                  KADANT INC.

                        Consolidated Statement of Income
                                  (Unaudited)

                                                              Three Months Ended
                                                              ------------------
                                                              March 31, April 1,
                                                                2001      2000
                                                              --------- --------
                                                                (In thousands
                                                               except per share
                                                                   amounts)
Revenues....................................................   $58,900  $57,922
                                                               -------  -------
Costs and Operating Expenses:
  Cost of revenues..........................................    36,196   34,607
  Selling, general, and administrative expenses.............    15,856   15,831
  Research and development expenses.........................     1,792    1,863
                                                               -------  -------
                                                                53,844   52,301
                                                               -------  -------
Operating Income............................................     5,056    5,621
Interest Income.............................................     2,141    2,503
Interest Expense............................................    (1,873)  (1,890)
                                                               -------  -------
Income Before Provision for Income Taxes, Minority Interest,
 and
 Cumulative Effect of Change in Accounting Principle........     5,324    6,234
Provision for Income Taxes..................................     2,219    2,525
Minority Interest (Income) Expense (Note 5).................       (24)     149
                                                               -------  -------
Income Before Cumulative Effect of Change in Accounting
 Principle..................................................     3,129    3,560
Cumulative Effect of Change in Accounting Principle (net of
 income
 taxes of $580).............................................        --     (870)
                                                               -------  -------
Net Income..................................................   $ 3,129  $ 2,690
                                                               =======  =======
Basic and Diluted Earnings per Share Before Cumulative
 Effect of Change in Accounting Principle (Notes 3 and 8)...   $   .25  $   .29
                                                               =======  =======
Basic and Diluted Earnings per Share (Notes 3 and 8)........   $   .25  $   .22
                                                               =======  =======
Weighted Average Shares (Notes 3 and 8):
  Basic.....................................................    12,277   12,249
                                                               =======  =======
  Diluted...................................................    12,290   12,319
                                                               =======  =======

  The accompanying notes are an integral part of these consolidated financial statements.

                                  KADANT INC.

                      Consolidated Statement of Cash Flows
                                  (Unaudited)

                                                                 Three Months
                                                                    Ended
                                                               -----------------
                                                                March     April
                                                               31, 2001  1, 2000
                                                               --------  -------
                                                                (In thousands)
Operating Activities
Net income...................................................  $  3,129  $ 2,690
Adjustments to reconcile net income to net cash provided by
 (used in) operating activities:
  Cumulative effect of change in accounting principle........        --      870
  Depreciation and amortization..............................     2,381    2,400
  Provision for losses on accounts receivable................     1,295      126
  Minority interest (income) expense (Note 5)................       (24)     149
  Other noncash items........................................        (1)      51
  Changes in current accounts, excluding the effects of
   acquisitions
   and dispositions:
    Accounts receivable......................................       304    7,594
    Inventories and unbilled contract costs and fees.........    (2,228)  (2,798)
    Prepaid income taxes and other current assets............    (1,991)    (589)
    Accounts payable.........................................     2,848    1,187
    Other current liabilities................................    (3,602) (12,060)
                                                               --------  -------
      Net cash provided by (used in) operating activities....     2,111     (380)
                                                               --------  -------
Investing Activities
Acquisitions, net of cash acquired...........................        --   (2,998)
Acquisition of capital equipment and technology..............        --   (1,200)
Advances to affiliate, net...................................     1,890   (5,668)
Proceeds from maturities of available-for-sale investments...    67,028   10,244
Purchases of property, plant, and equipment..................    (1,178)  (1,369)
Payment received on note for sale of property................       600       --
Other, net...................................................      (334)     (42)
                                                               --------  -------
      Net cash provided by (used in) investing activities....    68,006   (1,033)
                                                               --------  -------
Financing Activities
Net proceeds from issuance of Company and subsidiary common
 stock.......................................................        20      207
Repayments of long-term obligations..........................      (182)      --
                                                               --------  -------
      Net cash provided by (used in) financing activities....      (162)     207
                                                               --------  -------
Exchange Rate Effect on Cash.................................     1,178     (462)
                                                               --------  -------
Increase (Decrease) in Cash and Cash Equivalents.............    71,133   (1,668)
Cash and Cash Equivalents at Beginning of Period.............    62,461   39,254
                                                               --------  -------
Cash and Cash Equivalents at End of Period...................  $133,594  $37,586
                                                               ========  =======
Noncash Activities
Fair value of assets of acquired companies...................  $     --  $ 5,285
Cash paid for acquired companies.............................        --   (3,411)
Note payable for acquired companies..........................        --     (795)
                                                               --------  -------
  Liabilities assumed of acquired companies..................  $     --  $ 1,079
                                                               ========  =======
Amounts forgiven in exchange for the 49% minority interest in
 NEXT
 Fiber Products (Note 5).....................................  $  2,053  $    --
                                                               ========  =======

  The accompanying notes are an integral part of these consolidated financial statements.

                                  KADANT INC.

                   Notes to Consolidated Financial Statements
                                  (Unaudited)

1. General

   The interim consolidated financial statements presented have been prepared by Kadant Inc. (the Company, formerly Thermo Fibertek Inc.; Note 8) without audit and, in the opinion of management, reflect all adjustments of a normal recurring nature necessary for a fair statement of the financial position at March 31, 2001, and the results of operations and cash flows for the three-month periods ended March 31, 2001 and April 1, 2000. Interim results are not necessarily indicative of results for a full year.

   Historical financial results have been restated to reflect the adoption of Securities and Exchange Commission Staff Accounting Bulletin No. 101, "Revenue Recognition in Financial Statements", effective as of January 2, 2000. The consolidated financial statements and notes do not contain certain information included in the annual financial statements and notes of the Company. The consolidated financial statements and notes included herein should be read in conjunction with the financial statements and notes included in the Company's Annual Report on Form 10-K for the fiscal year ended December 30, 2000 included elsewhere in this information statement.

2. Comprehensive Income

   Comprehensive income combines net income and "other comprehensive items" that represent certain amounts that are reported as components of stockholders' investment in the accompanying balance sheet, including foreign currency translation adjustments, unrealized net of tax gains and losses on available-for-sale investments, and deferred gains and losses on foreign currency contracts (Note 6). During the first quarter of 2001 and 2000, the Company had comprehensive income of $4,034,000 and $1,644,000, respectively.

3. Earnings per Share

   Basic and diluted earnings per share were calculated as follows:

                                                                Three Months
                                                                   Ended
                                                              ----------------
                                                                        April
                                                              March 31,   1,
                                                                2001     2000
                                                              --------- ------
                                                               (In thousands
                                                              except per share
                                                                  amounts)
Basic
Income Before Cumulative Effect of Change in Accounting
 Principle...................................................  $3,129   $3,560
Cumulative Effect of Change in Accounting Principle (net of
 income
 taxes of $580)..............................................      --     (870)
                                                               ------   ------
Net Income...................................................  $3,129   $2,690
                                                               ------   ------
Weighted Average Shares......................................  12,277   12,249
                                                               ------   ------
Basic Earnings per Share:
  Income Before Cumulative Effect of Change in Accounting
   Principle.................................................  $  .25   $  .29
  Change in Accounting Principle.............................      --     (.07)
                                                               ------   ------
                                                               $  .25   $  .22
                                                               ======   ======

                                  KADANT INC.

                                  (Unaudited)

                                                                Three Months
                                                                   Ended
                                                              ----------------

                                                              March 31, April 1,
                                                                2001     2000
                                                              --------- ------
                                                               (In thousands
                                                              except per share
                                                                  amounts)
Diluted
Income Before Cumulative Effect of Change in Accounting
 Principle...................................................  $3,129   $3,560
Cumulative Effect of Change in Accounting Principle (net of
 income
 taxes of $580)..............................................      --     (870)
                                                               ------   ------
Net Income...................................................  $3,129   $2,690
Effect of Majority-owned Subsidiary's Dilutive Securities....      --       (4)
                                                               ------   ------
Income Available to Common Stockholders, as Adjusted.........  $3,129   $2,686
                                                               ------   ------
Weighted Average Shares......................................  12,277   12,249
Effect of Stock Options......................................      13       70
                                                               ------   ------
Weighted Average Shares, as Adjusted.........................  12,290   12,319
                                                               ------   ------
Diluted Earnings per Share:
  Income Before Cumulative Effect of Change in Accounting
   Principle.................................................  $  .25   $  .29
  Change in Accounting Principle.............................      --     (.07)
                                                               ------   ------
                                                               $  .25   $  .22
                                                               ======   ======

   Options to purchase 430,400 and 177,800 shares of common stock for the first quarter of 2001 and 2000, respectively, were not included in the computation of diluted earnings per share because the options' exercise prices were greater than the average market price for the common stock and their effect would be antidilutive.

   In addition, the computation of diluted earnings per share for each period excludes the effect of assuming the conversion of the Company's $153,000,000 principal amount of 4 1/2% subordinated convertible debentures, convertible at $60.50 per share, because the effect would be antidilutive.

4. Business Segment Information

                                                           Three Months Ended
                                                           --------------------
                                                           March 31,  April 1,
                                                              2001      2000
                                                           ---------- ---------
                                                             (In thousands)
Revenues:
  Pulp and Papermaking Equipment and Systems..............  $  55,987 $  55,197
  Composite and Fiber-based Products (a)..................      2,913     2,733
  Intersegment sales elimination (b)......................         --        (8)
                                                            --------- ---------
                                                            $  58,900 $  57,922
                                                            ========= =========

                                  KADANT INC.

                                  (Unaudited)

                                                                Three Months
                                                                   Ended
                                                              ----------------

                                                              March 31, April 1,
                                                                2001     2000
                                                              --------- ------
                                                               (In thousands)
Income Before Provision for Income Taxes, Minority Interest,
 and
 Cumulative Effect of Change in Accounting Principle:
  Pulp and Papermaking Equipment and Systems................   $6,979   $6,885
  Composite and Fiber-based Products (a)....................     (983)    (303)
  Corporate (c).............................................     (940)    (961)
                                                               ------   ------
  Total Operating Income....................................    5,056    5,621
  Interest Income, Net......................................      268      613
                                                               ------   ------
                                                               $5,324   $6,234
                                                               ======   ======

--------
(a) Reflects the sale of the Company's fiber-recovery and water-clarification services plant in September 2000.
(b) Intersegment sales are accounted for at prices that are representative of transactions with unaffiliated parties.
(c) Primarily general and administrative expenses.

5. Acquisition of Composites Venture Minority Interest

   In January 2001, the Company's Thermo Fibergen subsidiary acquired the outstanding 49% equity interest in NEXT Fiber Products, Inc. from the minority investors (the seller). Next Fiber Products was a joint venture formed in 1999 to develop, produce and market fiber-based composite products primarily for the building industry. In exchange for the 49% minority interest, Thermo Fibergen agreed to forgive $2,053,000 due from the seller, which related to the seller's investment in NEXT Fiber Products. The excess of assigned fair value of net assets acquired from the buyout over the acquisition costs resulted in a reduction in the intangible asset recorded at the time of Thermo Fibergen's initial investment in NEXT Fiber Products.

6. Recent Accounting Pronouncement

   Effective in the first quarter of 2001, the Company adopted Statement of Financial Accounting Standards (SFAS) No. 133, "Accounting for Derivative Instruments and Hedging Activities." SFAS No. 133, as amended, requires that all derivatives, including forward currency exchange contracts, be recognized on the balance sheet at fair value. Derivatives that are not hedges must be recorded at fair value through earnings. If a derivative is a hedge, depending on the nature of the hedge, changes in the fair value of the derivative are either offset against the change in fair value of the hedged item through earnings or recognized in other comprehensive income until the hedged item is recognized in earnings. The Company records in earnings immediately the extent to which a hedge is not effective in achieving offsetting changes in fair value. Adoption of SFAS No. 133 in the first quarter of 2001 did not have a material effect on the Company's financial position and results of operations.

   Forward currency exchange contracts are used primarily by the Company to hedge certain operational ("cash-flow" hedges) and balance sheet ("fair value" hedges) exposures resulting from changes in currency exchange rates. Such exposures primarily result from portions of the Company's operations and assets that are denominated in currencies other than the functional currencies of the businesses conducting the operations or holding the assets. The Company enters into these currency exchange contracts to hedge anticipated product sales and recorded accounts receivable made in the normal course of business, and accordingly, the hedges are

                                  KADANT INC.

                                  (Unaudited)

not speculative in nature. The Company does not hold or transact in financial instruments for purposes other than risk management.

   The Company records its currency exchange contracts at fair value in its consolidated balance sheet as other current assets or other accrued expenses and, for cash flow hedges, the related gains or losses on these contracts are deferred as a component of other comprehensive items. These deferred gains and losses are recognized in income in the period in which the underlying anticipated transaction occurs. Unrealized gains and losses resulting from the impact of currency exchange rate movements on fair value hedges are recognized in earnings in the period in which the exchange rates change and offset the currency gains and losses on the underlying exposure being hedged.

7. Proposed Spin Off

   On January 31, 2000, Thermo Electron announced that, as part of a major reorganization plan, it plans to spin off its equity interest in the Company as a dividend to Thermo Electron stockholders. In February 2001, Thermo Electron received a favorable ruling from the Internal Revenue Service regarding the spin off. The IRS required that the Company raise additional equity capital in a public offering within one year of the spin off. The Company plans to issue equity in the range of 10 to 20 percent of its outstanding shares to support its current business plan, which includes the repayment of debt, acquisitions, strategic partnerships, and investment in additional capacity for its composites business. Thermo Electron has stated that it expects to complete the spin off in the summer of 2001. The spin off will require Thermo Electron Board of Director actions and the satisfaction of other customary conditions. Following the spin off, Thermo Electron will continue to guarantee, in each case on a subordinated basis, the Company's $153,000,000 principal amount of 4 1/2% subordinated convertible debentures due 2004 and Thermo Fibergen's remaining obligation under its redemption rights. Also in connection with the spin off, the Company expects to agree with Thermo Electron to certain restrictions regarding the Company's use of cash and incurrence of debt while such debentures and guarantee remain outstanding.

8. Subsequent Events

   On May 15, 2001, at the Annual Meeting of the Company's Stockholders, the stockholders voted to approve a one-for-five reverse stock split and a change of the Company name to Kadant Inc., which were effective as of July 12, 2001. All share and per share information has been restated to reflect the reverse stock split.

                                  KADANT INC.

                    Report of Independent Public Accountants

To the Stockholders and Board of Directors of Kadant Inc.:

   We have audited the accompanying consolidated balance sheet of Kadant Inc. (formerly, Thermo Fibertek Inc.; Note 18, a Delaware corporation and 91%-owned subsidiary of Thermo Electron Corporation) and subsidiaries as of December 30, 2000 and January 1, 2000, and the related consolidated statements of income, comprehensive income and stockholders' investment, and cash flows for each of the three years in the period ended December 30, 2000. These consolidated financial statements are the responsibility of the Company's management. Our responsibility is to express an opinion on these consolidated financial statements based on our audits.

   We conducted our audits in accordance with auditing standards generally accepted in the United States. Those standards require that we plan and perform the audit to obtain reasonable assurance about whether the financial statements are free of material misstatement. An audit includes examining, on a test basis, evidence supporting the amounts and disclosures in the financial statements. An audit also includes assessing the accounting principles used and significant estimates made by management, as well as evaluating the overall financial statement presentation. We believe that our audits provide a reasonable basis for our opinion.

   In our opinion, the consolidated financial statements referred to above present fairly, in all material respects, the financial position of Kadant Inc. and subsidiaries as of December 30, 2000 and January 1, 2000, and the results of their operations and their cash flows for each of the three years in the period ended December 30, 2000, in conformity with accounting principles generally accepted in the United States.

   As explained in Notes 1 and 16 to the consolidated financial statements, effective January 2, 2000, the Company changed its method of accounting for revenue recognition.

                                          Arthur Andersen LLP

Boston, Massachusetts
February 12, 2001 (except for the matters discussed in Note 18, as to which the date is July 12, 2001)

                                  KADANT INC.

                           Consolidated Balance Sheet

                                                              2000      1999
                                                            --------  --------
                                                              (In thousands
                                                              except share
                                                                amounts)
Assets
Current Assets:
  Cash and cash equivalents................................ $ 62,461  $ 39,254
  Advance to affiliate.....................................    5,704    93,780
  Available-for-sale investments, at quoted market value
   (amortized cost
   of $86,104 and $46,470; Note 2).........................   86,137    46,405
  Accounts receivable, less allowances of $2,182 and
   $1,659..................................................   43,866    49,323
  Unbilled contract costs and fees.........................    8,029     9,570
  Inventories..............................................   33,077    28,907
  Deferred tax asset (Note 7)..............................    8,879     4,896
  Other current assets (Notes 3 and 4).....................    3,625     1,034
                                                            --------  --------
                                                             251,778   273,169
                                                            --------  --------
Property, Plant, and Equipment, at Cost, Net (Notes 3 and
 4)........................................................   29,582    30,494
Other Assets (Notes 4 and 5)...............................   13,755    17,044
Goodwill (Note 4)..........................................  119,100   121,870
                                                            --------  --------
                                                            $414,215  $442,577
                                                            ========  ========
Liabilities and Stockholders' Investment
Current Liabilities:
  Current maturities of long-term obligations (Notes 4 and
   8)...................................................... $    562  $    380
  Accounts payable.........................................   21,921    21,957
  Accrued payroll and employee benefits....................    7,727     8,659
  Customer deposits........................................    7,076     3,242
  Accrued warranty costs...................................    5,666     5,005
  Billings in excess of contract costs and fees............    1,241     4,730
  Other accrued expenses (Notes 3 and 11)..................   16,178    20,322
  Common stock of subsidiary subject to redemption ($17,026
   and $49,788 redemption value; Notes 1 and 12)...........   17,026    49,160
  Due to parent company and affiliated companies...........    1,284     1,003
                                                            --------  --------
                                                              78,681   114,458
                                                            --------  --------
Deferred Income Taxes and Other Deferred Items (Note 7)....    8,042     6,365
Long-term Obligations:
  Subordinated convertible debentures (Notes 8 and 12).....  153,000   153,000
  Notes payable (Notes 4 and 8)............................    1,650     1,350
                                                            --------  --------
                                                             154,650   154,350
                                                            --------  --------
Minority Interest (Note 3).................................    2,209     3,334
Commitments and Contingencies (Note 10)
Stockholders' Investment (Notes 5 and 6):
  Common stock, $.01 par value, 150,000,000 shares
   authorized;
   12,732,455 and 12,707,511 shares issued (Note 18).......      127       127
  Capital in excess of par value...........................   77,231    77,919
  Retained earnings........................................  133,522   118,380
  Treasury stock at cost, 455,146 and 465,504 shares (Note
   18).....................................................  (20,758)  (21,239)
  Deferred compensation....................................      (36)      (66)
  Accumulated other comprehensive items (Note 15)..........  (19,453)  (11,051)
                                                            --------  --------
                                                             170,633   164,070
                                                            --------  --------
                                                            $414,215  $442,577
                                                            ========  ========

  The accompanying notes are an integral part of these consolidated financial statements.

                                  KADANT INC.

                        Consolidated Statement of Income

                                       2000           1999           1998
                                   -------------  -------------  -------------
                                    (In thousands except per share amounts)
Revenues (Notes 13 and 16).......  $     234,913  $     228,036  $     247,426
                                   -------------  -------------  -------------
Costs and Operating Expenses:
  Cost of revenues...............        145,111        134,893        147,262
  Selling, general, and
   administrative expenses (Note
   9)............................         60,901         61,345         63,381
  Research and development
   expenses......................          7,687          7,278          6,971
  Gain on sale of business (Note
   4) and property...............         (1,700)       (11,154)          (536)
  Restructuring and unusual items
   (Note 11).....................           (506)         6,152             --
                                   -------------  -------------  -------------
                                         211,493        198,514        217,078
                                   -------------  -------------  -------------
Operating Income.................         23,420         29,522         30,348
Interest Income..................         10,466          8,478          7,956
Interest Expense (Note 8)........         (7,503)        (7,449)        (7,408)
                                   -------------  -------------  -------------
Income Before Provision for
 Income Taxes, Minority Interest,
 and Cumulative Effect of Change
 in Accounting Principle.........         26,383         30,551         30,896
Provision for Income Taxes (Note
 7)..............................        (10,947)       (11,852)       (11,902)
Minority Interest Income
 (Expense).......................            576           (921)          (999)
                                   -------------  -------------  -------------
Income Before Cumulative Effect
 of Change in Accounting
 Principle.......................         16,012         17,778         17,995
Cumulative Effect of Change in
 Accounting Principle (net of
 income
 taxes of $580; Note 16).........           (870)            --             --
                                   -------------  -------------  -------------
Net Income.......................  $      15,142  $      17,778  $      17,995
                                   =============  =============  =============
Earnings per Share Before
 Cumulative Effect of Change in
 Accounting Principle (Notes 14
 and 18)
  Basic..........................  $        1.31  $        1.45  $        1.46
                                   =============  =============  =============
  Diluted........................  $        1.30  $        1.44  $        1.44
                                   =============  =============  =============
Earnings per Share (Notes 14 and
 18)
  Basic..........................  $        1.24  $        1.45  $        1.46
                                   =============  =============  =============
  Diluted........................  $        1.23  $        1.44  $        1.44
                                   =============  =============  =============
Weighted Average Shares (Notes 14
 and 18)
  Basic..........................         12,260         12,237         12,322
                                   =============  =============  =============
  Diluted........................         12,298         12,312         12,471
                                   =============  =============  =============

  The accompanying notes are an integral part of these consolidated financial statements.

                                  KADANT INC.

                      Consolidated Statement of Cash Flow

                                                      2000     1999      1998
                                                    --------  -------  --------
                                                         (In thousands)
Operating Activities
Net income........................................  $ 15,142  $17,778  $ 17,995
Adjustments to reconcile net income to net cash
 provided by operating activities:
 Cumulative effect of change in accounting
  principle, net of income taxes (Note 16)........       870       --        --
 Depreciation and amortization....................     9,540    8,928     8,492
 Provision for losses on accounts receivable......     1,197      234       248
 Minority interest (income) expense...............      (576)     921       999
 Gain on sale of business (Note 4) and property...    (1,700) (11,154)     (536)
 Noncash restructuring and unusual items (Note
  11).............................................      (506)   3,239        --
 Deferred income tax expense......................       108    1,572     2,090
 Other noncash items..............................      (246)    (105)      314
 Changes in current accounts, excluding the
  effects of acquisitions and dispositions:
 Accounts receivable..............................     1,021   (4,448)    3,702
 Inventories and unbilled contract costs and
  fees............................................    (1,436)  (7,445)    3,277
 Other current assets.............................    (3,791)     448       836
 Accounts payable.................................     1,049    3,039    (5,787)
 Other current liabilities........................    (2,234)   4,198       307
                                                    --------  -------  --------
 Net cash provided by operating activities........    18,438   17,205    31,937
                                                    --------  -------  --------
Investing Activities
Acquisitions, net of cash acquired (Note 4).......    (3,302)  (2,607)     (964)
Acquisition of capital equipment and technology
 (Note 3).........................................    (1,200)    (500)       --
Proceeds from sale of business and property, net
 of cash divested (Note 4)........................     4,109   13,592        --
Advances to affiliate, net........................    88,076  (93,780)       --
Purchases of available-for-sale investments.......  (132,058) (61,825)  (70,882)
Proceeds from maturities of available-for-sale
 investments......................................    92,424   63,565    51,470
Proceeds from sale of available-for-sale
 investments......................................        --       --     7,730
Purchases of property, plant, and equipment.......    (6,355)  (3,903)   (7,773)
Proceeds from sale of property, plant, and
 equipment........................................       252      414     1,586
Advances under notes receivable (Note 4)..........        --       --    (2,910)
Proceeds from repayment of notes receivable (Note
 4)...............................................       800       --     1,250
Refund of acquisition purchase price (Note 4).....        --      377        --
Other.............................................      (295)    (160)     (458)
                                                    --------  -------  --------
 Net cash provided by (used in) investing
  activities......................................    42,451  (84,827)  (20,951)
                                                    --------  -------  --------
Financing Activities
Redemption of subsidiary common stock (Note 1)....   (34,603)      --        --
Purchases of Company and subsidiary common stock..        --   (5,804)   (6,598)
Purchases of subsidiary common stock from Thermo
 Electron.........................................        --   (2,227)       --
Net proceeds from issuance of Company and
 subsidiary common stock (Note 1).................     1,204      551       405
Repayment of long-term obligations................      (313)      --        --
                                                    --------  -------  --------
 Net cash used in financing activities............   (33,712)  (7,480)   (6,193)
                                                    --------  -------  --------
Exchange Rate Effect on Cash......................    (3,970)  (1,116)     (969)
                                                    --------  -------  --------
Increase (Decrease) in Cash and Cash Equivalents..    23,207  (76,218)    3,824
Cash and Cash Equivalents at Beginning of Year....    39,254  115,472   111,648
                                                    --------  -------  --------
Cash and Cash Equivalents at End of Year..........  $ 62,461  $39,254  $115,472
                                                    ========  =======  ========
Cash Paid For
Interest..........................................  $  7,041  $ 6,913  $  6,917
Income taxes......................................  $ 11,779  $ 6,559  $  5,431
Noncash Activities (Notes 3 and 4)
Fair value of assets of acquired companies,
 capital equipment, and technology................  $  6,345  $10,135  $  1,161
Cash paid for acquired companies, capital
 equipment, and technology........................    (3,889)  (3,160)     (964)
Payable for acquired companies, capital equipment,
 and technology...................................      (795)  (3,430)       --
Equity interest in subsidiary transferred for
 capital equipment and technology.................        --   (3,075)       --
                                                    --------  -------  --------
 Liabilities assumed of acquired companies........  $  1,661  $   470  $    197
                                                    ========  =======  ========

  The accompanying notes are an integral part of these consolidated financial statements.

                                  KADANT INC.

  Consolidated Statement of Comprehensive Income and Stockholders' Investment

                                                    2000      1999      1998
                                                  --------  --------  --------
                                                        (In thousands)
Comprehensive Income
Net Income....................................... $ 15,142  $ 17,778  $ 17,995
                                                  --------  --------  --------
Other Comprehensive Items (Note 15):
  Foreign currency translation adjustment........   (8,465)   (3,279)     (185)
  Unrealized gain (loss) on available-for-sale
   investments, net of taxes and reclassification
   adjustment....................................       63       (39)      (32)
                                                  --------  --------  --------
                                                    (8,402)   (3,318)     (217)
                                                  --------  --------  --------
                                                  $  6,740  $ 14,460  $ 17,778
                                                  ========  ========  ========
Stockholders' Investment
Common Stock, $.01 Par Value:
  Balance at beginning of year................... $    127  $    127  $    127
  Activity under employees' and directors' stock
   plans.........................................       --        --        --
                                                  --------  --------  --------
  Balance at end of year.........................      127       127       127
                                                  --------  --------  --------
Capital in Excess of Par Value:
  Balance at beginning of year...................   77,919    79,238    82,371
  Activity under employees' and directors' stock
   plans.........................................      167    (1,915)   (4,400)
  Tax benefit related to employees' and
   directors' stock plans........................      512       513     1,267
  Effect of majority-owned subsidiary's equity
   transactions..................................   (1,367)       83        --
                                                  --------  --------  --------
  Balance at end of year.........................   77,231    77,919    79,238
                                                  --------  --------  --------
Retained Earnings:
  Balance at beginning of year...................  118,380   100,602    82,607
  Net income.....................................   15,142    17,778    17,995
                                                  --------  --------  --------
  Balance at end of year.........................  133,522   118,380   100,602
                                                  --------  --------  --------
Treasury Stock:
  Balance at beginning of year...................  (21,239)  (21,286)  (19,494)
  Purchases of Company common stock..............       --    (2,511)   (6,598)
  Activity under employees' and directors' stock
   plans.........................................      481     2,558     4,806
                                                  --------  --------  --------
  Balance at end of year.........................  (20,758)  (21,239)  (21,286)
                                                  --------  --------  --------
Deferred Compensation:
  Balance at beginning of year...................      (66)       --        --
  Issuance of restricted stock under employees'
   stock plans (Note 5)..........................       --       (91)       --
  Amortization of deferred compensation..........       30        25        --
                                                  --------  --------  --------
  Balance at end of year.........................      (36)      (66)       --
                                                  --------  --------  --------
Accumulated Other Comprehensive Items (Note 15):
  Balance at beginning of year...................  (11,051)   (7,733)   (7,516)
  Other comprehensive items......................   (8,402)   (3,318)     (217)
                                                  --------  --------  --------
  Balance at end of year.........................  (19,453)  (11,051)   (7,733)
                                                  --------  --------  --------
                                                  $170,633  $164,070  $150,948
                                                  ========  ========  ========

  The accompanying notes are an integral part of these consolidated financial statements.

                                  KADANT INC.

                   NOTES TO CONSOLIDATED FINANCIAL STATEMENTS

1.  Nature of Operations and Summary of Significant Accounting Policies

Nature of Operations

   Kadant Inc. (the Company, formerly Thermo Fibertek Inc.; Note 18) operates in two segments: (1) Pulp and Papermaking Equipment and Systems and (2) Composite and Fiber-based Products. Through its Pulp and Papermaking Equipment and Systems segment, the Company develops, manufactures, and markets a range of equipment and products for the domestic and international papermaking and paper recycling industries. The Company's principal products include custom-engineered systems and equipment for the preparation of wastepaper for conversion into recycled paper; accessory equipment and related consumables important to the efficient operation of papermaking machines; and water-management systems essential for draining, purifying, and recycling process water. The Company's Thermo Fibergen Inc. subsidiary comprises the Composite and Fiber-based Products segment and develops, manufactures, and markets fiber-based composite products for the building industry. In addition, Thermo Fibergen also develops and commercializes products derived from cellulose fiber.

Relationship with Thermo Electron Corporation

   The Company was incorporated in November 1991 as a wholly owned subsidiary of Thermo Electron. As of December 30, 2000, Thermo Electron owned 11,125,496 shares of the Company's common stock, representing 91% of such stock outstanding.

   On January 31, 2000, Thermo Electron announced that, as part of a major reorganization plan, it plans to spin off its equity interest in the Company as a dividend to Thermo Electron stockholders. In February 2001, Thermo Electron received a favorable ruling from the Internal Revenue Service regarding the spin off. The IRS required that the Company raise additional equity capital in a public offering within one year of the spin off. The Company plans to issue equity in the range of 10 to 20 percent of its outstanding shares to support its current business plan, which includes the repayment of debt, acquisitions, strategic partnerships, and investment in additional capacity for its composites business. Thermo Electron has announced that it expects to distribute the Thermo Fibertek dividend in the second half of 2001. The spin off will require Thermo Electron Board of Director actions and other customary conditions. Following the spin off, Thermo Electron will continue to guarantee, in each case on a subordinated basis, the Company's $153,000,000 principal amount of 4 1/2% subordinated convertible debentures due 2004 and Thermo Fibergen's remaining obligation under its redemption rights.

Principles of Consolidation

   The accompanying financial statements include the accounts of the Company, its wholly owned subsidiaries, its 91%-owned public subsidiary Thermo Fibergen, and its 95%-owned Fiberprep, Inc. subsidiary. All material intercompany accounts and transactions have been eliminated.

Fiscal Year

   The Company has adopted a fiscal year ending the Saturday nearest December
31. References to 2000, 1999, and 1998 are for the fiscal years ended December 30, 2000, January 1, 2000, and January 2, 1999, respectively. The Company's E. & M. Lamort, S.A. subsidiary, based in France, has a fiscal year ending on November 30 to allow sufficient time for the Company to receive their financial statements.

                                  KADANT INC.

Revenue Recognition

   Prior to 2000, the Company generally recognized revenues upon shipment of its products. During the fourth quarter of 2000, effective as of January 2, 2000, the Company adopted Securities and Exchange Commission (SEC) Staff Accounting Bulletin (SAB) No. 101 "Revenue Recognition in Financial Statements." Under SAB No. 101, revenues for products that are sold subject to customer acceptance provisions for which compliance with those provisions cannot be demonstrated until a point in time subsequent to delivery are recognized upon customer acceptance. Revenues for products that are sold subject to installation for which the installation is essential to functionality or not deemed inconsequential or perfunctory are recognized upon completion of installation. Revenues for products where installation is not essential to functionality, and is deemed inconsequential, or perfunctory, are recognized upon shipment with estimated installation costs accrued (Note 16). The Company provides a reserve for its estimate of warranty and installation costs at the time revenue is recognized.

   In addition, revenues and profits on certain long-term contracts are recognized using the percentage-of-completion method. Revenues recorded under the percentage-of-completion method were $43,440,000 in 2000, $40,689,000 in 1999, and $45,114,000 in 1998. The percentage of completion is determined by relating the actual costs incurred to date to management's estimate of total costs to be incurred on each contract. If a loss is indicated on any contract in process, a provision is made currently for the entire loss. The Company's contracts generally provide for billing of customers upon the attainment of certain milestones specified in each contract. Revenues earned on contracts in process in excess of billings are classified as unbilled contract costs and fees, and amounts billed in excess of revenues are classified as billings in excess of contract costs and fees in the accompanying balance sheet. There are no significant amounts included in the accompanying balance sheet that are not expected to be recovered from existing contracts at current contract values, or that are not expected to be collected within one year, including amounts that are billed but not paid under retainage provisions.

Stock-based Compensation Plans

   The Company applies Accounting Principles Board Opinion (APB) No. 25, "Accounting for Stock Issued to Employees" and related interpretations in accounting for its stock-based compensation plans (Note 5). Accordingly, no accounting recognition is given to stock options granted at fair market value until they are exercised. Upon exercise, net proceeds, including tax benefits realized, are credited to stockholders' investment.

Income Taxes

   The Company and Thermo Electron have a tax allocation agreement under which the Company and its subsidiaries, exclusive of its foreign operations, its Fiberprep subsidiary, and Thermo Fibergen's NEXT Fiber Products subsidiary, are included in the consolidated federal and certain state income tax returns filed by Thermo Electron. The agreement provides that in years in which these entities have taxable income, the Company will pay to Thermo Electron amounts comparable to the taxes it would have paid if the Company had filed separate tax returns. If Thermo Electron's equity ownership of the Company were to drop below 80%, the Company would be required to file its own federal income tax returns. Prior to Thermo Fibergen's September 2000 redemption of common stock (Note 1), the Company's ownership of outstanding shares of Thermo Fibergen's common stock was less than 80% and Thermo Fibergen filed its own income tax return.

   In accordance with Statement of Financial Accounting Standards (SFAS) No. 109, "Accounting for Income Taxes," the Company recognizes deferred income taxes based on the expected future tax consequences of differences between the financial statement basis and the tax basis of assets and liabilities, calculated using enacted tax rates in effect for the year in which the differences are expected to be reflected in the tax return.

                                  KADANT INC.

Earnings per Share

   Basic earnings per share have been computed by dividing net income by the weighted average number of shares outstanding during the year. Except where the effect would be antidilutive, diluted earnings per share have been computed assuming the conversion of the Company's convertible obligations and the elimination of the related interest expense, and the exercise of stock options, as well as their related income tax effects.

Cash and Cash Equivalents

   The Company, along with certain European-based subsidiaries of Thermo Electron, participates in a notional pool arrangement in the United Kingdom with Barclays Bank. Under this arrangement, Barclays notionally combines the positive and negative cash balances held by the participants to calculate the net interest yield/expense for the group. The benefit derived from this arrangement is then allocated based on balances attributable to the respective participants. Thermo Electron guarantees all of the obligations of each participant in this arrangement. The Company has access to a $1,637,000 line of credit under this arrangement. At year-end 2000 and 1999, the Company had invested $10,356,000 and $6,732,000, respectively, under this arrangement. In connection with the spin off from Thermo Electron, this arrangement will cease.

   At year-end 2000 and 1999, the Company's cash equivalents included investments in commercial paper, U.S. government-agency and U.S. Treasury securities, corporate notes, money market funds, and other marketable securities of the Company's foreign subsidiaries, which had original maturities of three months or less. Cash equivalents are carried at cost, which approximates market value.

Advance to Affiliate

   From June 1999 to August 2000, the Company participated in a new domestic cash management arrangement with Thermo Electron. Under the arrangement, amounts advanced to Thermo Electron by the Company for domestic cash management purposes earned interest at the 30-day Dealer Commercial Paper Rate plus 50 basis points, set at the beginning of each month. Thermo Electron was contractually required to maintain cash, cash equivalents, and/or immediately available bank lines of credit equal to at least 50% of all funds invested under this cash management arrangement by all Thermo Electron subsidiaries other than wholly owned subsidiaries. The Company had the contractual right to withdraw its funds invested in the cash management arrangement upon 30 days' prior notice. Effective August 2000, the Company no longer participates in the domestic cash management arrangement.

   In addition, one of the Company's European-based subsidiaries continues to participate in a cash management arrangement with a wholly owned subsidiary of Thermo Electron on terms similar to the domestic cash management arrangement. In connection with the spin off from Thermo Electron, this arrangement will cease.

Inventories

   Inventories are stated at the lower of cost (on a first-in, first-out or weighted average basis) or market value and include materials, labor, and manufacturing overhead. The components of inventories are as follows:

                                                                2000    1999
                                                               ------- -------
                                                               (In thousands)
Raw Materials and Supplies.................................... $13,218 $12,088
Work in Process...............................................   4,825   6,122
Finished Goods (includes $3,765 at customer locations in
 2000)........................................................  15,034  10,697
                                                               ------- -------
                                                               $33,077 $28,907
                                                               ======= =======

                                  KADANT INC.

   The Company periodically reviews its quantities of inventories on hand and compares these amounts to expected usage of each particular product or product line. The Company records as a charge to cost of revenues any amounts required to reduce the carrying value of inventories to net realizable value.

Property, Plant, and Equipment

   The costs of additions and improvements are capitalized, while maintenance and repairs are charged to expense as incurred. The Company provides for depreciation and amortization using the straight-line method over the estimated useful lives of the property as follows: fiber-recovery and water-clarification facility, the shorter of the term of the service contract or the life of the asset; buildings, 15 to 40 years; machinery and equipment, 2 to 10 years; and leasehold improvements, the shorter of the term of the lease or the life of the asset. Property, plant, and equipment consists of the following:

                                                                 2000    1999
                                                                ------- -------
                                                                (In thousands)
Land........................................................... $ 2,756 $ 2,886
Fiber-recovery and Water-clarification Facility................      --   3,573
Buildings......................................................  19,472  19,676
Machinery, Equipment, and Leasehold Improvements...............  45,418  41,669
                                                                ------- -------
                                                                 67,646  67,804
Less: Accumulated Depreciation and Amortization................  38,064  37,310
                                                                ------- -------
                                                                $29,582 $30,494
                                                                ======= =======

Other Assets

   Other assets in the accompanying balance sheet includes intangible assets, notes receivable (Note 4), and deferred debt expense. Intangible assets includes the costs of patents, acquired intellectual property, and noncompete agreements entered into in connection with acquisitions, which are amortized using the straight-line method over periods of up to 15, 7, and 10 years, respectively. The aggregate carrying value of these assets is $9,594,000 and $10,676,000, net of accumulated amortization of $2,542,000 and $1,328,000 at year-end 2000 and 1999, respectively.

Goodwill

   Goodwill is amortized using the straight-line method principally over 40 years. Accumulated amortization was $16,105,000 and $12,642,000 at year-end 2000 and 1999, respectively. The Company assesses the future useful life of this asset and other noncurrent assets whenever events or changes in circumstances indicate that the current useful life has diminished. Such events or circumstances generally would include the occurrence of operating losses or a significant decline in earnings associated with the acquired business or asset. The Company considers the future undiscounted cash flows of the acquired companies in assessing the recoverability of this asset. The Company assesses cash flows before interest charges and when impairment is indicated, writes the asset down to fair value. If quoted market values are not available, the Company estimates fair value by calculating the present value of future cash flows. If impairment has occurred, any excess of carrying value over fair value is recorded as a loss.

Common Stock of Subsidiary Subject to Redemption

   In September 1996, Thermo Fibergen sold 4,715,000 units, each unit consisting of one share of Thermo Fibergen common stock and one redemption right, in an initial public offering at $12.75 per unit for net

                                  KADANT INC.

proceeds of $55,781,000. The common stock and redemption rights subsequently began trading separately. During the month of September 2000, the initial redemption period, holders of Thermo Fibergen's common stock and common stock redemption rights surrendered 2,713,951 shares of Thermo Fibergen's common stock at a redemption price of $12.75 per share, for a total of $34,603,000. Thermo Fibergen used available working capital to fund the payment and retired these shares immediately following the redemption. Holders of a redemption right have the option to require Thermo Fibergen to redeem one share of Thermo Fibergen's common stock at $12.75 per share in September 2001, the second and final redemption period. A redemption right may only be exercised if the holder owns a share of Thermo Fibergen's common stock at that time. As of December 30, 2000, there were 2,001,049 redemption rights outstanding and 1,075,749 shares of Thermo Fibergen's common stock held by persons other than the Company or Thermo Electron. In addition, Thermo Electron, the Company and/or Thermo Fibergen may acquire shares of Thermo Fibergen's common stock in the open market. To the extent the number of redemption rights exceeds the number of shares of common stock held by persons other than Thermo Electron or the Company, the maximum redemption value that Thermo Fibergen would be required to pay is an amount equal to the redemption price of $12.75 per share times the total number of shares of Thermo Fibergen's common stock outstanding held by persons other than Thermo Electron or the Company at the time of the redemption. The redemption rights carry terms that generally provide for their expiration if the closing price of Thermo Fibergen's common stock exceeds $19 1/8 for 20 of any 30 consecutive trading days prior to September 2001. The difference between the redemption value and the original carrying amount of common stock of subsidiary subject to redemption was accreted over the period ending September 2000, which corresponded with the first redemption period. The accretion was charged to minority interest expense in the accompanying statement of income. The redemption rights are guaranteed, on a subordinated basis, by Thermo Electron. The Company has agreed to reimburse Thermo Electron in the event Thermo Electron is required to make a payment under the guarantee. In addition, the Company has agreed to lend Thermo Fibergen up to $5 million on commercially reasonable terms for the September 2001 redemption obligation and for working capital needs.

Foreign Currency

   All assets and liabilities of the Company's foreign subsidiaries are translated at year-end exchange rates and revenues and expenses are translated at average exchange rates for the year in accordance with SFAS No. 52, "Foreign Currency Translation." Resulting translation adjustments are reflected in the "Accumulated other comprehensive items" component of stockholders' investment (Note 15). Foreign currency transaction gains and losses are included in the accompanying statement of income and are not material for the three years presented.

Forward Contracts

   The Company uses short-term forward foreign exchange contracts to manage certain exposures to foreign currencies. The Company enters into forward contracts to hedge firm purchase and sale commitments denominated in currencies other than its subsidiaries' local currencies. These contracts principally hedge transactions denominated in U.S. dollars, French francs, and Canadian dollars. The purpose of the Company's foreign currency hedging activities is to protect the Company's local currency cash flows related to these commitments from fluctuations in foreign exchange rates. Gains and losses arising from forward foreign exchange contracts are recognized as offsets to gains and losses resulting from the transactions being hedged. The Company does not enter into speculative foreign currency agreements.

Recent Accounting Pronouncement

   During 1998, the Financial Accounting Standards Board (FASB) issued SFAS No. 133, "Accounting for Derivative Instruments and Hedging Activities". SFAS No. 133, as amended, requires that all derivatives,

                                  KADANT INC.

including foreign currency exchange contracts, be recognized on the balance sheet at fair value. Changes in fair value of derivatives that are not hedges must be recorded through earnings. If a derivative is a hedge, depending on the nature of the hedge, changes in fair value of the derivative are either completely or partially offset by the change in fair value of the hedged items through earnings or for anticipated transactions recognized in other comprehensive income until the hedged item is recognized in earnings. The Company is required to adopt SFAS No. 133 in 2001. The Company does not expect the adoption of SFAS No. 133 will materially affect its financial statements.

Use of Estimates

   The preparation of financial statements in conformity with generally accepted accounting principles requires management to make estimates and assumptions that affect the reported amounts of assets and liabilities, disclosure of contingent assets and liabilities at the date of the financial statements, and the reported amounts of revenues and expenses during the reporting period. Actual results could differ from those estimates.

2. Available-for-sale Investments

   Debt securities owned by the Company are considered available-for-sale investments in the accompanying balance sheet and are carried at market value, with the difference between cost and market value, net of related tax effects, recorded in the "Accumulated other comprehensive items" component of stockholders' investment. The aggregate market value, cost basis, and gross unrealized gains and losses of available-for-sale investments by major security type are as follows:

                                                             Gross      Gross
                                           Market   Cost   Unrealized Unrealized
                                            Value   Basis    Gains      Losses
                                           ------- ------- ---------- ----------
                                                      (In thousands)
2000
Government-agency Securities.............. $28,541 $28,531    $ 10       $ --
Corporate Bonds...........................  57,596  57,573      23         --
                                           ------- -------    ----       ----
                                           $86,137 $86,104    $ 33       $ --
                                           ======= =======    ====       ====
1999
Government-agency Securities.............. $46,074 $46,139    $ --       $(65)
Other.....................................     331     331      --         --
                                           ------- -------    ----       ----
                                           $46,405 $46,470    $ --       $(65)
                                           ======= =======    ====       ====

   Available-for-sale investments in the accompanying 2000 balance sheet have contractual maturities of one year or less. Actual maturities may differ from contractual maturities as a result of the Company's intent to sell these securities prior to maturity and as a result of put and call features of the securities that enable either the Company, the issuer, or both to redeem these securities at an earlier date.

   The cost of available-for-sale investments that were sold was based on specific identification in determining the gross realized gains and losses in the accompanying statement of income.

3. Composites Venture

   In October 1999, Thermo Fibergen created a subsidiary, NEXT Fiber Products Inc., to develop, produce, and market fiber-based composites primarily for the building industry, used for applications such as soundwalls,

                                  KADANT INC.

decking, privacy fencing, and siding. Thermo Fibergen capitalized NEXT Fiber Products with $3,200,000 in cash. NEXT Fiber Products then purchased capital equipment and technology related to the development of fiber-based composites, valued at $5,275,000, in exchange for shares of its common stock equal to 49% of its equity and $2,200,000 in cash, payable in installments, if certain conditions are met. Thermo Fibergen paid $1,200,000 and $500,000 of the purchase price in 2000 and 1999, respectively. The $500,000 remaining obligation is expected to be paid in 2001 and is included in other accrued liabilities in the accompanying 2000 balance sheet. In January 2001, Thermo Fibergen acquired the remaining 49% equity interest in NEXT Fiber Products. In exchange for the 49% equity interest, Thermo Fibergen agreed to forgive certain amounts due from the seller related to the seller's investment in NEXT Fiber Products prior to the purchase of the remaining 49% equity interest.

   Thermo Fibergen constructed a composites manufacturing facility in Green Bay, Wisconsin, and began limited production at such facility in 2000.

4. Acquisitions and Dispositions

Acquisitions

   In June 2000, the Company acquired Cyclotech AB-Stockholm, a Swedish manufacturer of stock-preparation equipment, for $637,000 in cash, subject to a post-closing adjustment. Of the total purchase price, $478,000 was paid at closing and the remaining $159,000, which is included in other accrued expenses in the accompanying 2000 balance sheet, will be paid one year from the date of acquisition. The cost of this acquisition exceeded the estimated fair value of the acquired net assets by $578,000, which is being amortized over 40 years.

   In February 2000, the Company acquired the assets of Gauld Equipment Manufacturing Company, Inc., a manufacturer of stock-preparation equipment, for $3,411,000 in cash and a $923,000 noninterest bearing contract with a controlling stockholder, payable in equal annual installments over four years. The liability was initially recorded at its net present value of $795,000. The cost of this acquisition exceeded the estimated fair value of the acquired net assets by $2,128,000, which is being amortized over 40 years.

   In May 1999, the Company acquired the outstanding stock of Arcline Products, Inc., a manufacturer of shower and doctor oscillation systems, for $2,660,000 in cash and $2,000,000 payable over five years (Note 8). The cost of this acquisition approximated the fair value of the net assets acquired.

   In July 1998, the Company acquired Goslin Birmingham Inc., a division of Green Bay Packaging Inc., for $1,296,000 in cash. During 1999, the Company received a post-closing purchase price adjustment of $377,000 related to this acquisition. The Company recorded this amount as a reduction of goodwill. The cost of this acquisition exceeded the estimated fair value of the acquired net assets by $860,000 and is being amortized over 40 years. Goslin manufactures evaporators and recausticizing systems that concentrate and recycle process chemicals used during pulping, and products that remove condensate gases.

   These acquisitions have been accounted for using the purchase method of accounting and their results of operations have been included in the accompanying financial statements from their respective dates of acquisition. Allocation of the purchase price for these acquisitions was based on estimates of the fair value of the net assets acquired and, for the 2000 acquisitions, is subject to adjustment upon finalization of the purchase price allocations. To date, no information has been gathered that would cause the Company to believe that the final allocation of the purchase price will be materially different from the preliminary estimates. Pro forma results have not been presented, as the results of the acquired businesses were not material to the Company's results of operations.

                                  KADANT INC.

   In connection with these acquisitions, the Company has undertaken restructuring activities at the acquired businesses. The Company's restructuring activities, which were accounted for in accordance with Emerging Issues Task Force Pronouncement (EITF) 95-3, primarily have included reductions in staffing levels. In connection with these restructuring activities, as part of the cost of acquisitions, the Company established reserves, primarily for severance and acquired overmarket leases. In accordance with EITF 95-3, the Company finalized its restructuring plans no later than one year from the respective dates of the acquisitions.

   A summary of the changes in accrued acquisition expenses follows:

                                               Abandoned
                                               Facilities   Severance
                                               ---------- --------------
                                                 Thermo          Thermo
                                                 Black            Black
                                                Clawson   Goslin Clawson Total
                                               ---------- ------ ------- -----
                                                       (In thousands)
Balance at January 3, 1998....................    $ 47     $ --   $ 515  $ 562
Reserves established..........................      --       80      --     80
Usage.........................................     (47)      --    (227)  (274)
Decrease due to finalization of restructuring
 plan,
 recorded as a decrease to goodwill...........      --       --    (219)  (219)
                                                  ----     ----   -----  -----
Balance at January 2, 1999....................      --       80      69    149
Usage.........................................      --       --     (69)   (69)
Decrease due to finalization of restructuring
 plan,
 recorded as a decrease to goodwill...........      --      (80)     --    (80)
                                                  ----     ----   -----  -----
Balance at January 1, 2000....................    $ --     $ --   $  --  $  --
                                                  ====     ====   =====  =====

Dispositions

   In September 2000, Thermo Fibergen sold substantially all of the assets of its fiber-recovery and water-clarification services plant to the host mill for $3,600,000. The purchase price consisted of an initial payment of $200,000 at the date of closing and a note receivable to be paid in seventeen monthly payments of $200,000, plus interest at 9.5%, beginning September 28, 2000. The note receivable is secured by an irrevocable letter of credit. Thermo Fibergen recognized a pre-tax gain of $729,000 on the sale.

   During 1996, the Company loaned $6,000,000 to Tree-Free Fiber Company, LLC in connection with a proposed engineering, procurement, and construction project. This project was delayed due to weakness in pulp prices, and did not proceed as a result of Tree-Free's insolvency. Tree-Free was unable to repay the note upon its original maturity. The note and loans by another lender were secured by liens on a tissue mill in Maine and related assets. In December 1997, the Superior Court of Maine appointed a receiver to preserve and protect the collateral for the loans made by the Company and other lenders to Tree-Free. In May 1998, the Company purchased an assignment of Tree-Free's secured indebtedness to another lender for $2,910,000. In June 1998, the Company conducted a foreclosure sale of the tissue mill, at which it was the successful bidder, and executed a purchase and sale agreement. In October 1998, the stock of a mill located in Mexico, which had also secured the note, was sold and the proceeds of $1,250,000 were paid to the Company and recorded as a reduction of the carrying value of the note. During the second quarter of 1999, the Company entered into a nonbinding letter of intent with a third party to dispose of this asset for an amount in excess of the carrying value. During the third quarter of 1999, the third party elected to not proceed with the transaction. Accordingly, the Company recorded a $2,834,000 write-down to reflect the asset at its then-estimated recoverable value. The Company had previously recorded impairment on this note of $200,000 in the first quarter of 1999 (Note 11).

                                  KADANT INC.

In December 1999, the Company entered into a purchase and sale agreement, as amended, to sell the mill. The Company sold its interest in the mill in June 2000 for $3,909,000 in cash, resulting in a gain of $971,000.

   In February 1999, the Company sold its Thermo Wisconsin, Inc. subsidiary for $13,631,000 in cash, resulting in a pretax gain of $11,154,000. The Company decided to sell Thermo Wisconsin to divest of a non-strategic, cyclical operating unit. Thermo Wisconsin, a manufacturer and marketer of dryers and pollution-control equipment, had unaudited revenues to external customers and net income in 1998 of $18,877,000 and $1,547,000, respectively.

5. Employee Benefit Plans

Stock-based Compensation Plans

 Stock Option Plans

   The Company maintains stock-based compensation plans for its key employees, directors, and others. Two of these plans permit the grant of nonqualified and incentive stock options. A third plan permits the grant of a variety of stock and stock-based awards as determined by the human resources committee of the Company's Board of Directors (the Board Committee), including restricted stock, stock options, stock bonus shares, or performance-based shares. The option recipients and the terms of options granted under these plans are determined by the Board Committee. Generally, options granted to date are exercisable immediately, but are subject to certain transfer restrictions and the right of the Company to repurchase shares issued upon exercise of the options at the exercise price, upon certain events. The restrictions and repurchase rights generally lapse ratably over a one- to ten-year period, depending on the term of the option, which may range from five to twelve years. In addition, under certain options, shares acquired upon exercise are restricted from resale until retirement or other events. Nonqualified options may be granted at any price determined by the Board Committee, although incentive stock options must be granted at not less than the fair market value of the Company's stock on the date of grant. To date, all options have been granted at fair market value. The Company also has a directors' stock option plan that provides for the grant of stock options to outside directors pursuant to a formula approved by the Company's stockholders. Options awarded under this plan are exercisable six months after the date of grant and generally expire three or seven years after the date of grant. In addition to the Company's stock-based compensation plans, certain officers and key employees may also participate in the stock-based compensation plans of Thermo Electron.

   In November 1998, the Company's employees, excluding its officers and directors, were offered the opportunity to exchange previously granted options to purchase shares of Company common stock for an amount of options equal to half of the number of options previously held, exercisable at a price equal to the fair market value at the time of the exchange offer. Holders of options to acquire 138,000 shares at a weighted average exercise price of $53.40 per share elected to participate in this exchange and, as a result, received options to purchase 69,000 shares of Company common stock at $28.15 per share, which are included in the 1998 grants in the table below. The other terms of the new options are the same as the exchanged options except that the holders were not able to sell shares purchased pursuant to such new options for six months from the exchange date. The options exchanged were canceled by the Company.

   In January 1999, the Company awarded 2,380 shares of restricted Company common stock to certain key employees. The shares had an aggregate value of $91,000 and vest three years from the date of award, assuming continued employment, with certain exceptions. The Company has recorded the fair value of the restricted stock as deferred compensation in the accompanying balance sheet and is amortizing such amount over the vesting period.

                                  KADANT INC.

   A summary of the Company's stock option activity is as follows:

                                     2000            1999            1998
                                --------------- --------------- ---------------
                                       Weighted        Weighted        Weighted
                                Number Average  Number Average  Number Average
                                  of   Exercise   of   Exercise   of   Exercise
                                Shares  Price   Shares  Price   Shares  Price
                                ------ -------- ------ -------- ------ --------
                                             (Shares in thousands)
Options Outstanding, Beginning
 of Year......................   611    $32.85    698   $30.00    798   $31.20
  Granted.....................     1     33.30     32    36.50    191    34.10
  Exercised...................   (30)    18.90   (108)   15.40   (129)   15.55
  Forfeited...................   (47)    30.65    (11)   32.75    (24)   46.15
  Canceled due to exchange....    --        --     --       --   (138)   53.40
                                 ---             ----            ----
Options Outstanding, End of
 Year.........................   535    $33.85    611   $32.85    698   $30.00
                                 ===    ======   ====   ======   ====   ======
Options Exercisable...........   535    $33.85    611   $32.85    697   $30.00
                                 ===    ======   ====   ======   ====   ======
Options Available for Grant...   313              266             290
                                 ===             ====            ====

   A summary of the status of the Company's stock options at December 30, 2000, is as follows:

                                            Options Outstanding and Exercisable
                                            -----------------------------------
                                                            Weighted
                                                             Average   Weighted
                                              Number of     Remaining  Average
                                                Shares     Contractual Exercise
Range of Exercise Prices                    (In thousands)    Life      Price
------------------------                    -------------- ----------- --------
$15.00--$29.15.............................      210        2.6 years   $21.90
 29.20-- 43.35.............................      216        4.2 years    33.75
 43.40-- 57.55.............................      103        5.7 years    56.10
 57.60-- 71.75.............................        6        7.1 years    71.60
                                                 ---
$15.00--$71.75.............................      535        3.9 years   $33.85
                                                 ===

 Employee Stock Purchase Program

   Substantially all of the Company's full-time U.S. employees are eligible to participate in an employee stock purchase program sponsored by the Company. Under this program, shares of the Company's and, prior to November 2000, shares of Thermo Electron's common stock may be purchased at 85% of the lower of the fair market value at the beginning or end of the period, and the shares purchased are subject to a one-year resale restriction. Effective November 2000, employees may no longer purchase shares of Thermo Electron under this program. During 2000 and 1999, the Company issued 6,304 and 3,600 shares, respectively, of its common stock under this program. No shares of the Company's common stock were issued under this program during 1998.

Pro Forma Stock-based Compensation Expense

   In October 1995, the FASB issued SFAS No. 123, "Accounting for Stock-based Compensation," which sets forth a fair-value based method of recognizing stock-based compensation expense. As permitted by SFAS No. 123, the Company has elected to continue to apply APB No. 25 to account for its stock-based compensation plans. Had compensation cost for awards granted after 1994 under the Company's stock-based compensation plans been determined based on the fair value at the grant dates consistent with the method set

                                  KADANT INC.

forth under SFAS No. 123, the effect on the Company's net income and earnings per share would have been as follows:

                                                         2000    1999    1998
                                                        ------- ------- -------
                                                         (In thousands except
                                                          per share amounts)
   Net Income:
     As reported....................................... $15,142 $17,778 $17,995
     Pro forma.........................................  14,198  16,265  16,668
   Basic Earnings per Share:
     As reported.......................................    1.24    1.45    1.46
     Pro forma.........................................    1.16    1.33    1.35
   Diluted Earnings per Share:
     As reported.......................................    1.23    1.44    1.44
     Pro forma.........................................    1.15    1.32    1.34

   Because the method prescribed by SFAS No. 123 has not been applied to options granted prior to January 1, 1995, the resulting pro forma compensation expense may not be representative of the amount to be expected in future years. Pro forma compensation expense for options granted is reflected over the vesting period; therefore, future pro forma compensation expense may be greater as additional options are granted.

   The weighted average fair value per share of options granted was $5.50, $13.45, and $11.60 in 2000, 1999, and 1998, respectively. The fair value of each option grant was estimated on the grant date using the Black-Scholes option-pricing model with the following weighted-average assumptions:

                                                     2000      1999      1998
                                                   --------- --------- ---------
   Volatility.....................................       42%       39%       35%
   Risk-free Interest Rate........................      4.9%      5.6%      4.6%
   Expected Life of Options....................... 1.0 years 3.8 years 4.2 years

   The Black-Scholes option-pricing model was developed for use in estimating the fair value of traded options, which have no vesting restrictions and are fully transferable. In addition, option-pricing models require the input of highly subjective assumptions including expected stock price volatility. Because the Company's employee stock options have characteristics significantly different from those of traded options, and because changes in the subjective input assumptions can materially affect the fair value estimate, in management's opinion, the existing models do not necessarily provide a reliable single measure of the fair value of its employee stock options.

401(k) Savings Plan

   Effective November 2000, the majority of the Company's domestic subsidiaries participate in the Company's 401(k) retirement savings plan and, prior to November 2000, in Thermo Electron's 401(k) savings plan. Contributions to the plan are made by both the employee and the Company. Company contributions are based upon the level of employee contributions. For this plan, the Company contributed and charged to expense $803,000, $761,000, and $974,000 in 2000, 1999, and 1998, respectively.

Profit-sharing Plans

   One of the Company's domestic subsidiaries has adopted a profit-sharing plan under which the Company annually contributes 10% of the subsidiary's net income before profit-sharing expense. All contributions are

                                  KADANT INC.

immediately vested. In addition, one of the Company's foreign subsidiaries maintains a state-mandated profit-sharing plan. Under the state-mandated plan, the Company contributes 0--11% of the subsidiary's net profit after taxes reduced by 5% of its stockholders' investment. For these plans, the Company contributed and charged to expense $812,000, $959,000, and $1,119,000 in 2000, 1999, and 1998, respectively.

Defined Benefit Pension Plan

   One of the Company's divisions has a noncontributory defined benefit retirement plan. Benefits under the plan are based on years of service and employees' compensation. Funds are contributed to a trustee as necessary to provide for current service and for any unfunded projected benefit obligation over a reasonable period.

   Net periodic benefit income includes:

                                                         2000    1999    1998
                                                        ------  ------  ------
                                                           (In thousands)
   Interest Cost....................................... $  902  $  823  $  802
   Service Cost........................................    496     439     421
   Expected Return on Plan Assets...................... (1,884) (1,588) (1,375)
   Amortization of Unrecognized Gain...................   (380)   (431)   (328)
                                                        ------  ------  ------
                                                        $ (866) $ (757) $ (480)
                                                        ======  ======  ======

   The Company's defined benefit pension plan activity is:

                                                                2000     1999
                                                               -------  -------
                                                               (In thousands)
   Change in Benefit Obligation:
     Benefit obligation, beginning of year.................... $11,797  $10,771
     Interest cost............................................     902      823
     Service costs............................................     496      439
     Benefits paid............................................    (525)    (458)
     Actuarial gain...........................................      --      222
                                                               -------  -------
       Benefit obligation, end of year........................  12,670   11,797
                                                               -------  -------
   Change in Plan Assets:
     Fair value of plan assets, beginning of year.............  20,638   19,485
     Actual return on plan assets.............................    (709)   1,611
     Benefits paid............................................    (525)    (458)
                                                               -------  -------
       Fair value of plan assets, end of year.................  19,404   20,638
                                                               -------  -------
   Funded Status..............................................   6,734    8,841
   Unrecognized Net Gain......................................  (4,877)  (7,850)
                                                               -------  -------
   Prepaid Benefit Costs...................................... $ 1,857  $   991
                                                               =======  =======

   Plan assets are primarily invested in cash, cash equivalents, fixed income securities, and equity securities. Prepaid benefit costs are included in other assets in the accompanying balance sheet. The weighted average actuarial assumptions used to determine the net periodic benefit costs were: discount rate of 7.5% and rate of increase in salary levels of 5.5% in 2000, 1999, and 1998; expected long-term rate of return on assets of 9.25% in 2000 and 8.25% in 1999 and 1998.

                                  KADANT INC.

Other Retirement Plans

   Certain of the Company's subsidiaries offer other retirement plans. The majority of these subsidiaries offer defined contribution plans. Company contributions to these plans are based on formulas determined by the Company. For these plans, the Company contributed and charged to expense $1,195,000, $779,000, and $1,285,000 in 2000, 1999, and 1998, respectively.

6. Common Stock

   At December 30, 2000, the Company had reserved 3,663,552 unissued shares of its common stock for possible issuance under stock-based compensation plans and for issuance upon possible conversion of the Company's subordinated convertible debentures.

7. Income Taxes

   The components of income before provision for income taxes and minority interest are as follows:

                                                          2000    1999    1998
                                                         ------- ------- -------
                                                             (In thousands)
   Domestic............................................. $13,914 $21,802 $19,751
   Foreign..............................................  12,469   8,749  11,145
                                                         ------- ------- -------
                                                         $26,383 $30,551 $30,896
                                                         ======= ======= =======

   The components of the provision for income taxes are as follows:

                                                       2000     1999     1998
                                                      -------  -------  -------
                                                          (In thousands)
   Currently Payable:
     Federal......................................... $ 5,594  $ 5,870  $ 4,491
     Foreign.........................................   4,299    3,409    4,282
     State...........................................     946    1,001    1,039
                                                      -------  -------  -------
                                                       10,839   10,280    9,812
                                                      -------  -------  -------
   Net Deferred (Prepaid):
     Federal.........................................     569    1,600    1,939
     Foreign.........................................    (177)    (353)     (71)
     State...........................................    (284)     325      222
                                                      -------  -------  -------
                                                          108    1,572    2,090
                                                      -------  -------  -------
                                                      $10,947  $11,852  $11,902
                                                      =======  =======  =======

   The Company receives a tax deduction upon exercise of nonqualified stock options by employees for the difference between the exercise price and the market price of the Company's common stock on the date of exercise. The provision for income taxes that is currently payable does not reflect $512,000, $513,000, and $1,267,000 of such benefits from exercises of stock options that have been allocated to capital in excess of par value in 2000, 1999, and 1998, respectively.

                                  KADANT INC.

   The provision for income taxes in the accompanying statement of income differs from the provision calculated by applying the statutory federal income tax rate of 35% to income before provision for income taxes, minority interest, and cumulative effect of change in accounting principle due to the following:

                                                       2000     1999     1998
                                                      -------  -------  -------
                                                          (In thousands)
Provision for Income Taxes at Statutory Rate......... $ 9,234  $10,693  $10,814
Increases (Decreases) Resulting From:
  State income taxes, net of federal tax.............     577      805      820
  Foreign tax rate and tax regulation differential...    (242)    (227)     310
  Nondeductible expenses.............................     497      253      178
  Change in valuation allowance......................     174       50      203
  Other..............................................     707      278     (423)
                                                      -------  -------  -------
                                                      $10,947  $11,852  $11,902
                                                      =======  =======  =======

   Net deferred income tax asset (liability) in the accompanying balance sheet consist of the following:

                                                                 2000    1999
                                                                ------  ------
                                                                     (In
                                                                 thousands)
Deferred Tax Asset (Liability):
  Operating loss carryforwards................................. $1,045  $  253
  Reserves and accruals........................................  4,972   3,082
  Inventory basis difference...................................  2,168   1,243
  Accrued compensation.........................................    175     429
  Allowance for doubtful accounts..............................    361     128
  Amortization of intangible assets............................ (4,839) (3,203)
  Depreciation................................................. (1,360)   (980)
  Other........................................................    (60)   (728)
                                                                ------  ------
                                                                 2,462     224
Less: Valuation allowance......................................    427     253
                                                                ------  ------
                                                                $2,035  $  (29)
                                                                ======  ======

   The valuation allowance relates primarily to uncertainty surrounding the realization of state operating loss carryforwards of $3,900,000 and $2,700,000 at year-end 2000 and 1999, respectively, which begin to expire in 2003. In addition, the Company has federal operating loss carryforwards of $2,000,000 at year-end 2000, which begin to expire in 2019.

   The Company has not recognized a deferred tax liability for the difference between the book basis and the tax basis of its investment in the stock of its domestic subsidiaries (such difference relates primarily to unremitted earnings by subsidiaries) because it does not expect this basis difference to become subject to tax at the parent level. The Company believes it can implement certain tax strategies to recover its investment in its domestic subsidiaries tax free.

   A provision has not been made for U.S. or additional foreign taxes on $72.3 million of undistributed earnings of foreign subsidiaries that could be subject to tax if remitted to the U.S. because the Company plans to keep these amounts permanently reinvested overseas. The Company believes that any additional U.S. tax liability due upon remittance of such earnings would be immaterial due to available U.S. foreign tax credits.

                                  KADANT INC.

8. Long-Term Obligations

   In connection with the February 2000 acquisition of Gauld Equipment, the Company agreed to pay $923,000 in equal annual installments over four years. The liability was initially recorded as its net present value of $795,000.

   In connection with the May 1999 acquisition of Arcline Products, the Company agreed to pay $2,000,000 in equal annual installments over five years. The liability was initially recorded at its net present value of $1,730,000.

   In July 1997, the Company issued and sold at par $153,000,000 principal amount of 4 1/2% subordinated convertible debentures due 2004 for net proceeds of approximately $149,800,000. The debentures are convertible into shares of the Company's common stock at a conversion price of $60.50 per share and are guaranteed on a subordinated basis by Thermo Electron.

   See Note 12 for fair value information pertaining to the Company's long-term obligations.

9. Related-Party Transactions

Corporate Services Agreement

   The Company and Thermo Electron have a corporate services agreement under which Thermo Electron's corporate staff provides certain administrative services, including certain legal advice and services, risk management, certain employee benefit administration, tax advice and preparation of tax returns, centralized cash management, and certain financial and other services, for which the Company pays Thermo Electron annually an amount equal to 0.8% of the Company's revenues. For these services, the Company was charged $1,879,000, $1,824,000, and $1,979,000 in 2000, 1999, and 1998, respectively. The fee is reviewed and adjusted annually by mutual agreement of the parties. Management believes that the service fee charged by Thermo Electron is reasonable and that such fees are representative of the expenses the Company would have incurred on a stand-alone basis. The corporate services agreement is renewed annually but can be terminated upon 30 days' prior notice by the Company or upon the Company's withdrawal from the Thermo Electron Corporate Charter (the Thermo Electron Corporate Charter defines the relationship among Thermo Electron and its majority-owned subsidiaries). For additional items such as employee benefit plans, insurance coverage, and other identifiable costs, Thermo Electron charges the Company based upon costs attributable to the Company.

Cash Management

   The Company has, from time to time, invested excess cash in arrangements with Thermo Electron as discussed in Note 1.

10. Commitments and Contingencies

Operating Leases

   The Company occupies office and operating facilities under various operating leases. The accompanying statement of income includes expenses from operating leases of $2,257,000, $1,767,000, and $1,862,000 in 2000, 1999, and 1998,
respectively. The future minimum payments due under noncancelable operating leases as of December 30, 2000, are $935,000 in 2001; $590,000 in 2002;
$270,000 in 2003; $194,000 in 2004; and $6,000 in 2005. Total future minimum lease payments are $1,995,000.

                                  KADANT INC.

Contingencies

   In the ordinary course of business, the Company is at times required to issue limited performance guarantees relating to its equipment and systems. The Company typically limits its liability under these guarantees to amounts that would not exceed the cost of the equipment. The Company believes that it has adequate reserves for any potential liability in connection with such guarantees.

11. Restructuring and Unusual Items

   During 1999, the Company recorded restructuring costs and unusual items of $6,152,000. Restructuring costs of $2,257,000, which were accounted for in accordance with EITF 94-3, include severance costs of $1,283,000 for 24 employees across all functions at the Company's E. & M. Lamort, S.A. subsidiary, all of whom were terminated as of January 1, 2000, and $974,000 to terminate distributor agreements. These actions were taken in efforts to improve profitability and were in response to a cyclical downturn in demand at this business unit. Unusual items of $3,895,000 include $3,239,000 for asset write-downs, consisting of $3,034,000 for the write-down of a note receivable secured by a tissue mill (Note 4) and $205,000 for impairment of a building in Ohio held for disposal, which was sold in July 1999; $526,000 for the expected settlement of a contractual dispute; and $130,000 for facility-closure costs. During 2000, due to breach of an agreement by a third party distributor, the Company is no longer obligated to pay amounts accrued in 1999 for this matter and, therefore, reversed $506,000 of costs.

   A summary of the changes in accrued restructuring costs, which are included in other accrued expenses in the accompanying balance sheet, follows:

                                                       Severance Other   Total
                                                       --------- -----  -------
                                                           (In thousands)
Balance at January 3, 1998............................  $    --  $ 197  $   197
  Usage...............................................       --   (163)    (163)
                                                        -------  -----  -------
Balance at January 2, 1999............................       --     34       34
  Provision charged to expense........................    1,283    974    2,257
  Usage...............................................   (1,117)  (239)  (1,356)
  Currency translation................................     (151)  (115)    (266)
                                                        -------  -----  -------
Balance at January 1, 2000............................       15    654      669
  Usage...............................................      (15)   (18)     (33)
  Reversal............................................       --   (506)    (506)
  Currency translation................................       --    (98)     (98)
                                                        -------  -----  -------
Balance at December 30, 2000..........................  $    --  $  32  $    32
                                                        =======  =====  =======

   The Company expects to pay the remaining accrued restructuring costs in 2001.

12. Fair Value of Financial Instruments

   The Company's financial instruments consist mainly of cash and cash equivalents, advance to affiliate, available-for-sale investments, accounts receivable, current maturities of notes payable, accounts payable, common stock of subsidiary subject to redemption, due to parent company and affiliated companies, subordinated convertible debentures, notes payable, and forward foreign exchange contracts. The carrying amounts of accounts receivable, current maturities of notes payable, accounts payable, and due to parent company and affiliated companies approximate fair value due to their short-term nature.

                                  KADANT INC.

   Available-for-sale investments are carried at fair value in the accompanying balance sheet. The fair values were determined based on quoted market prices. See Note 2 for fair value information pertaining to these financial instruments.

   The carrying amount and fair value of the Company's subordinated convertible debentures, common stock of subsidiary subject to redemption, and off-balance-sheet financial instruments are as follows:

                                                 2000              1999
                                           ----------------- -----------------
                                           Carrying   Fair   Carrying   Fair
                                            Amount   Value    Amount   Value
                                           -------- -------- -------- --------
                                                     (In thousands)
Subordinated Convertible Debentures....... $153,000 $138,312 $153,000 $124,710
Common Stock of Subsidiary Subject to
 Redemption............................... $ 17,026 $ 15,858 $ 49,160 $ 51,011
Off-balance-sheet Financial Instruments:
  Forward foreign exchange contracts
   payable................................          $    348          $     35

   The fair value of the Company's subordinated convertible debentures and common stock of subsidiary subject to redemption was determined based on quoted market prices.

   The notional amounts of forward foreign exchange contracts outstanding totaled $12,474,000 and $4,080,000 at year-end 2000 and 1999, respectively. The fair value of such contracts is the estimated amount that the Company would pay upon termination of the contracts, taking into account the change in foreign exchange rates.

13. Business Segment and Geographical Information

   The Company organizes and manages its business by individual functional operating entity. The Company has combined its operating entities into three segments, one of which was sold in February 1999: Pulp and Papermaking Equipment and Systems, Dryers and Pollution-control Equipment, and Composite and Cellulose-based Products. In classifying operational entities into a particular segment, the Company aggregated businesses with similar economic characteristics, products and services, production processes, customers, and methods of distribution.

   The Company's Pulp and Papermaking Equipment and Systems segment designs and manufactures stock-preparation equipment, paper machine accessories, and water-management systems for the paper and paper recycling industries. Principal products manufactured by this segment include custom-engineered systems and equipment for the preparation of wastepaper for conversion into recycled paper; accessory equipment and related consumables important to the efficient operation of papermaking machines; and water-management systems essential for draining, purifying, and recycling process water. Revenues from the stock-preparation equipment product line were $112,976,000, $98,929,000, and $107,518,000 in 2000, 1999, and 1998, respectively. Revenues from the accessories product line were $70,306,000, $74,839,000, and $77,817,000 in
2000, 1999, and 1998, respectively. Revenues from the water-management product line were $42,447,000, $42,611,000, and $36,908,000 in 2000, 1999, and 1998,
respectively.

   The Dryers and Pollution-control Equipment segment, which consisted of the Company's Thermo Wisconsin subsidiary, manufactured and marketed dryers and pollution-control equipment for the printing, papermaking, and converting industries. In February 1999, the Company sold its Thermo Wisconsin subsidiary (Note 4).

                                  KADANT INC.

   The Composite and Fiber-based Products segment consists of the Company's Thermo Fibergen subsidiary. Through its GranTek Inc. subsidiary, Thermo Fibergen employs patented technology to produce biodegradable absorbing granules from papermaking byproducts. These granules are used as agricultural carriers, oil and grease absorbents, and cat box fillers. In addition, through its NEXT Fiber Products subsidiary (Note 3), Thermo Fibergen develops, produces, and markets fiber-based composites primarily for the building industry, used for applications such as soundwalls, decking, privacy fencing, and siding. Prior to September 2000, this segment owned and operated a plant that provided fiber-recovery and water-clarification services to a host mill on a long-term contract basis. The plant, which the Company began operating in July 1998, cleaned and recycled water and long fiber for reuse in the papermaking process. Thermo Fibergen sold this plant to the host mill in September 2000 (Note 4), although it intends to continue operating in this line of business and is pursuing other fiber-recovery projects.

                                                   2000      1999      1998
                                                 --------  --------  --------
                                                       (In thousands)
Business Segment Information
Revenues:
  Pulp and Papermaking Equipment and Systems
   (a).......................................... $227,133  $217,724  $223,799
  Dryers and Pollution-control Equipment (b)....       --     1,802    19,513
  Composite and Fiber-based Products (c)........    7,794     8,579     5,276
  Intersegment sales elimination (d)............      (14)      (69)   (1,162)
                                                 --------  --------  --------
                                                 $234,913  $228,036  $247,426
                                                 ========  ========  ========
Income Before Provision for Income Taxes,
 Minority Interest, and Cumulative Effect of
 Change in Accounting Principle:
  Pulp and Papermaking Equipment and Systems
   (e).......................................... $ 29,209  $ 27,061  $ 33,937
  Dryers and Pollution-control Equipment
   (b)(f).......................................       --    11,609     2,736
  Composite and Fiber-based Products (c)(g).....   (3,116)   (1,010)   (2,468)
  Corporate (h).................................   (2,673)   (8,138)   (3,857)
                                                 --------  --------  --------
    Total operating income......................   23,420    29,522    30,348
    Interest income, net........................    2,963     1,029       548
                                                 --------  --------  --------
                                                 $ 26,383  $ 30,551  $ 30,896
                                                 ========  ========  ========
Total Assets:
  Pulp and Papermaking Equipment and Systems.... $280,655  $282,837  $277,688
  Dryers and Pollution-control Equipment (b)....       --        --     5,390
  Composite and Fiber-based Products (c)........   38,465    72,438    71,116
  Corporate (i).................................   95,095    87,302    72,906
                                                 --------  --------  --------
                                                 $414,215  $442,577  $427,100
                                                 ========  ========  ========
Depreciation and Amortization:
  Pulp and Papermaking Equipment and Systems.... $  7,314  $  7,502  $  7,188
  Dryers and Pollution-control Equipment (b)....       --        16       153
  Composite and Fiber-based Products (c)........    2,226     1,410     1,151
                                                 --------  --------  --------
                                                 $  9,540  $  8,928  $  8,492
                                                 ========  ========  ========
Capital Expenditures:
  Pulp and Papermaking Equipment and Systems.... $  2,550  $  2,964  $  3,442
  Dryers and Pollution-control Equipment (b)....       --        --       197
  Composite and Fiber-based Products............    3,805       939     4,134
                                                 --------  --------  --------
                                                 $  6,355  $  3,903  $  7,773
                                                 ========  ========  ========

                                  KADANT INC.

                                                   2000      1999      1998
                                                 --------  --------  --------
                                                       (In thousands)
Geographical Information
Revenues (j):
  United States................................. $157,904  $142,800  $153,658
  France........................................   52,895    60,682    65,308
  Other.........................................   33,427    33,477    39,636
  Transfers among geographic areas (d)..........   (9,313)   (8,923)  (11,176)
                                                 --------  --------  --------
                                                 $234,913  $228,036  $247,426
                                                 ========  ========  ========
Long-lived Assets (k):
  United States................................. $ 22,213  $ 23,948  $ 27,232
  France........................................    3,291     4,483     5,381
  Other.........................................    4,422     4,711     4,844
                                                 --------  --------  --------
                                                 $ 29,926  $ 33,142  $ 37,457
                                                 ========  ========  ========
Export Revenues Included in United States
 Revenues Above (l)............................. $ 37,926  $ 23,366  $ 24,244
                                                 ========  ========  ========

--------
(a) Includes intersegment sales of $0.5 million in 1998.
(b) Includes intersegment sales of $0.6 million in 1998. The Company sold this segment in February 1999.
(c) Reflects Thermo Fibergen's September 2000 redemption of common stock for $34.6 million and the sale of the Company's fiber-recovery and water-clarification services plant in September 2000.
(d) Intersegment sales and transfers among geographic areas are accounted for at prices that are representative of transactions with unaffiliated parties.
(e) Includes $0.5 million of income related to restructuring and unusual items in 2000 and $3.1 million of restructuring and unusual costs in 1999.
(f) Includes $11.2 million of gain on sale of business in 1999.
(g) Includes gain on sale of plant of $0.7 million in 2000.
(h) Includes gain on sale of property of $1.0 million in 2000. Includes $3.0 million of unusual items in 1999 for the write-down of a note receivable. Also includes related carrying costs of the note receivable and underlying security of $1.4 million and $0.9 million in 1999 and 1998, respectively.
(i) Primarily available-for-sale investments.
(j) Revenues are attributed to countries based on selling location.
(k) Includes property, plant, and equipment, net, and other long-term tangible assets.
(l) In general, export revenues are denominated in U.S. dollars.

                                  KADANT INC.

14. Earnings per Share

   Basic and diluted earnings per share were calculated as follows:

                                                      2000     1999     1998
                                                     -------  -------  -------
                                                      (In thousands except
                                                       per share amounts)
Basic
Income Before Cumulative Effect of Change in
 Accounting Principle..............................  $16,012  $17,778  $17,995
Cumulative Effect of Change in Accounting Principle
 (net of income taxes of $580).....................     (870)      --       --
                                                     -------  -------  -------
Net Income.........................................  $15,142  $17,778  $17,995
                                                     -------  -------  -------
Weighted Average Shares............................   12,260   12,237   12,322
                                                     -------  -------  -------
Basic Earnings per Share:
  Income Before Cumulative Effect of Change in
   Accounting Principle............................  $  1.31  $  1.45  $  1.46
  Change in Accounting Principle...................     (.07)      --       --
                                                     -------  -------  -------
                                                     $  1.24  $  1.45  $  1.46
                                                     =======  =======  =======

Diluted
Income Before Cumulative Effect of Change in
 Accounting Principle..............................  $16,012  $17,778  $17,995
Cumulative Effect of Change in Accounting Principle
 (net of income taxes of $580).....................     (870)      --       --
                                                     -------  -------  -------
Net Income.........................................   15,142   17,778   17,995
Effect of Majority-owned Subsidiary's Dilutive
 Securities........................................       (7)     (48)     (33)
                                                     -------  -------  -------
Income Available to Common Stockholders, as
 Adjusted..........................................  $15,135  $17,730  $17,962
                                                     -------  -------  -------
Weighted Average Shares............................   12,260   12,237   12,322
Effect of Stock Options............................       38       75      149
                                                     -------  -------  -------
Weighted Average Shares, as Adjusted...............   12,298   12,312   12,471
                                                     -------  -------  -------
Diluted Earnings per Share:
  Income Before Cumulative Effect of Change in
   Accounting Principle............................  $  1.30  $  1.44  $  1.44
  Change in Accounting Principle...................     (.07)      --       --
                                                     -------  -------  -------
                                                     $  1.23  $  1.44  $  1.44
                                                     =======  =======  =======

   Options to purchase 435,800, 181,600, and 120,200 shares of common stock were not included in the computation of diluted earnings per share for 2000, 1999, and 1998, respectively, because the options' exercise prices were greater than the average market price for the common stock and their effect would have been antidilutive.

   In addition, the computation of diluted earnings per share excludes the effect of assuming the conversion of the Company's $153,000,000 principal amount of 4 1/2% subordinated convertible debentures, convertible at $60.50 per share, because the effect would be antidilutive.

15. Comprehensive Income

   Comprehensive income combines net income and "other comprehensive items," which represent certain amounts that are reported as components of stockholders' investment in the accompanying balance sheet,

                                  KADANT INC.

including foreign currency translation adjustments and unrealized net of tax gains and losses on available-for-sale investments.

   Accumulated other comprehensive items in the accompanying consolidated balance sheet consist of the following:

                                                             2000      1999
                                                           --------  --------
                                                            (In thousands)
Cumulative Translation Adjustment......................... $(19,474) $(11,009)
Net Unrealized Gain (Loss) on Available-for-sale
 Investments..............................................       21       (42)
                                                           --------  --------
                                                           $(19,453) $(11,051)
                                                           ========  ========

16. Adoption of SAB No. 101

   In December 1999, the SEC issued SAB No. 101. SAB No. 101 establishes criteria for recording revenue when the terms of the sale include customer acceptance provisions or an obligation of the seller to install the product. In instances where these terms exist and the Company is unable to demonstrate that the customer's acceptance criteria has been met prior to customer use or when the installation is essential to functionality or is not deemed inconsequential or perfunctory, SAB No. 101 requires that revenue recognition occur at completion of installation and/or upon customer acceptance. In accordance with the requirements of SAB No. 101, the Company has adopted the pronouncement as of January 2, 2000, and has recorded the cumulative effect of the change in accounting principle in the restated results for the first quarter of 2000. The cumulative effect on net income totaled $870,000, net of income taxes of $580,000. Revenues of $3,004,000 in 2000 (as restated for the adoption of SAB No. 101) relate to shipments that occurred in 1999 but for which installation and/or acceptance did not occur until 2000. These revenues were recorded in 1999 prior to the adoption of SAB No. 101 and thus were a component in the determination of the cumulative effect of the change in accounting principle for periods prior to 2000. The Company has not provided pro forma data for 1999 and 1998 as the amounts are not readily determinable based on the nature of the revenue adjustments required by SAB No. 101.

   The Company's unaudited quarterly results for 2000 have been restated as follows:

                                          First        Second         Third
                                      ------------- ------------- -------------
                                       (In thousands except per share amounts)
                                                     (Unaudited)
Revenues:
  As previously reported............  $      60,829 $      61,647 $      56,997
  As adjusted.......................         57,922        60,565        58,315
Gross Profit:
  As previously reported............         24,401        23,201        21,513
  As adjusted.......................         23,315        22,635        22,022
Income Before Cumulative Effect of
 Change in Accounting Principle:
  As previously reported............          4,062         4,269         4,077
  As adjusted.......................          3,560         3,910         4,332
Net Income:
  As previously reported............          4,062         4,269         4,077
  As adjusted.......................          2,690         3,910         4,332
Basic and Diluted Earnings per Share
 Before Cumulative Effect of Change
 in Accounting Principle:
  As previously reported............            .33           .35           .33
  As adjusted.......................            .29           .32           .35
Basic and Diluted Earnings per
 Share:
  As previously reported............            .33           .35           .33
  As adjusted.......................            .22           .32           .35

                                  KADANT INC.

17. Unaudited Quarterly Information

                                     First
                                      (a)   Second (a,b) Third (a,c) Fourth (d)
                                    ------- ------------ ----------- ----------
                                      (In thousands except per share amounts)
2000
Revenues........................... $57,922   $60,565      $58,315    $58,111
Gross Profit.......................  23,315    22,635       22,022     21,830
Net Income.........................   2,690     3,910        4,332      4,210
Basic and Diluted Earnings per
 Share Before Cumulative Effect of
 Change in Accounting Principle....     .29       .32          .35        .34
Basic and Diluted Earnings per
 Share.............................     .22       .32          .35        .34
                                     First
                                      (e)      Second     Third (f)    Fourth
                                    ------- ------------ ----------- ----------
1999
Revenues........................... $60,223   $53,549      $53,075    $61,189
Gross Profit.......................  23,436    22,064       21,898     25,745
Net Income.........................   8,228     3,011        1,568      4,971
Earnings per Share:
  Basic............................     .67       .25          .13        .41
  Diluted..........................     .62       .24          .13        .40

--------
(a) Restated to reflect the adoption of SAB No. 101. The first quarter of 2000 reflects the cumulative effect of change in accounting principle of $0.9 million, net of income taxes of $0.6 million.
(b) Reflects a pretax gain of $1.0 million on the June 2000 sale of property.
(c) Reflects a pretax gain of $0.7 million on the September 2000 sale of the Company's fiber-recovery and water-clarification services plant.
(d) Reflects $0.5 million of pretax income related to restructuring and unusual items.
(e) Reflects a pretax gain of $11.2 million on the February 1999 disposition of Thermo Wisconsin, Inc. and restructuring costs and unusual items of $3.4 million.
(f) Reflects pretax restructuring costs of $2.8 million.

18. Subsequent Events

   On May 15, 2001, at the Annual Meeting of the Company's Stockholders, the stockholders voted to approve a one-for-five reverse stock split and a change of the Company name to Kadant Inc., which were effective as of July 12, 2001. All share and per share information has been restated to reflect the reverse stock split.

                                    ANNEX A

                      SAMPLE FORM OF INFORMATION STATEMENT
           TO BE PROVIDED TO INTERNAL REVENUE SERVICE BY STOCKHOLDERS

       Note: Attachment to 2001 federal income tax return of stockholders

   Statement of stockholders receiving a distribution of stock in Kadant Inc. (a controlled corporation), pursuant to Treas. Reg. (S) 1.355-5(b).

 (1) The undersigned, a stockholder owning shares of Thermo Electron Corporation as of July 30, 2001, received a distribution of stock in a controlled corporation that qualifies under (S) 355 pursuant to a private letter ruling received by Thermo Electron Corporation from the Internal Revenue Service.

 (2) The name and addresses of the corporations involved are:

    Thermo Electron Corporation (Distributing Corporation)
    81 Wyman Street, P.O. Box 9046
    Waltham, Massachusetts 02454-9046

    Kadant Inc. (Controlled Corporation)
    245 Winter Street
    Waltham, Massachusetts 02451

(3) No stock or securities in Thermo Electron Corporation were surrendered by the undersigned.

(4) ____ shares of Kadant Inc. were received constituting only common shares in such corporation.

(5) ____ shares of Kadant, Inc. received in the distribution with an aggregate fair market value of _____ are treated as "property" other than stock within the meaning of Internal Revenue Code Section 355(b)(2)(B). No other cash or property was received by the undersigned in connection with the distribution except for $ _____ representing a cash payment in lieu of fractional shares.

Stockholder

________________________________________________________________________________

STOCKHOLDERS SHOULD CONSULT THEIR TAX ADVISORS AS TO THE SPECIFIC TAX CONSEQUENCES OF THE DISTRIBUTION UPON THEM.